Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251301

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus December 28, 2020)

Eneti Inc.

$200 Million of Common Shares

We are offering $200 million of our common shares, par value $0.01 per share, pursuant to this prospectus supplement. We have granted the underwriters in this offering an option for a period of 30 days to purchase up to                  additional common shares from us on the same terms and conditions as set forth herein. Scorpio Holdings Limited has indicated an interest to purchase at least $30 million of common shares at the public offering price.

Our common shares are listed on the New York Stock Exchange (the “NYSE”), under the symbol “NETI.” On November 5, 2021, the last reported sale price of our common shares on the NYSE was $14.21 per share.

Investing in our common shares involves risks. Before you make an investment in our common shares, you should carefully consider each of the factors described under “Risk Factors” beginning on page S-13 of this prospectus supplement, on page 9 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)(2)
Proceeds to the company, before expenses(2)	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this supplement offering.
(2)	We have granted to the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to a maximum of additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $ , and the total proceeds to us, before expenses, will be $ .

The underwriters expect to deliver the common shares to purchasers on or about                     , 2021

Joint Book-Runners

Citigroup	DNB Markets	BTIG	Nomura

Co-Managers

Clarksons Platou Securities	Fearnley Securities	Kepler Cheuvreux

The date of this prospectus supplement is November                     , 2021.

Prospectus Supplement

Base Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading “Where You Can Find Additional Information” before investing in our common shares. The information incorporated by reference is deemed to be part of this prospectus supplement, and information that we file with the Commission will automatically update and supersede the previously filed information. In the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We have a fiscal year end of December 31. Unless the context otherwise requires, when used in this prospectus supplement, the terms “Company,” “we,” “our” and “us” refer to Eneti Inc. and its subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and the financial information presented in this prospectus supplement that is derived from financial statements incorporated herein by reference is prepared in accordance with U.S. GAAP. As used herein, the term “Jones Act” or “U.S. Jones Act” refers to the Merchant Marine Act of 1920.

You should rely on only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate only as of their respective dates or the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus supplement or any sale of our common shares. Our business, financial condition, results of operations or prospectus may have changed since such date or dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date hereof, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors including, but not limited to:

•	our future operating or financial results;

•	changes in demand for WTIV capacity;

•	the strength of world economies and currencies;

•	the length and severity of the recent novel coronavirus (COVID-19) outbreak, including its effects on demand for WTIVs and the installation of offshore windfarms;

•	our ability to successfully employ our existing and newbuilding WTIVs and the availability and suitability of our vessels for customer projects;

•	our ability to determine a successful plan for achieving Jones Act Compliance and securing Jones Act vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	our continued ability to employ our vessels;

•	fluctuations in interest rates and foreign exchange rates;

•	early termination of customer contracts, our failure to secure new contracts for our vessels or the failure of counterparties to fully perform their contracts with us;

•	our ability to successfully identify, consummate, integrate and realize the expected benefits from acquisitions and changes to our business strategy;

•	our ability to successfully operate in new markets;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	compliance with, and our liabilities under, governmental, tax, environmental and safety laws and regulations;

S-ii

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	fluctuations in the value of our vessels and investments;

•	our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	potential exposure or loss from investment in derivative instruments or other equity investments in which we invest;

•	potential conflicts of interest involving members of our Board and senior management and our significant shareholders; and

•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference might not occur.

Please see the section entitled “Risk Factors” in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iii

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Because this is only a summary, it may not contain all of the information that may be important to you in making an investment decision, and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Before investing in our common shares, you should carefully review this entire prospectus supplement and the accompanying base prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common shares.

Our Company

We are a company focused on serving the offshore wind and marine-based renewable energy industry through our operation of wind turbine installation vessels (“WTIVs”). WTIVs are vessels specifically designed for the transport and installation of offshore wind turbines, which are power generating devices driven by the kinetic energy of the wind near-shore or further offshore on coastlines for commercial electricity generation, onto pre-prepared foundations.

Our current fleet consists of five WTIVs that are currently on-the-water. Certain WTIVs in our current fleet are also employed in the maintenance of existing offshore wind turbines and are also suitable to employment servicing offshore oil and gas installations. In addition, we have one contract with Daewoo Shipbuilding and Marine Engineering (“Daewoo”) for the construction of a newbuilding WTIV that we expect to take delivery of during the third quarter of 2024 (the “Newbuilding WTIV”) and an option, that we intend to exercise using a portion of the net proceeds of this offering, with Daewoo for the construction of an additional WTIV with similar design specifications as the newbuilding WTIV (the “Optional WTIV”) that we expect to take delivery of during the second quarter of 2025. We are also in late stage negotiations with Keppel Amfels shipyard in Texas, United States for the construction of a U.S. Jones Act-compliant WTIV that, based on our current contractual expectations, we would expect to take delivery of by the end of 2024 (the “Proposed Jones Act WTIV”). We collectively refer to the Newbuilding WTIV, Optional WTIV and Proposed Jones Act WTIV as our newbuilding program.

We were formed by the Scorpio group of companies, with an affiliate of the Scorpio group remaining one of our principal shareholders, and completed our initial public offering and commenced trading on the NYSE in 2013. From March 2013 through July 2021, we were an international shipping company that owned and operated dry bulk carriers. Over the past year, we have shifted our focus from the dry bulk commodity transportation business to focus on serving the offshore wind and marine-based renewable energy industry, through the acquisition and operation of WTIVs. In July 2021, we completed our exit from the business of dry bulk commodity transportation by selling the last of the 49 vessels that were previously in our fleet. In August 2021, we completed the transformational Seajacks Transaction described below, through which we acquired our current fleet of five WTIVs, becoming the only NYSE-listed company that exclusively owns and operates WTIVs.

In addition to the ownership and operation of our fleet, we, through one of our wholly-owned subsidiaries, serve in a technical advisory role to Dominion Energy, the owner of the first WTIV being constructed in the United States under the U.S. Jones Act.

Competitive Strengths

We believe we are well-positioned to execute our business strategies and deliver on our long-term growth objectives based on our competitive strengths:

Leading Owner and Operator of WTIVs with a High-Specification Diversified Asset Base.    We are one of the largest owners of purpose-built, self-propelled WTIVs with the capacity to carry turbines of approximately 10 MW and above (including the two Daewoo-constructed newbuilding WTIVs contracted for or for which the option is expected to be exercised). We believe that our current fleet of five WTIVs, together with the one we have contracted for, and the two prospective newbuilding WTIVs that we intend to enter into construction contracts for, including one which is expected to be U.S. Jones Act-compliant, are well-suited to serve the rapidly evolving offshore wind landscape. Our flagship vessel, the Seajacks Scylla, was delivered in 2015 and is designed to be able to install 12-14MW turbines, which, we believe, makes it one of the most capable WTIV on the water today, inclusive of recent newbuilding announcements in our industry. Our contracted newbuilding NG16000X WTIV, together with the additional NG16000X newbuildings that we intend to contract for, including one that we expect to be Jones Act-compliant, are designed to be able to install next generation 15-20MW turbines globally. Our contracted and anticipated newbuilding WTIVs are expected to be delivered to us between the third quarter of 2024 and the second quarter of 2025. Each of our current and potential newbuilding vessels have been designed to operate at sites with challenging seabed conditions. Our fleet includes vessels with large cargo area and high capacity deck loading capabilities to enable the vessels to offer the flexibility required in the transportation and installation of wind turbines and their foundations. Additionally, we have a demonstrated operational history in Europe dating back to 2009 through our NG2500X vessels, with those vessels commercially suited for work both in offshore wind and the oil and gas industry.

Established Track Record with Developed and Scalable Global Platform.    In August 2021, we acquired Seajacks, an offshore wind focused operating company, with a track record in the industry going back to 2009, making it a first mover. Since its inception, Seajacks’ WTIVs have installed nearly 500 wind turbine generators (representing over 2.5 GW of capacity), 450 foundation structures (monopiles, transition pieces and jackets), and three foundations for electrical substations. Through the acquisition of Seajacks, we have gained significant operational expertise and customer relationships, which include Original Equipment Manufacturers (“OEMs”) and developers. As we seek to further expand our asset base through our current and anticipated newbuilding program, we believe we will benefit from our management’s experience from our relationship with the Scorpio group which has managed over 180 newbuild projects over its 60 year history. We expect that there will be additional opportunities for us to leverage our leading platform to pursue additional organic and acquisition growth.

Global Presence in All Core Offshore Wind End Markets, including the U.S.    We believe we are the only WTIV operator currently serving Asia and Europe and we expect to serve the United States market following the delivery of the Proposed Jones Act WTIV that we are currently in late stage negotiations with Keppel Amfels shipyard in Texas to contract and that we expect to be delivered by the end of 2024. We are today engaged in the United States as well through our technical advisory role to Dominion Energy relating to the first WTIV being constructed in the United States under the U.S. Jones Act and our plans to serve the U.S. market through the delivery of the Proposed Jones Act WTIV for which we are in advanced discussions for a delivery by the end of 2024. Our Japanese flagged vessel, the Seajacks Zaratan, positions us to serve the Japanese market, with its capacity for installations of up to 9.5 MW turbines, which is the anticipated average size of future wind projects in the region. We have experience with projects in Taiwan and China, and our three WTIVs of NG2500X design (the Seajacks Hydra, Seajacks Leviathan, and Seajacks Kraken) have a long history of employment in Europe and the North Sea. We believe we have a first-mover advantage as the only NYSE-listed company currently focusing on the WTIV sector and that expects to contract for a Jones Act-compliant newbuilding WTIV.

First Mover Advantage and Significant Opportunity in the Growing U.S. Offshore Wind Market.    We serve in a technical advisory role to Dominion Energy, the owner of the first WTIV being constructed in the United States under the Jones Act. Additionally, we are currently in late stage negotiations with Keppel Amfels shipyard in Texas (which is the same shipyard constructing the Dominion Energy WTIV) to contract for the Proposed Jones Act WTIV that we expect to be delivered by the end of 2024. In compliance with the U.S. Jones Act, the WTIV will seek a partnership with a U.S. based industry stakeholder who will have a majority interest in the vessel. We believe that we would be able to ultimately have a 25.0 to 49.9% ownership in this vessel, and are investigating ownership structures in which we are able to retain as close to a 49.9% interest is the vessel as is permitted under the Jones Act. We believe that based on current capacity and technical expertise of existing U.S. shipyards, the delivery of an additional Jones Act-compliant WTIV prior to 2025 (except for the Dominion Energy WTIV for which we provide technical advisory services and the Proposed Jones Act WTIV) is not likely.

Financial Flexibility and Access to Capital.    We believe our conservative leverage level of 19% Net Debt / Capitalization (based on pro forma quarter ended June 30, 2021) provides us with flexibility as we pursue additional growth. We are the only NYSE listed company focused on global offshore wind marine services, and the net proceeds from this equity offering, combined with our existing liquidity, will cover the expected equity portion financing for the two NG16000X WTIVs that we have either contracted for or intend to contract for using a portion of the net proceeds of this offering.

Strong Commitment to Environmental and Social Stewardship Through Responsible Energy Generation and Social and Corporate Governance Practices.    Offshore wind farms have an increasingly important role in the “green energy” transition. Wind, as an energy source, produces minimal carbon emissions when compared to gas-fired plants and significantly reduces the marginal impact of energy consumption on the climate. We are equally focused on social and corporate governance principles including ensuring the safety and well-being of our land-based and seaborne employees. Our newbuilding WTIVs are designed to have significantly lower emissions than the Seajacks Scylla, our most modern WTIV, consisting of anticipated approximately 30% lower CO2 and SOx emissions and 85% lower NOX emissions. In addition, our Newbuilding WTIV is designed and being constructed to have the class notation “Gas ready ammonia (D, P)”, meaning that it can be modified to consume ammonia instead of conventional fuel for a majority of its propulsion. If the Newbuilding WTIV undergoes this modification, CO2 and SOx emissions would be reduced by 72% relative to the Seajacks Scylla, and NOx would be reduced by 85%. We currently expect the Optional WTIV and the Proposed Jones Act WTIV would have the same features and class notation.

Business Strategies

Our primary objective is to deliver long-term stakeholder value as an owner and operator of WTIVs, principally focused on providing wind turbine installation services. Our vessels are also suitable to, and have been employed for, services relating to the maintenance of existing windfarm installations as well as the provision of services to offshore oil and gas installations. We intend to achieve this objective by implementing the following strategies:

Capitalize on Growing Demand for Offshore Wind Services.    We intend to leverage our track record and our diverse, high-specification fleet to continue to offer economically compelling installation services for offshore wind operators to facilitate the global transition to clean energy. We expect to further expand our asset base through our contracted and prospective newbuilding program. We also expect to utilize our vessels to provide for the maintenance and servicing of the offshore wind industry and to continue to employ opportunistically certain of our assets in the offshore oil and gas sector.

Maintain Relatively Low Levels of Leverage.    We intend to pursue a strategy of maintaining conservative financial positions and relatively low debt levels, and are committed to maintaining a net debt to adjusted

EBITDA of less than 3 to 1. We anticipate targeting for our newbuildings a secured leverage ratio of 55 to 65% for the Newbuilding WTIV and Optional WTIV and 70 to 80% for our Proposed Jones Act WTIV.

Pursue Additional Contracted Forward Coverage for our Assets.    We are focused on discussions with customers for providing our services for projects through the end of 2024. In securing future business, we will continue to focus on maximizing asset utilization and returns to shareholders.

Continue to Provide our Customers with Reliable Service while Operating Efficiently and Safely.    We believe that our track record of service to our customers, combined with our focus on maintaining a well-suited asset base, positions us well to continue to grow our business. We intend to adhere to the highest standards of operational excellence, on-time performance and safety as we continue to grow our asset base.

Industry Opportunities for Wind Turbine Installation Vessels

The following industry information has been provided by 4C Offshore Ltd. (“4C Offshore”). Please see the section of this prospectus supplement entitled “The Offshore Wind Industry” for further information.

Offshore Wind to Play a Major Role in Global Energy Transition.    The outlook for renewable energy continues to improve as the world transitions to cleaner sources of energy. Offshore wind is expected to be one of the world’s fastest growing energy sources and play a major role in the green energy transition.

Rapid Growth in Offshore Wind.    The acceleration in the global growth of offshore wind is, not only due to ambitious national targets and supportive government policy frameworks, but also technological improvements translating to declining costs and improving economies of scale. The global offshore wind market is projected to grow 18% (based on megawatt capacity) per year from 2021 through 2026.

Turbines have Continued to Increase in Size.    Rapid technological improvements in turbine capacity have led to increases in the size and output of offshore wind turbines. For example, in Europe, the average installed turbine size has more than doubled from 4MW in 2014 to 8-10MW in 2021. Improvements in technology have resulted in increases in the size of wind turbines, larger wind farms further from shore and in deeper waters. Further increases in turbine sizes are expected, with 15MW turbines being planned for installation in 2026.

Lack of Capable Installation Vessels in a Growing Market.    The installation market is experiencing increasing volumes of turbines to be installed as well as growing physical dimensions of new turbines. Not only has the demand grown due to the number of turbines, the demand for WTIVs is driven by the growing number of turbines that need to be installed as offshore wind projects increase as well as new projects. As the demand for large offshore wind turbines grows so does the demand for highly specialized vessels capable of installing these larger components. However, the current WTIV fleet on the water was not designed with capabilities to install larger turbines.

Favorable Supply/Demand Outlook.    Most of the current WTIV fleet is unable to install turbines greater than 10MW and there are currently no vessels capable of installing 15MW turbines. Despite newbuilding orders and planned upgrades to existing vessels, the WTIV fleet capable of installing 12-15MW turbines will not be able to meet the demand in 2025-2026. 4C Offshore anticipates demand in 2025 for 17 installation vessels capable of 12MW+ projects, relative to their expectation of supply of 12 vessels when considering newbuilding assets.

Our Fleet

The following is a description of our current fleet:

Seajacks Scylla.    The Seajacks Scylla has the largest deck space, leg length and lifting capacity of our fleet, with the capability of carrying and installing turbines of up to 12-14 MW. The Seajacks Scylla has been specifically designed for deep water and large wind farm components. We are presently evaluating the possibility of upgrading the crane, which would allow Seajacks Scylla to carry up to 15 MW turbines.

Seajacks Zaratan.    The Seajacks Zaratan is purpose-built to service the offshore wind farm installation market and is capable of carrying turbines and installing turbines of up to 9.5 MW. In 2021, we changed the flag of the vessel to Japan to qualify for offshore wind installation in Japanese waters. The specifications of the Seajacks Zaratan are also well suited to provide services to the oil and gas industry in the harsh operating environment of the Southern North Sea.

Seajacks Hydra.    The Seajacks Hydra is designed to be fully adaptable for work in both the offshore wind and oil and gas industries. The Seajacks Hydra’s accommodation capacity of up to 100 crew members and makes the Seajacks Hydra also well-suited for projects related to the commissioning and decommissioning of offshore oil and gas platforms.

Seajacks Kraken.    The Seajacks Kraken is designed specifically to operate in harsh environments such as the North Sea and is capable of operating in compliance with the most stringent regulations and in accordance with standard procedures required to operate in the hydrocarbon industry. The Seajacks Kraken is equipped with dynamic positioning 2 (“DP2”) capability, which allows for fast, safe and cost-efficient transit and positioning between locations and facilitates the efficient installation and maintenance of offshore wind farms. This vessel has accommodation capacity for up to 90 crew members, which makes the Seajacks Kraken also well-suited for projects related to the commissioning and decommissioning of offshore oil and gas platforms.

Seajacks Leviathan.    The Seajacks Leviathan, a sister-ship of the Seajacks Kraken, is also equipped with DP2 capability which allows for fast, safe and cost-efficient transit and positioning between locations and facilitates efficient installation and maintenance of offshore wind farms and has an accommodation capacity of up to 120 crew members, making the Seajacks Leviathan also well-suited for projects related to the commissioning and decommissioning of offshore oil and gas platforms.

In addition, the Seajacks Hydra, the Seajacks Kraken, and the Seajacks Leviathan (our NG 2500X-design WTIVs) are well suited for operation and maintenance, specifically in Europe, of offshore wind farms where the average turbine capacity is less than 4 MW. While newer and larger turbines are being installed today, existing offshore wind farms still need operation and maintenance work completed. This work typically consists of preventative and unscheduled maintenance. Preventative maintenance involves the replacement of problematic parts that are detected through condition monitoring of the offshore wind farm and are replaced to improve long-term yield and avoid future failures. Unscheduled maintenance is due to unexpected or undetected turbine component failures.

Contracted and Planned Newbuilding WTIVs

Additionally, we have or intend to contract for the construction of the following NG16000X design vessels to be included in our fleet:

•	Newbuilding WTIV under contract. On May 11, 2021, we entered into a binding agreement with Daewoo for the construction of the Newbuilding WTIV, which we expect to be delivered to us in the third quarter of 2024. The vessel is a NG16000X design by Gusto MSC (a subsidiary of NOV Inc.), will include 2,600 ton leg encircling cranes from Huisman Equipment B.V. of the Netherlands, and designed to provide strong-eco-credentials, hybrid-battery power and to be fuel-cell ready, and to be capable of installing up to 20 Megawatt turbines at depths of up to 65 meters of water. It is also designed for adaptability to operate on alternate fuels (ammonia). The contract price for this vessel is $330 million, with capital expenditure to be made in multiple installment payments, which are to total $33.0 million in 2021, $33.0 million in 2022, $66.0 million in 2023, and $198.0 million in 2024.

•	Optional WTIV. We have an option with Daewoo, which expires on November 11, 2021, for the construction of an additional WTIV, which would have similar design specifications and purchase price as the Newbuilding WTIV, which, net of currency exchange rate adjustments as of November 1, 2021, is expected to be slightly less than $330 million. The Optional WTIV would have expected delivery in the second quarter of 2025. We intend to exercise this option using a portion of the net proceeds of this offering. Payments would be made in multiple installments, which are expected to total $8.25 million 2022, $57.75 million in 2023, $66.0 million in 2024, and $198.0 million in 2024 (before adjusting for the currency exchange rate).

•	Jones Act Initiative. In August 2021, we announced that we are in advanced discussions with a U.S. shipyard for the construction of the Proposed Jones Act WTIV to address the American demand for offshore wind development. The Jones Act is a U.S. law that applies to port-to-port shipments within the continental U.S. and between the continental U.S. and Hawaii, Alaska, Puerto Rico, and Guam, and restricts such shipments to being U.S. Flag Vessels that are built in the United States and that are owned by a U.S. company that is more than 75% owned and controlled by U.S. citizens, set forth in 46 U.S.C. Sections 50501 and 55101. Additionally, the Clean Economy Jobs and Innovation Act of 2020 (H.R. 4447) effectively enforced Jones Act requirements for all vessels in support of offshore renewable energy production.

We are finalizing the terms with Keppel Amfels in the United States for a contract for the construction of the Proposed Jones Act WTIV in Texas that, based on our current contractual expectations, we would expect to take delivery of by the end of 2024. This vessel would be constructed, financed, and operated by American citizens in compliance with the Jones Act, in order to address the increasing demand for transportation and installation capacity on the Continental Shelf of the United States. We believe that we would be able to ultimately have a 25.0 to 49.9% ownership in this vessel. The anticipated growth of the offshore wind industry on the U.S. Continental Shelf has created a growing demand for Jones Act WITVs. We are currently evaluating various strategies to meet ownership requirements of the Jones Act but we cannot assure you that we will be able to successfully own and operate a Jones Act vessel.

Based on our current expectations for this project which is in advanced negotiations, we expect the contract price for this vessel on a 100% basis would be approximately $525 million. Payments would be made in multiple installments, which are expected to total $52.5 million in the second half of 2021, $136.5 million in 2022, $168.0 million in 2023, and $168.0 million in 2024. We would only be responsible for our proportional share of these capital expenditures.

The following tables set forth certain summary information regarding our WTIV Fleet, including our contracted and prospective newbuild as of November 8, 2021.

Vessel	Seajacks Scylla	Seajacks Zaratan	Seajacks Hydra	Seajacks Leviathan	Seajacks Kraken	Newbuilding WTIV and Optional WTIV / Proposed Jones Act WTIV
Design	NG14000X	NG5500C	NG2500X	NG2500X	NG2500X	NG16000X
Delivery	Nov 2015	May 2012	June 2014	June 2009	March 2009	Q3 2024 – Q2 2025
Yard	Samsung Heavy Industries	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited	Daewoo / Keppel
Flag	Panama	Japan	Panama	Panama	Panama	Marshall Islands / United States
Length overall (m)	139	109	75	75	75	148/144
Width (m)	50	41	36	36	36	56
Main crane capacity (t)	1,540	800	400	400	300	2,600/2200
Boom length (m)	105	92	73	78	70	149/136
Main deck area (m2)	4,600	2,000	900	900	900	5400
Pre-load per leg (t/leg)	14,000	5,500	2,700	2,700	2,700	16,800
Max jacking load (t/leg)	7,680	3,200	1,475	1,475	1,475	9,312
Turbine carrying capacity	12-14MW +class	9.5MW class	4MW class	4MW class	4MW class	4-6 x 15-20 MW class
DP system	DP2	DP2	DP2	DP2	DP2	DP2 plus/DP2
Max POB (pax)	130	90	100	120	90	130/119
Leg length (m)	105	85	85	85	85	109
Water depth (m)	65	55	48	48	48	65
Thrusters	3 x 3,000kW + 3 x aft	2 x 2,000kW + 3 x 1,500kW	4 x 1,500kW	4 x 1,500kW	4 x 1,500kW	4x3500kW aft+3x3500kW fwd/4x3200kW aft+3x3700kW fwd

Chartering Strategy and Employment of our Fleet

We seek to employ our vessels on short-term time charters of between three to twelve months, and may employ our vessels on multi-year charters for larger windfarm installation projects. We charter our vessels on a dayrate basis for short-term charters, and for a fixed project fee for multi-year charters. Our charters are with a number of different charterers and expire on different dates over a period of time. Our vessels are primarily employed to install offshore wind turbines and provide operational support and maintenance services to the offshore oil and gas industry. We believe that our chartering strategy allows us to maximize charter coverage and minimize downtime between charters.

Current and Upcoming Projects

We have contracted to perform assignments for 2022, representing contracted revenue of $104.3 million as of November 8, 2021. Contracted revenue for chartering is calculated at the contract dayrate multiplied by the number of days remaining on the contract, assuming full utilization (but excluding any contract extensions). Contracted revenue also includes revenues derived from specific services or actions in relation to the completion of the respective project such as, sea fastening, mobilization, demobilization, transit and reservation fees. The amount of actual revenues earned and the actual periods during which revenues are earned will be different from the contracted revenue projections due to various factors. Downtime, caused by unscheduled repairs, maintenance, weather and other operating factors, may result in lower applicable dayrates than the full contractual operating dayrate. In addition, we have options under these contracts which, if exercised by the charterers, could result in additional revenue of up to $17.5 million.

Our current and upcoming projects include:

•	We currently have a time charter contract with a wind farm project to operate the Seajacks Scylla to provide transportation, management and installation services for certain wind turbine generators for an offshore wind farm project in China, which is expected to last until December 2021. Contracted revenue during the fourth quarter of 2021 for this project is $10.1 million, which, in addition to contracted revenue for chartering, includes demobilization fees from this project.

•	We currently have a time charter for the Seajacks Hydra to perform maintenance on a gas production platform. Contracted revenue during the fourth quarter of 2021 for this project is $2.0 million.

•	We have a time charter contract with a group of offshore wind farm project companies to operate the Seajacks Zaratan to provide transportation, management and installation services over a five month period for wind turbine generators for an offshore wind farm project off the coast of Japan that is expected to commence in 2022. Contracted revenue for this project is $35.7 million, which, in addition to contracted revenue for chartering, includes mobilization and demobilization fees and payments for sea fasteners; and

•	We have a time charter contract with an offshore wind farm project company to operate the Seajacks Scylla to provide loading, transportation, crane operation and installation services for certain wind turbine generators for an offshore wind farm project in Taiwan, commencing in February 2022 and expected to last for eight months. Contracted revenue for this project is $68.6 million which, in addition to contracted revenue for chartering, includes mobilization and demobilization fees and payments for sea fasteners.

Management of our Vessels

Commercial and Technical Management

We perform the technical and commercial management of our fleet in-house. Our commercial management personnel secure employment for our vessels. Our technical management personnel have experience in the complexities of oceangoing vessel operations, including the supervision of maintenance, repairs, drydocking, and crewing, purchasing supplies, spare parts, and monitoring regulatory and classification society compliance and customer standards. We and our operating subsidiaries currently have 108 land-based employees and we have 300 seaborne employees.

Administrative Services

Effective September 21, 2021, we entered into the Amendment No. 1 to Administrative Services Agreement with Scorpio Services Holding Company Ltd. (“SSH”), a related party, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services for which we reimburse SSH for the direct and indirect expenses incurred while providing such services. The services provided to us by SSH may be sub-contracted to other entities.

In addition, SSH has agreed with us not to own any vessels engaged in seabed preparation, transportation, installation, operation and maintenance activities related to offshore wind turbines so long as the Amended Administrative Services Agreement is in full force and effect. The agreement may be terminated by either party upon 3 months’ prior notice.

Technical Support Agreement

On October 20, 2021, we, through our wholly-owned subsidiary, entered into a technical support agreement with Scorpio Ship Management S.A.M. (“SSM”), a related party, pursuant to which SSM provides technical advice and services to us in connection with the construction of our newbuilding WTIV at Daewoo. In consideration for these services, we paid SSM a fee of $671,200, and thereafter, will pay a monthly fee in the amount of $41,667.

Recent and Other Developments

Earnings Guidance for the Third Quarter of 2021

Presented below is certain estimated preliminary unaudited financial information as of and for the nine months ended September 30, 2021, which is based on the information available to us as of the date of this Prospectus Supplement. These are forward-looking statements and may differ from actual results. We have provided estimated ranges, rather than specific amounts for certain information, in light of the preliminary nature of the information, which is subject to change. As such, our actual results as of and for the nine months ended September 30, 2021 may vary from the information set out below as we complete our normal quarter-end accounting procedures following the closing of this offering. The information provided below reflects management’s best estimate of the impact of events during the quarter. However, you should not place undue reliance on the preliminary unaudited financial information.

The estimated preliminary unaudited financial information should be read in conjunction with the “Review and Analysis of Seajacks’ Financial Information” and “Risk Factors” sections and Seajacks consolidated financial statements, including the notes thereto, included herein.

The preliminary financial information as of and for the nine months ended September 30, 2021 has been prepared by, and is our responsibility. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

As of September 30, 2021, we had $64.9 million of cash and $198.3 million of debt.

Our results for the third quarter of 2021 will include the impact of Seajacks’ earnings during the period from August 12, 2021 (the date we acquired Seajacks) through September 30, 2021 and is not reflective of a full quarter of Seajacks’ operations. Throughout the entire quarter, the Seajacks Zaratan was fully utilized installing foundations at the Akita AOW, the Seajacks Scylla provided transportation, management and installation services for certain wind turbine generators for an offshore wind farm project in China, and the Seajacks Hydra provided offshore wind turbine maintenance, as well as maintenance on an offshore gas production platform. The Seajack Leviathan and Seajack Kraken were both idle during the quarter.

Operating expenses, specifically general and administrative costs, for the third quarter of 2021 included substantial acquisition costs, consisting primarily of compensation and consulting fees. Based upon our preliminary fair value estimates, other income is expected to include a gain on bargain purchase of Seajacks which is yet to be finalized. We expect to report a net loss for the quarter before considering the impact of the Seajacks related bargain purchase gain.

Seajacks Transaction

On August 12, 2021, one of our wholly-owned direct subsidiaries acquired from Marubeni Corporation, INCJ Ltd. and Mitsui O.S.K. Lines, Ltd. (together, the “Sellers”) 100% of Atlantis Investorco Limited, the parent of Seajacks International Limited (“Seajacks”), for consideration of 7,892,679 shares (as further described below), $302.0 million of assumed net debt, $70.7 million of newly-issued redeemable notes, and $12 million of cash, which we refer to as the “Seajacks Transaction.” Upon closing of the Seajacks Transaction, 7,000,000 common shares and 700,000 Class A preferred shares were issued to the Sellers, and the remaining 192,679 common shares are expected to be issued to the Sellers on a pro rata basis on November 11, 2021.

The Class A preferred shares have no voting rights but are entitled to participate in distributions made to our common shareholders, including dividends. The holder has the right (and shall use reasonable endeavors) to convert the Class A preferred shares into common shares on a one-for-one basis, provided that such conversion would not result in the holder thereof (together with its affiliates) holding 20.0% or more of our then total issued and outstanding common shares.

ING Bank N.V. Credit Facility

In connection with the Seajacks Transaction, we entered into a senior secured non-amortizing revolving credit facility with ING Bank N.V. for up to $60 million (the “ING Credit Facility”). The credit facility, which includes sub-limits for performance bonds, has a final maturity of August 2022 and bears interest at LIBOR plus a margin of 2.45% per annum. As of August 2021, $40.0 million was drawn down under this credit facility.

$175,000,000 Senior Secured Green Term Loan and Revolving Credit Facility

Seajacks International Limited has received a commitment from DNB Capital LLC, a subsidiary of DNB Bank ASA, for a senior secured Green Term Loan and Revolving Credit Facility (the “DNB Credit Facility”) of up to the aggregate of $175.0 million, including a $25,000,000 sublimit of uncommitted performance bonds issued by one or more of the lenders (the “Performance Bonds”). The DNB Credit Facility is expected to have a term of five years and bear interest at LIBOR plus a margin of 3.15%, which upon our receipt of a third party certification that the loan fulfills certain criteria and is accredited as a “Green Loan”, a discount to the margin of .10% is expected to be applied to the Green Term Loan. The DNB Credit Facility is expected to be secured by, among other things, Seajacks Scylla and Seajacks Zaratan, together with a parent guarantee by Eneti. Proceeds from the DNB Credit Facility are expected to be used to repay certain of our existing indebtedness and for general corporate purposes. The terms, conditions, and financial covenants of the DNB Credit Facility are expected to be standard for loans of this type. The DNB Credit Facility is subject to syndication, negotiation and execution of definitive documentation and for us to have raised a minimum of $175 million of equity as part of this equity offering. There is no assurance that we will enter into the DNB Credit Facility on the terms described above (which may be subject to change, including the condition as to a minimum equity raise) or at all.

Reloading of the 2013 Equity Incentive Plan

On October 8, 2021, our Board of Directors (the “Board”) approved the reloading of our 2013 Equity Incentive Plan and reserved an additional 836,302 of our common shares, par value $0.01 per share, for issuance thereunder, which, together with 23,580 common shares that were available for issuance under the Plan prior to the reloading, resulted in an aggregate of 859,882 of our common shares available for issuance thereunder. Subsequently, in October 2021, we issued an aggregate of 858,000 common shares pursuant to the Plan, and thereafter, there remains available 1,882 common shares available for issuance thereunder.

Increase in Authorized Shares

At a special meeting of shareholders held on September 24, 2021, our shareholders approved an amendment to our Amended and Restated Articles of Incorporation, as amended, to increase the aggregate number of shares of capital stock that we are authorized to issue to 131,875,000, consisting of 81,875,000 common shares, par value $0.01 per share, and 50,000,000 preferred shares, par value $0.01 per share. The increase in authorized share capital became effective on September 27, 2021.

Appointment of New Directors

On August 12, 2021, we increased the size of our Board from eight to ten members, and to fill the newly created vacancies, appointed Peter Niklai, and Hiroshi Tachigami to serve as Class C and Class A Directors respectively, effective as of the same date. Our Board has determined that Mr. Niklai and Mr. Tachigami are “independent directors” as such term is defined under the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange Listing Manual.

Corporate Information

Effective February 8, 2021, we changed our name to Eneti Inc. from Scorpio Bulkers Inc., following receipt of the approval of our shareholders at a special meeting held on February 3, 2021. We were incorporated in the Republic of the Marshall Islands on March 20, 2013. Our common shares have traded on the NYSE under the symbol “SALT” since December 12, 2013. Effective February 8, 2021, our common shares began trading on the NYSE under the symbol “NETI”. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is +377-9798-5715. We also maintain an office at 150 East 58th Street, New York, NY 10155 and our telephone number at that address is (646) 432-1675. Our website address is www.eneti-inc.com. The information contained on, or that can be accessed through our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

THE OFFERING

The Issuer	Eneti Inc., a Marshall Islands corporation

Common Shares Presently Outstanding	19,091,604 common shares(1)

Common Shares Offered	common shares (or common shares, assuming full exercise of the underwriters’ option to purchase additional common shares).

Common Shares Outstanding Immediately After This Offering	common shares (or common shares, assuming full exercise of the underwriters’ option to purchase additional common shares).

Use of Proceeds	We estimate that we will receive net proceeds of approximately $ million from this offering (or approximately $ million if the underwriters’ option to purchase additional common shares is exercised in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes, including the funding of our newbuilding program, which includes our Newbuilding WTIV, Optional WTIV and Proposed Jones Act WTIV.

Listing	Our common shares are currently listed on the NYSE under the symbol “NETI”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed in the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and in the section entitled “Risk Factors” or any similar section in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	As of October 31, 2021, and excludes (i) 700,000 Class A preferred shares that the holder has the right (and shall use reasonable endeavors) to convert into common shares on a one-for-one basis, provided that such conversion would not result in the holder thereof (together with its affiliates) holding 20.0% or more of our then total issued and outstanding common shares, which we expect will occur following the completion of this offering, (ii) 192,679 common shares that are expected to be issued on November 11, 2021 to the Sellers on a pro rata basis in connection with the exercise of a warrant issued to the Sellers at closing of the Seajacks Transaction, and (iii) 312,477 common shares that are expected to be issued on November 11, 2021 to the Sellers in connection with the Scylla Earnout, each as further described herein.

RISK FACTORS

An investment in our common shares involves risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020, and as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of these risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to Our Business and Industry

Lower prices for other energy sources may reduce the demand for wind energy development, which could have a material adverse effect on us.

The wind energy market is affected by the price and availability of other energy sources, including nuclear, coal, natural gas and oil, as well as other sources of renewable energy. To the extent renewable energy, particularly wind energy, becomes less cost-competitive due to reduced government targets, increases in the cost of wind energy, as a result of new regulations or incentives that favor alternative renewable energy, cheaper alternatives or otherwise, demand for wind energy and other forms of renewable energy could decrease. Slow growth or a long-term reduction in the demand for wind energy could reduce the demand for our services and have a material adverse effect on our business, financial condition and operating results.

We may be unable to keep pace with rapidly changing technology in wind turbine and other industrial component manufacturing.

The global markets for wind turbines and other manufactured industrial components are rapidly evolving technologically. Our WTIVs may not be suited for future generations of products being developed by wind turbine companies. As turbines grow in size, particularly to support the development of offshore windfarms, tower manufacturing becomes more complicated and may require investments in new manufacturing equipment. Currently, three of our five WTIVs have a turbine carrying capacity of 4MW (NG2500X), which, while suitable for maintenance work on certain classes of wind turbine currently in use, are no longer suitable for wind turbine installations because the wind turbine sizes have increased significantly. If wind turbine sizes further increase significantly in the future, demand for our WTIVs, including our larger capacity WTIVs, the Seajacks Scylla, the Seajacks Zaratan, and our newbuilding WTIVS, may decline, and may also result in a lower useful life than currently anticipated. To maintain a successful business in our field, we must keep pace with technological developments and the changing standards of our customers and potential customers and meet their constantly evolving demands. If we fail to adequately respond to the technological changes in our industry, make the necessary capital investments or are not suited to provide components for new types of wind turbines, our business, financial condition and operating results may be adversely affected. Please also see, “We currently have only five WTIV vessels and are vulnerable should any of such vessels remain idle or lose contracted revenue.”

The U.S. wind energy industry is significantly impacted by tax and other economic incentives. A significant change in these incentives could significantly impact our results of operations and growth

The U.S. wind energy industry is significantly impacted by federal tax incentives and state Renewable Portfolio Standards (“RPSs”). Despite recent reductions in the cost of wind energy, due to variability in wind quality and consistency, and other regional differences, wind energy may not be economically viable in certain parts of the country absent such incentives. These programs have provided material incentives to develop wind energy generation facilities and thereby impact the demand for our products. The increased demand for our products that generally results from the credits and incentives could be impacted by the expiration or curtailment of these programs.

One such federal government program, the production tax credit (“PTC”), provides a supplemental payment based on electricity produced from each qualifying wind turbine. Legislative support for the PTC has been intermittent since its introduction in 1992, which has caused volatility in the demand for new wind energy projects. In 2015, the PTC was extended for a five-year period, with a time-based phase-out depending on the year the wind project is commenced. The phase-out schedule legislated in 2015 provided for: 100% extension of the credit for projects commenced before the end of 2016, 80% extension of the credit for projects commenced in 2017, 60% extension of the credit for projects commenced in 2018 and 40% extension of the credit for projects commenced in 2019. As part of a year-end tax extenders bill in 2019, the PTC was extended for an additional year, allowing for a 60% extension of the credit for projects commenced before the end of 2020.

On December 27, 2020, the Consolidated Appropriations Act of 2021 was signed into law, which included appropriations to provide relief for the COVID-19 pandemic (“COVID IV”). As part of COVID IV, the PTC was extended for an additional year, allowing for a 60% credit for projects that start construction by the end of 2021. In order to benefit from the PTC, qualifying projects must either be completed within four years from their start of construction, or the developer must demonstrate that its projects are in continuous construction between start of construction and completion. As a result of COVID IV, the PTC will subsidize wind projects commenced as late as 2021 and completed by 2025, or later if continuous construction can be demonstrated. The PTC tax benefits are available for the first ten years of operation of a wind energy facility, and also applies to significant redevelopment of existing wind energy facilities. Included in COVID IV is the addition of a new 30% ITC created for offshore wind projects that start construction by the end of 2025. The provision will be retroactively applied to projects that started production in 2016.

RPSs generally require or encourage state regulated electric utilities to supply a certain proportion of electricity from renewable energy sources or to devote a certain portion of their plant capacity to renewable energy generation. Typically, utilities comply with such standards by qualifying for renewable energy credits evidencing the share of electricity that was produced from renewable sources. Under many state standards, these renewable energy credits can be unbundled from their associated energy and traded in a market system, allowing generators with insufficient credits to meet their applicable state mandate. These standards have spurred significant growth in the wind energy industry and a corresponding increase in the demand for our services. Currently, the majority of states have RPSs in place and certain states have voluntary utility commitments to supply a specific percentage of their electricity from renewable sources. The enactment of RPSs in additional states or any changes to existing RPSs (including changes due to the failure to extend or renew the federal incentives described above), or the enactment of a federal RPS or imposition of other greenhouse gas regulations, may impact the demand for our services. We cannot assure that government support for renewable energy will continue. The elimination of, or reduction in, state or federal government policies that support renewable energy could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

We face competition from industry participants who may have greater resources than we do.

Our business is subject to risks associated with competition from new or existing industry participants who may have more resources and better access to capital. Certain of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Among other things, these industry participants compete with us based upon price, quality, location and available capacity. We cannot be sure that we will have the resources or expertise to compete successfully in the future. We also cannot be sure that we will be able to match cost reductions by our competitors or that we will be able to succeed in the face of current or future competition.

We are dependent on the employment of our vessels and the backlog of contracts may not materialize.

Our revenue is dependent on short-term time charters of between three to twelve months, with potential deployment of vessels on multi-year charters for larger windfarm installation projects. In the ordinary course of business, we seek to enter into new contracts for the employment of our vessels.

Such charters, and revenues derived therefrom, are subject to various terms and conditions including cancellation events. In addition, such contracts could be subject to termination, amendments and/or delays resulting in revenues being more limited, occurring at different time periods or not occurring at all. Our current customer contracts include express cancellation rights on the part of the customers. Under the customer contracts, we may also become liable to the customers for liquidated damages if there are delays in delivering a vessel or for delays that arise during the operation of our vessels under the contracts.

We also identify potential charters we may be able to secure, but there is no guarantee that contractual commitments of future revenue will result from these prospects. There is a risk that it may be difficult for us to obtain future employment for our vessels and utilisation may drop. Windfarm installation projects are also sanctioned at irregular intervals and installation projects in some locations are seasonal. Consequently, our vessels may need to be deployed on lower-yielding work or remain idle for periods without any compensation to us. Some of our vessels are opportunistically deployed on projects in the oil and gas sector to the extent not contracted for windfarm installation or maintenance work. However, we can provide no assurance that such work will be available during the relevant periods, on favorable terms or at all. There can also be off-hire periods as a consequence of accidents, technical breakdown and non-performance. The cancellation, amendments to or postponement of one or more contracts can have a material adverse impact on our earnings and may thus affect the pricing of our common shares. As we currently have five vessels in our fleet, our financial condition, business and prospects could be materially impacted if one or more of our vessels became disabled or otherwise unable to operate for an extended period. We are thus exposed to our vessels not getting contracts and vessel charters compared to other companies in the offshore wind industry that have several windfarm installation vessels and/or similar vessels in operation.

We may not be able to renew or replace expiring contracts for our vessels.

Our ability to renew or replace expiring contracts or obtain new contracts, and the terms of any such contracts, will depend on various factors, including market conditions and the specific needs of our customers. Given the highly competitive and historically cyclical nature of the industry, we may not be able to renew or replace expiring contracts or we may be required to renew or replace expiring contracts or obtain new contracts at rates that are below, and potentially substantially below, existing day rates, or that have terms that are less favorable to us than existing contracts, or we may be unable to secure contracts for our vessels. In particular, the Seajacks Scylla and Seajacks Zaratan accounted for a large majority of our revenue in the last two years and if we are not able to renew or replace expiring contracts for the Seajacks Scylla or Seajacks Zaratan, this could materially impact our business, prospects and financial results and condition, including our ability to be compliant with the financial covenants pursuant to our financing arrangements.

The early termination of contracts on our vessels could have a material adverse effect on our operations.

We cannot ensure investors that our customers would not choose to exercise their termination rights in spite of any remedies available to us or the threat of litigation with us. Until replacement of such business with other customers, any termination could temporarily disrupt our business or otherwise adversely affect our financial condition and results of operations, in particular if the Seajacks Scylla or Seajacks Zaratan customer contracts would be terminated as the Seajacks Scylla and Seajacks Zaratan accounted for a large majority of the revenue in our fleet. If any contracts are terminated, we might not be able to replace such business on economically equivalent terms. In addition, during an economic downturn, customers may request contractual concessions even though such concessions are contrary to existing contractual terms. While we may not be legally required to give concessions, commercial considerations may dictate that it do so. If we are unable to collect amounts owed to us or contracts for our vessels are terminated and our vessels are not sufficiently utilized, this could have a material adverse effect on our business, financial position, results of operations, cash flows and prospects.

Failure to secure new charters for our vessels may result in some or all of our vessels remaining idle. While idle, our vessels nonetheless present significant costs relating to maintenance, security, mooring fees and staffing, which could negatively impact our cash flows and results of operations should any vessel remain idle for a significant period.

Our fleet operations may be subject to seasonal factors.

Demand for our offshore support services is directly affected by the levels of construction and maintenance activity for our wind farm customers. Budgets of many of our customers are based upon a calendar year, and demand for our services may be stronger in the second and third calendar quarters when allocated budgets are expended by customers and weather conditions are more favorable for offshore activities. Adverse events relating to our vessels or business operations during peak demand periods could have a significant adverse effect on our business, financial position, results of operations, cash flows and prospects. In addition, seasonal volatility can create unpredictability in activity and utilization rates, which could have a material adverse effect on our business, financial position, results of operations, cash flows and prospects.

We currently are not Jones Act compliant and are still in the process of determining a successful plan for achieving Jones Act Compliance.

We expect to become an owner and operator of vessels that comply with the Jones Act regulations (“Jones Act Fleet”). In August 2021, we announced that we are in advanced discussions with a U.S. shipyard for the construction of the Proposed Jones Act WTIV to address the American demand for offshore wind development. We are finalizing the terms with Keppel Amfels in the United States for a contract for the construction of the Proposed Jones Act WTIV in Texas that, based on our current contractual expectations, we would expect to take delivery of by the end of 2024. We have not owned or operated a Jones Act fleet and are in the process of evaluating strategies to determine how we can comply with the requirements of the Jones Act, including the Jones Act Ownership Threshold (as defined below). If we succeed in complying with the Jones Act regulations, there are several new risks that we will be exposed to in owning and operating a Jones Act Fleet. Additionally, there will be significant new costs to us in connection with owning and operating a Jones Act Fleet, including increased construction costs, wage rates and operating costs. Furthermore, compliance with the Jones Act will expose us to a greater risk of being sued under certain relief provisions offered to workers under the Jones Act and with our increased presence operating within the United States. We are also exposed to potential regulatory scrutiny and oversight from the United States government related to our compliance with the Jones Act. We cannot assure you that we will be able to successfully become compliant with the requirements of the Jones Act and own and operate a Jones Act Fleet.

Current shareholders may experience dilution in connection with our compliance with Jones Act ownership requirements.

We are responsible for monitoring the foreign ownership of our common shares and other interests to ensure compliance with the Jones Act. In order to own and vessels under the Jones Act, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens within the meaning of the Jones Act (the “Jones Act Ownership Threshold”). Failure to comply with the Jones Act could result in us being deemed to have violated other United States federal laws that prohibit a foreign transfer of United States documented vessels without government approval, resulting in severe penalties, including permanent loss of United States coastwise trading privileges or forfeiture of the vessels deemed transferred, and fines. Currently, we do not meet the Jones Act Ownership Threshold requirements. We are evaluating strategies to meet such requirements, including entering into joint ventures with United States entities that would reduce our ownership in our Jones Act Fleet to less than 100%. Accordingly, in pursuing these strategies, our current shareholders may experience dilution, either in their ownership of the Company or in their ownership in the Jones Act Fleet, indirectly as shareholders of the Company.

We are exposed to hazards that are inherent to offshore operations.

We operate in the offshore industry and are thus subject to inherent hazards, such as breakdowns, technical problems, harsh weather conditions, environmental pollution, force majeure situations (nationwide strikes etc.), collisions and groundings. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Windfarm installation vessels, including our vessels, will also be subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. We are covered by industry standard hull and machinery and P&I insurance. Standard P&I insurance for vessel owners provides limited cover for damage to project property during windfarm installation operations, as such damage is expected to be covered by the construction all risks insurance procured by our customers. However, in recent years, the industry has seen more contracts imposing liability for property damage to contractors such as us. Such risks are difficult to adequately insure under standard P&I insurance for vessel owners. We have also obtained insurance for loss-of-hire of our vessels are unable to perform under their charters.

Our insurance coverage may be inadequate to protect us from the liabilities that could arise in our business.

Although we maintain insurance coverage against the risks related to our business, risks may arise for which we may not be insured. Claims covered by insurance are subject to deductibles, the aggregate amount of which could be material, and certain policies impose caps on coverage. Insurance policies are also subject to compliance with certain conditions, the failure of which could lead to a denial of coverage as to a particular claim or the voiding of a particular insurance policy. There also can be no assurance that existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, or the carrier is unable or unwilling to cover the claim, we could be exposed to substantial liability. Further, to the extent the proceeds from insurance are not sufficient to repair or replace a damaged asset, we would be required to expend funds to supplement the insurance and in certain circumstances may decide that such expenditures are not justified, which, in either case, could adversely affect our business, financial position, results of operations, cash flows and prospects.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These laws and regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990, (the “OPA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the U.S. Clean Air Act, the U.S. Clean Water Act (“CWA”), and the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”), and regulations of the International Maritime Organization (the “IMO”), including the International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as MARPOL) including the designation of Emission Control Areas (the “ECAs”), thereunder, the International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as SOLAS), the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention on Load Lines of 1966 (as from time to time amended, the “LL Convention”).

Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or implementation of operational changes and may affect the resale value or useful lives of our vessels. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. For example, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, which was adopted by the UN International Maritime Organization in February 2004 and entered into force on September 8, 2017, calls for the phased introduction of mandatory reduction of living organism limits in ballast water over time (as discussed further below). In order to comply with these living organism limits, vessel owners must install expensive ballast water treatment systems or make port facility disposal arrangements and modify existing vessels to accommodate those systems.

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States.

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to our operations, and satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows, financial condition, and our future ability to pay dividends on our common shares.

Regulations relating to ballast water discharge may adversely affect our revenues and profitability.

The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel’s ballast water. Depending on the date of the International Oil Pollution Prevention (“IOPP”) renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017. Our vessels have been fitted with alternate management systems (“AMS”) (IMO-approved ballast water treatment systems) that comply with the updated guidelines and standards, and all but two of these have also been approved by the U.S. Coast Guard. While we believe that our vessels have been fitted with systems that comply with the updated guidelines and standards, we cannot be assured that these systems will be approved by the regulatory bodies of every jurisdiction in which we may wish to conduct our business. If they are not approved it could have an adverse material impact on our business, financial condition, and results of operations depending on the available ballast water treatment systems and the extent to which existing vessels must be modified to accommodate such systems.

Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit (“VGP”) program and U.S. National Invasive Species Act (“NISA”) are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found in the VGP within two years. By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water.

We are subject to international safety regulations and requirements imposed by our classification societies and the failure to comply with these regulations and requirements may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the International Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation of vessels and describing procedures for dealing with emergencies. In addition, vessel classification societies impose significant safety and other requirements on our vessels.

The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of our vessels is ISM Code-certified. However, if we are subject to increased liability for non-compliance or if our insurance coverage is adversely impacted as a result of non-compliance, it may negatively affect our ability to pay dividends on our common shares. If any of our vessels are denied access to, or are detained in, certain ports as a result of non-compliance with the ISM Code, our revenues may be adversely impacted.

In addition, the hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. The cost of maintaining our vessels’ classifications may be substantial. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and uninsurable, which could negatively impact our results of operations and financial condition.

Volatile economic conditions may adversely impact our ability to obtain financing or refinance our future credit facilities on acceptable terms, which may hinder or prevent us from operating or expanding our business.

Global financial markets and economic conditions have been, and continue to be, unstable and volatile. Beginning in February 2020, due in part to fears associated with the spread of COVID-19 (as more fully described below), global financial markets experienced extreme volatility and a steep and abrupt downturn followed by a recovery. Markets may experience renewed volatility as the COVID-19 pandemic evolves, particularly if new variants of COVID-19 should result in an increase in the spread or severity of the disease. Such instability and volatility have negatively affected the general willingness of banks, other financial institutions and lenders to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. Credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the uncertain economic conditions, have made, and may continue to make, it difficult to obtain additional financing. Adverse developments in global financial markets or economic conditions may adversely impact our ability to issue additional equity at prices that will not be dilutive to our existing unitholders or preclude us from issuing equity at all. Continued economic drag from COVID-19 and the international governmental responses to the virus may also adversely affect the market price of our common shares.

As a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as a result of increases in interest rates, stricter lending standards, refusals to extend debt financing at all or on similar terms as existing debt arrangements, reductions, and in some cases, termination of funding to borrowers on the part of many lenders.

Due to these factors, we cannot be certain that financing or any alternatives will be available to the extent required, or that we will be able to finance or refinance our future credit facilities on acceptable terms or at all. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete the acquisition of newbuildings and additional vessels or otherwise take advantage of business opportunities as they arise. The COVID-19 outbreak has negatively impacted, and may continue to negatively impact, global economic activity, demand for energy, and funds flows and sentiment in the global financial markets. Continued economic disruption caused by the continued failure to control the spread of the virus could significantly impact our ability to obtain additional debt financing.

Outbreaks of epidemic and pandemic diseases, including COVID-19, and governmental responses thereto could adversely affect our business.

Global public health threats, such as COVID-19 (as described more fully below), influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate could adversely impact our operations, as well as the operations of our customers. The ongoing COVID-19 pandemic has, among other things, caused delays and uncertainties relating to newbuildings, drydockings and scrubber installations at shipyards.

COVID-19 has already caused severe global disruptions and may negatively affect economic conditions regionally as well as globally and otherwise impact our operations and the operations of our customers and suppliers. Governments in affected countries may renew or expand travel bans, quarantines and other emergency public health measures, which could impact our operations and those of our customers and suppliers, which could materially and adversely affect our business and results of operations. We may experience severe operational disruptions and delays, unavailability of normal port infrastructure and services including limited access to equipment, critical goods and personnel, disruptions to crew change, quarantine of ships and/or crew, counterparty nonperformance, closure of ports and custom offices, as well as disruptions in the supply chain and industrial production.

Epidemics may also affect personnel operating payment systems through which we receive revenues from the chartering of our vessels or pay for our expenses, resulting in delays in payments. Organizations across industries, including ours, are rightly focusing on their employees’ well-being, whilst making sure that their operations continue undisrupted and at the same time, adapting to the new ways of operating. As such employees are encouraged or even required to operate remotely which significantly increases the risk of cyber security attacks.

The occurrence of any of the foregoing events or other epidemics or an increase in the severity or duration of the COVID-19 or other epidemics could have a material adverse effect on our business, results of operations, cash flows, financial condition, value of our vessels, and ability to pay dividends. The extent of such effects on our operational and financial performance will depend on future developments, including the duration, spread and intensity of any such outbreak, any resurgence or mutation of the COVID 19 virus, the availability of vaccines and their global deployment, the development of effective treatments, the imposition of effective public safety and other protective measures and the public’s response to such measures. There continues to be a high level of uncertainty relating to how the pandemic will evolve, how governments and consumers will react and progress on the approval and distribution of vaccines, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, although our operations have not been materially affected by the COVID-19 outbreak to date, the ultimate severity of the COVID-19 outbreak is uncertain at this time and therefore we cannot predict the impact it may have on our future operations, which impact could be material and adverse, particularly if the pandemic continues to evolve into a severe worldwide health crisis.

World events, including piracy, terrorist attacks and political conflicts, could affect our results of operations and financial condition.

Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East, North Korea and elsewhere and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping and ocean-going vessels, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels traversing in regions such as the South China Sea, the Gulf of Aden off the coast of Somalia and West Africa. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

The world economy is currently facing a number of new challenges. Geopolitical events such as regulatory or other developments following the withdrawal of the U.K. from the European Union, or “Brexit,” and changes in U.S. trade policies, treaties and tariffs, as well as similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.

If our vessels operate in countries that are subject to restrictions, sanctions, or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governments, it could lead to monetary fines or adversely affect our reputation and the market for our shares of common stock and their trading price.

Although we do not expect that our vessels will operate in countries or territories subject to country-wide or territory-wide sanctions or embargoes imposed by the U.S. government and other authorities, or countries identified by the U.S. government or other authorities as state sponsors of terrorism, and we endeavor to take precautions reasonably designed to mitigate the risk of such activities, including relevant provisions in charter agreements forbidding the use of our vessels in trade or business that would violate economic sanctions.

The sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended, strengthened, or lifted over time. Primary sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury principally apply, with certain exceptions, to U.S. persons (defined as any United States citizen, permanent resident alien, entity organized under the laws of the United States or any jurisdiction within the United States, or any person in the United States). The United States can, however, extend secondary sanctions liability to non-U.S. persons, including non-U.S. companies, such as our Company. OFAC’s primary sanctions may also apply to non-U.S. companies conducting activity with a nexus to the United States sufficient for OFAC to exercise its jurisdiction.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance with all applicable sanctions and embargo laws and regulations in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties, or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of their actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, contract terminations and an adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), UK Bribery Act, and other applicable anti-corruption laws. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA and UK Bribery Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

The U.K.’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

In June 2016, a majority of voters in the U.K. elected to withdraw from the EU in a national referendum (informally known as “Brexit”), a process that the government of the U.K. formally initiated in March 2017. Since then, the U.K. and the EU have been negotiating the terms of a withdrawal agreement, which was approved in October 2019 and ratified in January 2020. The U.K. formally exited the EU on January 31, 2020, although a transition period remained in place until December 2020, during which the U.K. was subject to the rules and regulations of the EU. On December 24, 2020, the U.K. and the EU entered into a trade and cooperation agreement (the “Trade and Cooperation Agreement”), which was applied on a provisional basis from January 1, 2021. While the new economic relationship does not match the relationship that existed during the time the U.K. was a member state of the EU, the Trade and Cooperation Agreement sets out preferential arrangements in certain areas such as trade in goods and in services, digital trade and intellectual property. Negotiations between the U.K. and the EU are expected to continue in relation to other areas which are not covered by the Trade and Cooperation Agreement. The long-term effects of Brexit will depend on the effects of the implementation and application of the Trade and Cooperation Agreement and any other relevant agreements between the U.K. and EU. Brexit has also given rise to calls for the governments of other EU member states to consider withdrawal. These developments and uncertainties, or the perception that any of them may occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse effect on our business and on our consolidated financial position, results of operations and our ability to pay distributions. Additionally, Brexit or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.

Brexit contributes to considerable uncertainty concerning the current and future economic environment. Brexit could adversely affect European or worldwide political, regulatory, economic or market conditions and could contribute to instability in global political institutions, regulatory agencies and financial markets

There may be limits in our ability to mobilize our vessels between geographic areas, and the time and costs of such mobilizations may be material to our business.

We operate globally and our WTIVs may be mobilized from one area to another. However, the ability to mobilize WTIVs can be impacted by several factors, including, but not limited to, governmental regulation and customs practices, the significant costs of moving a WTIV, weather, political instability, civil unrest, military actions and the technical capability of the WTIVs to relocate and operate in various environments.

Additionally, while a WTIV is being mobilized from one geographic market to another, we may not be paid by the charterer for the time that the WTIV is out of service. In addition, we may mobilize a WTIV to another geographic market without a charter in place, which will result in costs not reimbursable by future charterers. Any such impacts of mobilization could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.

Crew members, suppliers of goods and services to a vessel, lenders, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flows and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, which could negatively impact our business, financial condition, results of operations, and available cash.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues.

Company Specific Risk Factors

We currently have only five WTIV vessels and are vulnerable should any of such vessels remain idle or lose contracted revenue.

Our fleet consists of five WTIVs, one of which remains subject to a call option that will remain exercisable until August 12, 2022, which, if exercised, would require us to re-sell one of the NG2500X vessels to the Sellers at the pre-agreed sale price of $65.0 million. If any of the vessels remains idle without charter or is taken out of operation, due to, for example, one of the risks described in this prospectus supplement materializing, this could materially impact our business, prospects and financial results and condition, including our ability to be compliant with the financial covenants pursuant to our financing arrangements.

In particular, the Seajacks Scylla and Seajacks Zaratan accounted for a large majority of our revenue in the last two years and account for 100% of our expected revenue from windfarm installation contracts signed as of November 8, 2021. Should either the Seajacks Scylla or Seajacks Zaratan be taken out of operation for any reason or should any of their existing charter contracts be terminated or breached, this could materially impact our business, prospects and financial results and condition, including our ability to be compliant with the financial covenants pursuant to our financing arrangements.

The vessels may be subject to operational incidents and/or the need for upgrades, refurbishments and/or repairs following which the vessels may be out of operation for a shorter or longer period of time. For example, we are presently evaluating the possibility of upgrading the crane, which would allow Seajacks Scylla to carry up to 15 MW turbines. With a fleet of only five vessels, the need to remove any vessel from service for a significant period for upgrades or repairs, or as a result of damage to the vessel, could reduce our earning potential for the period during which the vessel is out of service. In addition, our fleet may be further reduced if the Sellers exercise the call option noted above. Vessel upgrades may be necessary or desirable in the future. Expenditures may be incurred when repairs or upgrades are required by law, in response to an inspection by a governmental authority, when damaged, or because of market or technological developments. Such upgrades, refurbishment and repair projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources, results of operations and its ability to comply with e.g. financial covenants pursuant to its financing arrangements. Periods without operations for one or more of our vessels may have a material adverse effect on the business and financial results. If we do not acquire additional windfarm installation vessels or similar vessels in the future, such as the WTIVs in our newbuilding program, we will have a limited asset base, and any failure to maintain and/or perform secured contracts or failure to secure future employment at satisfactory rates for such vessel(s) will affect our results significantly more than those of a company in the offshore wind industry with a larger fleet, and may thus have a material adverse effect on the earnings and the value of our common shares.

Material acquisitions, disposals or investments in the future may present material risks and uncertainties, including distraction of management from current operations, insufficient revenue to offset liabilities assumed, potential loss of significant revenue and income streams, unexpected expenses, inadequate return of capital, potential acceleration of taxes currently deferred, regulatory or compliance issues, the triggering of certain covenants in our debt instruments (including accelerated repayment) or other agreements and other unidentified issues not discovered in due diligence. If we were to complete such an acquisition, disposition, investment or other strategic transaction, it may require additional debt or equity financing that could result in a significant increase in the amount of debt we have or the number of outstanding shares of our common stock. As a result of the risks inherent in such transactions, we cannot guarantee that any such transaction will ultimately result in the realization of the anticipated benefits of the transaction or that significant transactions will not have a material adverse impact on our business, financial positions, results of operations, cash flows and prospects.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company and our subsidiaries conduct all of our operations and own or lease all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our Board may exercise its discretion not to declare dividends.

Seajacks has identified material weaknesses in connection with its internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, we may not be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audit of Seajacks’ consolidated financial statements for each of the years ended March 31, 2021 and 2020 and the review of Seajacks’ interim condensed consolidated financial information for the six months ended June 30, 2021, Seajacks’ management identified material weaknesses in Seajacks’ internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in the internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its consolidated financial statements would not be prevented or detected on a timely basis. This deficiency could result in additional misstatements to its consolidated financial statements that would be material and would not be prevented or detected on a timely basis. The material weaknesses related to: (i) insufficient personnel in the finance team with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards as issued by the IASB, including goodwill impairment testing; (ii) IT general controls have not been sufficiently designed or were not operating effectively, and (iii) policies and procedures with respect to the review, supervision and monitoring of the accounting and reporting functions were not operating effectively in some areas. As a result, a number of adjustments to Seajacks’ consolidated financial statements for each of the two years ended March 31, 2020 and 2021 and the interim condensed consolidated financial information for the six months ended June 30, 2021 were identified and made during the course of the audit and management’s review process.

Seajacks is not required to comply with Section 404 of the Sarbanes-Oxley Act (“SOX 404”), and is therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. Further, Seajacks’ independent auditor has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Seajacks’ internal control over financial reporting. As a public company, however, we are currently subject to SOX 404, which requires a report by our management on, among other things, the effectiveness of our internal control over financial reporting in our annual report on Form 20-F. The SOX 404 report by our management for the year ended December 31, 2021 and future periods will need to include disclosure of any material weaknesses identified in internal control over financial reporting. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Assessing our procedures to improve Seajacks’ internal control over financial reporting is an ongoing process and will be part of internal controls over our financial reporting regarding the consolidated financial statements subsequent to August 12, 2021, the date of acquisition of Seajacks. To remediate the material weaknesses, we are taking actions designed to strengthen our compliance functions with additional experienced hires and external advisors to assist in our risk assessment process and the design and implementation of controls responsive to those risks. However, these actions may not be successful. If we are unable to remediate the identified material weaknesses effectively, if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may cause us to become subject to investigation or sanctions by the Commission or adversely affect investor confidence in us and, as a result, the value of our common shares. There can be no assurance that all existing material weaknesses have been identified, or that additional material weaknesses will not be identified in the future. In addition, if we are unable to continue to meet our financial reporting obligations, this may impact our ability to be to remain listed on the NYSE.

Our costs of operating as a public company are significant, and our management is required to devote substantial time to complying with public company regulations. We cannot assure you that our internal controls and procedures over financial reporting will be sufficient.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the other rules and regulations of the Commission, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and as such, we will have significant legal, accounting and other expenses. These reporting obligations impose various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. If we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We dedicate a significant amount of time and resources and incur substantial accounting expenses to ensure compliance with these regulatory requirements. We will continue to evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. Please also see “Seajacks has identified material weaknesses in connection with its internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, we may not be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.”

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for someone to bring an action against us or against these individuals in the United States if they believe that their rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict them from enforcing a judgment against our assets or the assets of our directors or officers.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Breakdowns in our information technology, including as a result of cyberattacks, may negatively impact our business, including our ability to service customers, and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.

Our ability to operate our business and service our customers is dependent on the continued operation of our information technology, or IT, systems, including our IT systems that relate to, among other things, the location, operation, maintenance and employment of our vessels. Our IT systems may be compromised by a malicious third party, man-made or natural events, or the intentional or inadvertent actions or inactions by our employees or third-party service providers. If our IT systems experience a breakdown, including as a result of cyberattacks, our business information may be lost, destroyed, disclosed, misappropriated, altered or accessed without consent, and our IT systems, or those of our service providers, may be disrupted.

Cyberattacks may result in disruptions to our operations or in business data being temporarily unreadable, and cyberattackers may demand ransoms in exchange for de-encrypting such data. As cyberattacks become increasingly sophisticated, and as tools and resources become more readily available to malicious third parties, there can be no guarantee that our actions, security measures and controls designed to prevent, detect or respond to intrusion, to limit access to data, to prevent destruction or alteration of data or to limit the negative impact from such attacks, can provide absolute security against compromise.

Any breakdown in our IT systems, including breaches or other compromises of information security, whether or not involving a cyberattack, may lead to lost revenues resulting from a loss in competitive advantage due to the unauthorized disclosure, alteration, destruction or use of proprietary information, including intellectual property, the failure to retain or attract customers, the disruption of critical business processes or information technology systems and the diversion of management’s attention and resources. In addition, such breakdown could result in significant remediation costs, including repairing system damage, engaging third-party experts, deploying additional personnel, training employees and compensation or incentives offered to third parties whose data has been compromised. We may also be subject to legal claims or legal proceedings, including regulatory investigations and actions, and the attendant legal fees as well as potential settlements, judgments and fines.

Even without actual breaches of information security, protection against increasingly sophisticated and prevalent cyberattacks may result in significant future prevention, detection, response and management costs, or other costs, including the deployment of additional cybersecurity technologies, engaging third-party experts, deploying additional personnel and training employees. Further, as cyberthreats are continually evolving, our controls and procedures may become inadequate, and we may be required to devote additional resources to modify or enhance our systems in the future. Such expenses could have a material adverse effect on our future performance, results of operations, cash flows and financial position.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

A change in tax laws in any country in which we operate could result in higher tax expense.

We conduct our operations through various subsidiaries in countries throughout the world. Tax laws, regulations and treaties are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, regulations and treaties in and between the countries in which we operate, including treaties between the United Kingdom and other nations. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, regulations or treaties, including those in and involving the United Kingdom, or in the interpretation thereof, or in the valuation of our deferred tax assets, which is beyond our control, could result in a materially higher tax expense or a higher effective tax rate on all or a portion of our worldwide earnings.

The Company and any of its subsidiaries may be subject to taxation in the United Kingdom.

Certain of our subsidiaries are resident for taxation purposes in the United Kingdom and so are subject to corporation tax in the United Kingdom on their income. However, we have significant tax losses and other deferred tax assets for United Kingdom tax purposes that we expect to be available (subject to the operation of the United Kingdom’s rules restricting the use of carried-forward losses) to offset the United Kingdom corporation tax that we would otherwise be required to pay until these tax attributes are exhausted. Most of these tax attributes were generated by entities in the Seajacks group prior to its acquisition by us and it is possible that the availability or quantity of these tax attributes could be challenged by the tax authorities. It is also possible that changes in our business, organizational structure or capitalization, including as a result of how we use the proceeds of this offering or future financing transactions, could significantly limit or eliminate these tax attributes, although we expect that we will be able to conduct ourselves in a manner such that this will not occur. These considerations, as well as changes in tax laws, applicable tax rates and market factors affecting expected future revenue and operating expenses, may impact our future taxation and profitability and our actual outcomes may differ from our estimates and judgements made which could result in all or part of the deferred tax assets remain unutilized or become unavailable.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to our U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the quarterly average value of the corporation’s assets produce or are held for the production of those types of “passive income,” including cash. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services to third parties does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

For our 2021 taxable year and subsequent taxable years, whether we will be treated as a PFIC will depend upon the nature and extent of our operations. Our income from wind turbine installation should be treated as services income for purposes of determining whether we are a PFIC. Accordingly, we believe that our income from wind turbine installation should not constitute passive income, and the assets that we own and operate in connection with the production of that income should not constitute passive assets. However, no assurance can be given that we would not constitute a PFIC for any taxable year if there were to be changes in the nature and extent of our operations.

If we were treated as a PFIC for any taxable year, our U.S. shareholders may face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those shareholders made an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax upon excess distributions and upon any gain from the disposition of our common shares at the then prevailing (and for certain periods, the highest) income tax rates applicable to ordinary income plus interest as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. See “Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U–S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. holders of our common shares if we are or were to be treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.

We may be subject to U.S. federal income taxation if our activities in the United States or its territorial waters constitute a trade or business. If we determine that any of our income is effectively connected with a trade or business in the United Stated, we would be subject to U.S. federal income taxation at the corporate tax rate applicable to U.S. corporations and we may be subject to an additional tax on branch profits. We may incorporate one or more subsidiaries to conduct activities in the United States or its territorial waters to mitigate against any potential adverse U.S. federal income tax consequences.

Our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President and Secretary do not devote all of their time to our business, which may hinder our ability to operate successfully.

Our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President and Secretary participate in business activities not associated with us, and some of them serve as members of the management teams of Scorpio Tankers Inc. (NYSE: STNG) (“Scorpio Tankers”) and are not required to work full-time on our affairs. Additionally, our Chief Executive Officer, President, Chief Operating Officer, Vice President and Secretary serve in similar positions in other entities within the Scorpio group of companies. As a result, such executive officers may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to both our shareholders as well as shareholders of other companies which they may be affiliated with, including Scorpio Tankers. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our managers and their ability to hire and retain key personnel.

Our success depends to a significant extent upon our abilities and efforts to hire and retain key personnel with relevant expertise. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining such personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers

In addition, our success is dependent upon our ability to adequately crew our vessels. The market for qualified personnel is highly competitive and we cannot be certain that we will be successful in attracting and retaining qualified personnel and crewing our vessels in the future. If we fail to retain key personnel and hire, train and retain qualified employees, we may not be able to compete effectively and may have increased incident rates as well as regulatory and other compliance failures, which could have a material adverse effect on our business, financial position, results of operations, cash flows and prospects.

Risks Related to Our Indebtedness

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under our credit facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities bear interest at variable rates, including, in certain loans, periodic pre-determined increases in the applicable interest rate. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling our vessels; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt.

We are exposed to volatility in the London Interbank Offered Rate, or LIBOR, which can result in higher than market interest rates and charges against our income.

The loans under our secured credit facilities are generally advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. Recently, however, there has been uncertainty relating to the LIBOR calculation process and the phasing out of LIBOR in the future. Indeed, the banks currently reporting information used to set LIBOR will likely stop such reporting after 2021, when their commitment to reporting information ends. On November 30, 2020, ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom’s Financial Conduct Authority, announced plans to consult on ceasing publication of U.S. Dollar LIBOR on December 31, 2021 for only the one-week and two-month U.S. Dollar LIBOR tenors, and on June 30, 2023 for all other U.S. Dollar LIBOR tenors. The United States Federal Reserve concurrently issued a statement advising banks to stop new U.S. Dollar LIBOR issuances by the end of 2021. Such announcements indicate that the continuation of LIBOR on the current basis will not be guaranteed after 2021.

In the event of the continued or permanent unavailability of LIBOR, many of our financing agreements contain a provision requiring or permitting us to enter into negotiations with our lenders to agree to an alternative interest rate or an alternative basis for determining the interest rate. These clauses present significant uncertainties as to how alternative rates or alternative bases for determination of rates would be agreed upon, as well as the potential for disputes or litigation with our lenders regarding the appropriateness or comparability to LIBOR of any substitute indices. In the absence of an agreement between us and our lenders, most of our financing agreements provide that LIBOR would be replaced with some variation of the lenders’ cost-of-funds rate. The discontinuation of LIBOR presents a number of risks to our business, including volatility in applicable interest rates among our financing agreements, increased lending costs for future financing agreements or unavailability of or difficulty in attaining financing, which could in turn have an adverse effect on our profitability, earnings and cash flow.

We are leveraged, which could significantly limit our ability to execute our business strategy and we may be unable to comply with our covenants in our credit facilities that impose operating and financial restrictions on us, which could result in a default under the terms of these agreements.

As of September 30, 2021, we had $198.3 million of outstanding indebtedness under our credit facilities and other financing obligations. Our credit facilities impose operating and financial restrictions on us, that limit our ability, or the ability of our subsidiaries party thereto, to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities or if there is another default under our credit facilities;

•	incur additional indebtedness, including the issuance of guarantees;

•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; and/or

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends on our common shares, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

In addition, our secured credit facilities require us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet. Should our charter rates or vessel values materially decline in the future, we may seek to obtain waivers or amendments from our lenders with respect to such financial ratios and covenants, or we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants.

Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy these covenants or that our lenders will waive any failure to do so or amend these requirements. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets. Moreover, in connection with any waivers or amendments to our credit facilities that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, repurchase our common shares, make capital expenditures, or incur additional indebtedness.

Furthermore, our debt agreements contain cross-default provisions that may be triggered if we default under the terms of any one of our financing agreements. In the event of default by us under one of our debt agreements, the lenders under our other debt agreements could determine that we are in default under such other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including our vessels, even if we were to subsequently cure such default. In addition, our credit facilities and finance leases contain subjective acceleration clauses under which the debt could become due and payable in the event of a material adverse change in our business. In the event of such acceleration or foreclosure, we might not have sufficient funds or other assets to satisfy all of our obligations, which would have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to the Offering and the Ownership of Our Common Shares

Management has broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business or cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a relatively more substantial body of case law.

The market price of our common shares has fluctuated widely and may fluctuate widely in the future, or there may be no continuing public market for you to resell our common shares.

The market price of our common shares has fluctuated widely since our common shares began trading on the NYSE in December 2013, and may continue to do so as a result of many factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in our industry, market conditions in our industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors, our transition to the offshore energy sector, and the general state of the securities market. Further, there may be no continuing active or liquid public market for our common shares.

The market for common shares has historically been, and may continue to be in the future, volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.

We cannot assure you that our Board will continue to declare dividends.

Although we have declared and paid dividends in the past, we cannot assure you that we will continue to declare and pay dividends in the future. The declaration and payment of dividends, if any, will always be subject to the discretion of our Board of Directors, restrictions contained in our credit facilities and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness and the ability of our subsidiaries to distribute funds to us. We cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein.

In general, under the terms of our existing agreements of indebtedness, we are not permitted to pay dividends if there is a default or a breach of a covenant thereunder.

The Republic of Marshall Islands laws generally prohibit the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends and our subsidiaries may not have sufficient funds or surplus to make distributions to us. We can give no assurance that we will continue to declare dividends on our common shares in the future.

Future sales of our common shares could cause the market price of our common shares to decline.

Our amended and restated articles of incorporation, as amended, authorize us to issue 81,875,000 common shares, of which we had issued and outstanding 19,091,604 common shares as of October 31, 2021. In connection with the Seajacks Transaction, we have entered into a registration rights agreement with Marubeni Offshore Power Limited, INCJ SJ Investment Limited, and MOL Offshore Energy Limited, pursuant to which we have agreed to register for resale the common shares that we issued in connection with the consummation of the Seajacks Transaction. Sales of a substantial number of common shares in the public market, or the perception that these sales could occur, may depress the market price for our common shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. We intend to issue additional common shares in the future. Our shareholders may incur dilution from any future equity offering and upon the issuance of additional common shares upon the exercise of options we may grant to certain of our executive officers, or upon the issuance of additional common shares pursuant to our equity incentive plan.

Anti-takeover provisions in our organizational documents could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current Board, which could adversely affect the market price of our common shares.

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our Board in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•	authorizing our Board to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified Board with staggered, three-year terms;

•	establishing certain advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by shareholders at shareholder meetings;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote for the directors; and

•	establishing super majority voting provisions with respect to amendments to certain provisions of our amended and restated articles of incorporation and bylaws.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and shareholders’ ability to realize any potential change of control premium.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         million from this offering (or approximately $         million if the underwriters’ option to purchase additional common shares is exercised in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes, including the funding of our newbuilding program, which includes our Newbuilding WTIV, Optional WTIV and Proposed Jones Act WTIV.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2021:

•	on an actual basis;

•	on an as adjusted basis to give effect to the adjustments described in the unaudited pro forma condensed combined financial information; and

•	on an as further adjusted basis to give effect to this offering.

There have been no other significant adjustments to our capitalization since June 30, 2021, as so adjusted.

You should read the information below together with the section of this prospectus supplement entitled “Use of Proceeds,” as well as our Report on Form 6-K containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited condensed consolidated financial statements and related notes thereto for the six months ended June 30, 2021, filed with the Commission on September 23, 2021, which is incorporated by reference herein.

	As of June 30, 2021
In thousands of U.S. Dollars	Actual(2)	As Adjusted	As Further Adjusted
Cash and cash equivalents (1)	$270,787	$52,166

Cash, restricted	—	3,531

Current debt:
Bank loans, net	—	127,650
Financing obligation	1,532	—
Redeemable notes	—	17,672
Non-current debt:
Financing obligation	16,506	—
Redeemable notes	—	53,014

Total Debt	$18,038	$198,336

Shareholders’ equity:
Preferred Shares	—	7
Common Shares	839	909
Paid-in Capital	1,731,718	1,889,856
Common shares held in treasury	(717)	(717)
Accumulated deficit	(1,403,372)	(1,355,340)

Total shareholders’ equity	$328,468	$534,715

Total capitalization	$346,506	$733,051

(1)	Cash, as adjusted, does not include the impact of cash flows from operations from July 1, 2021 through the date of this prospectus.
(2)	As of September 30, 2021, we had $64.9 million of cash and $198.3 million of debt.

SELECTED SEAJACKS STAND-ALONE AND PRO FORMA FINANCIAL INFORMATION

The selected consolidated financial data of Seajacks presented below was derived from the reclassified Seajacks financial information that is included in the pro forma financial statements and has been prepared in accordance with the International Financial Reporting Standards as issues by the International Accounting Standards Board (“IFRS”). Such IFRS financial information has been reclassified to be presented on a basis consistent with Eneti’s presentation (for further information see Unaudited Pro Forma Condensed Combined Financial Information Note 2). The financial information for Seajacks for the six-months ended June 30, 2021 has been derived from internal management accounts information prepared by Seajacks management. Such financial information has been prepared including financial information for the three months ended March 31, 2021, which is also included in the consolidated financial statements for the year ended March 31, 2021. Historical results are not necessarily indicative of future results.

The unaudited pro forma condensed combined financial information of Eneti was prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and includes adjustments and reclassifications to convert the statement of financial position and statement of comprehensive income of Seajacks from IFRS to U.S. GAAP. The accounting policies used, on a preliminary basis, in the preparation of these unaudited pro forma condensed combined financial information are those set forth in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

The selected unaudited pro forma condensed combined financial data presented below is based on the historical financial information of us and Seajacks and gives pro forma effect to (i) our August 12, 2021 acquisition of Seajacks, after which Seajacks became our wholly-owned subsidiary, (ii) borrowings under our newly issued $71 million of redeemable notes, and the issuance of 7.5 million of common shares and 0.7 million of preferred shares used to partially finance the Seajacks Transaction, and (iii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information, including subtracting out the impact of our legacy dry bulk shipping business. The selected unaudited pro forma condensed combined financial data has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The selected unaudited pro forma condensed combined financial data has been presented for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

	Unaudited Seajacks Stand-Alone Financial Information (IFRS)		Unaudited Pro Forma Condensed Combined Financial Information (U.S. GAAP)
	Year Ended	6 Months Ended June 30, 2021	12 Months Ended December 31, 2020	6 Months Ended June 30, 2021
(in thousands)	March 31, 2021
Revenues	42,755	121,926	42,755	121,926
Vessel operating and project costs	36,293	40,105	37,335	40,105
Depreciation and amortization	30,721	14,814	26,078	13,117
Impairment of long-lived assets	289,125	289,125	289,125	—
Amortization of intangibles	5,332	2,084	—	—
General and administrative	11,167	7,340	82,237	17,406

Total Operating expense	372,638	353,468	434,775	70,628

Operating loss	(329,883)	(231,542)	(392,020)	51,298

Interest income	1,407	14	1,617	53
Gain on equity investment	—	—	—	5,381
Gain on bargain purchase of Seajacks	—	—	94,469	—
(Loss) gain on derivative financial instrument	(667)	55	(667)	55
Loss from equity investment	—	—	(105,384)	23,836
Foreign exchange gain	809	(1,119)	987	(1,544)
Financial expense, net	(21,571)	(11,714)	(6,239)	(2,863)

Total other (expense) income	(20,022)	(12,764)	15,217	24,918

Income before income tax benefit	(349,905)	(244,306)	(407,237)	76,216

Income tax (benefit) expense	(15,186)	4,356	(12,367)	7,084

Net (loss) Income	(334,719)	(248,662)	(394,870)	69,132

Preferred stock dividends	—	—	140	70

Net (loss) Income available for common shareholders	(334,719)	(248,662)	(395,010)	69,062

Adjusted EBITDA(1)	(4,563)	73,417	(87,412)	92,143

	Year Ended March 31,	6 Months Ended June 30, 2021
	2021
Daily TCE Rates(2)
Seajacks Scylla	126,800	362,800
Seajacks Zaratan	7,700	165,900
Seajacks Hydra	—	63,700
Seajacks Kraken	—	—
Seajacks Leviathan	62,000	63,000

	Year Ended March 31,	6 Months Ended June 30, 2021
	2021
Utilization(3)
Seajacks Scylla	57%	100%
Seajacks Zaratan	41%	100%
Seajacks Hydra	0%	20%
Seajacks Kraken	0%	0%
Seajacks Leviathan	3%	34%

	Year Ended March 31, 2021	6 Months Ended June 30, 2021
Daily Opex Rates(4)
Seajacks Scylla	33,900	31,300
Seajacks Zaratan	26,600	38,100
Seajacks Hydra	6,700	12,700
Seajacks Kraken	8,200	10,900
Seajacks Leviathan	19,100	24,000

*	This vessel was expected to be employed, including mobilization and demobilization time, from January through August at an expected TCE rate of $200,000/day. However, the contract was cancelled during the second quarter of 2021 and the Company received a termination fee for a majority of the contract. The vessel subsequently found additional employment at the end of the second quarter
(1)	Adjusted EBITDA represents net income available to common shareholders before interest income and interest and other financial expense, income taxes, depreciation, amortization, and impairment charges. Adjusted EBITDA is a non-GAAP and non-IFRS financial measure. Please see “Non-GAAP / Non-IFRS Financial Measures and Related Reconciliations” below.
(2)	TCE revenue is vessel revenue less voyage expenses, including bunkers and port charges. The TCE rate achieved on a given voyage is expressed in U.S. dollars/day and is generally calculated by taking TCE revenue and dividing that figure by the number of revenue days in the period. Revenues, as reported, include project costs and other service income. Therefore, in the calculation of TCE revenue, we deduct these amounts from revenues. TCE revenue is a non-GAAP and non-IFRS financial measure. Please see “Non-GAAP / Non-IFRS Financial Measures and Related Reconciliations” below.
(3)	Utilization is the ratio of aggregate number of days worked to total available days for all vessels available for time charter.
(4)	Daily Opex Rates represents vessel operating costs, not including project costs, and dividing that number by the number of revenue days in the period. Daily Opex Rates is a non-GAAP and non-IFRS financial measure. Please see “Non-GAAP / Non-IFRS Financial Measures and Related Reconciliations” below.

Non-GAAP / Non-IFRS Financial Measures and Related Reconciliations

To supplement the Company’s financial information presented in accordance with U.S. GAAP and the Seajacks’s financial information presented in accordance with IFRS as issued by the IASB management uses certain “non-GAAP financial measures” or “non-IFRS financial measures” as such term is defined in Regulation G promulgated by the Commission. Generally, a non-GAAP or non-IFRS financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP or IFRS. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP or IFRS measures alone. In addition, management believes the presentation of these matters is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as asset sales, write-offs, contract termination costs or items outside of management’s control.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA,TCE revenue and Vessel Operating Expenses are non-GAAP and non-IFRS financial measures that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP and non-IFRS financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of EBITDA, Adjusted EBITDA, TCE revenue and Vessel Operating Expenses.

EBITDA and Adjusted EBITDA (Unaudited)

	Seajacks (IFRS)		Eneti Pro Forma (US GAAP)
	Year Ended	6 Months Ended June 30, 2021	12 Months Ended December 31, 2020	6 Months Ended June 30, 2021
(in thousands)	March 31, 2021
Net (loss) income	(334,719)	(248,662)	(394,870)	69,132
Adjustments:
Depreciation	30,721	14,814	26,078	13,117
Income tax (benefit) expense	(15,186)	4,356	(12,367)	7,084
Amortization of intangibles	5,332	2,084	—	—
Interest income	(1,407)	(14)	(1,617)	(53)
Financial expense, net	21,571	11,714	6,239	2,863

EBITDA	(293,688)	(215,708)	(376,537)	—
Impairment of long-lived assets	289,125	289,125	289,125	—

Adjusted EBITDA	(4,563)	73,417	(87,412)	92,143

TCE Revenue (Unaudited)

	Seajacks (IFRS)		Eneti Pro Forma (US GAAP)
	Year Ended	6 Months Ended June 30, 2021	12 Months Ended December 31, 2020	6 Months Ended June 30, 2021
(in thousands)	March 31, 2021
Revenues	42,755	121,926	42,755	121,926
Project costs	(1,840)	(18,934)	(1,840)	(18,934)
Other (income) expense	(12,580)	(1,166)	(12,580)	(1,166)

TCE Revenue	28,335	101,826	28,335	101,826

Vessel Operating Costs (Unaudited)

	Seajacks (IFRS)		Pro Forma (US GAAP)
	Year Ended	6 Months Ended June 30, 2021	12 Months Ended December 31, 2020	6 Months Ended June 30, 2021
(in thousands)	March 31, 2021
Vessel operating and project costs	36,293	40,105	37,335	40,105
Project costs	(1,840)	(18,934)	(1,840)	(18,934)

Vessel operating costs	34,453	21,171	35,495	21,171

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Eneti Inc. and its subsidiaries (as used in this section, “Eneti”) and Atlantis Investorco Limited and its subsidiaries (as used in this section, “Seajacks”, and together with Eneti, the “Combined Group”) and gives pro forma effect to (i) our August 12, 2021 acquisition of Seajacks (as used in this section, the “Acquisition”), after which Seajacks became a wholly-owned subsidiary of Eneti, (ii) borrowings under our newly issued $71 million of redeemable notes, and the issuance of 7.5 million of common shares and 0.7 million of Class A preferred shares used to partially finance the Acquisition, and (iii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

Seajacks has a March 31 fiscal year end, and the Combined Group will retain a December 31 year end, as such the following periods are presented, in accordance with Rule 11-02(c)(3) of Regulation S-X.

•	The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines Eneti’s unaudited consolidated balance sheet at June 30, 2021 with the unaudited consolidated statement of financial position of Seajacks at June 30, 2021 and is presented as if the Acquisition occurred on June 30, 2021.

•	The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 combines Eneti’s audited consolidated statement of operations for the year ended December 31, 2020 with the audited consolidated statement of comprehensive income of Seajacks for the fiscal year ended March 31, 2021 and is presented as if the Acquisition occurred on January 1, 2020.

•	The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines Eneti’s unaudited consolidated statement of operations for the six month period ended June 30, 2021 with the unaudited consolidated statement of comprehensive income of Seajacks for the six month period ended June 30, 2021 and is presented as if the Acquisition occurred on January 1, 2020.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon a preliminary valuation (see Note 5). The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm. Our estimates and assumptions are preliminary and accordingly are subject to change upon finalization of the valuation.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of our consolidated results of operations or our financial position that would have been reported if the Acquisition, share issue, and borrowings had been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Combined Group. The unaudited pro forma condensed combined financial information does not represent any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial information and accompanying notes of Eneti included in our annual report on Form 20-F for the year ended December 31, 2020 and the Report of Foreign Private Issuer on Form 6-K containing our unaudited interim consolidated financial statements, and the accompanying notes thereto, for the six month period ended June 30, 2021 and the consolidated financial statements of Seajacks, including the notes thereto, included herein.

ENETI INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(Amounts in thousands)

	Eneti Historical (U.S. GAAP)	Seajacks (IFRS as reclassified) Note (2)	Exit from Dry Bulk Business Note (3)	Policy Alignment Notes (4a,b)	Pro Forma Adjustments Notes (5, 6)	Note (6) ref.	Combined Pro Forma
Assets
Current assets
Cash and cash equivalents	$270,787	$48,581	2,366	—	$(269,568)	(a)	$52,166
Cash, restricted	—	3,531	—	—	—		3,531
Trade and other receivables	—	53,611	—	—	—		53,611
Contract fulfillment costs	—	9,991	—	—	5,169	(b)	15,160
Due from related parties	4,081	—	—	—	—		4,081
Inventories	655	5,863	(655)	—	(1,245)	(b)	4,618
Prepaid expenses and other current assets	9,649	—	—	—	—		9,649

Total current assets	285,172	121,577	1,711	—	(265,644)		142,816

Non-current assets
Property, plant and equipment	—	579,522	—	—	(12,522)	(b)	567,000
Equity investment	47,521	—	—	—	—		47,521
Intangible assets	—	71,571	—	—	(67,053)	(b)	4,518
Goodwill	—	—	—	—	—	(b) (n)	—
Contract fulfillment costs	—	591	—	—	8,149	(b)	8,740
Non-current assets held for sale	17,008	—	(17,008)	—	—		—
Other assets	10,750	5,334	—	362	—		16,446
Deferred tax asset	—	27,948	—	—	—	(p)	27,948

Total non-current assets	75,279	684,966	(17,008)	362	(71,426)		672,173

Total assets	$360,451	$806,543	$(15,297)	$362	$(337,070)		$814,989

Liabilities and stockholders equity
Current liabilities
Bank loans, net	$—	$282,846	$—	$—	$(155,196)	(c)	127,650
Redeemable notes	—	—	—	—	17,672	(d)	17,672
Financing obligations	1,532	—	(1,532)	$—	—		—
Accounts payable and accrued expenses	13,342	32,041	—	201	11,523	(m)	57,107
Contract liabilities	—	21,328	—	—	(2,043)	(b)	19,285
Due to related parties	603	93,660	—	—	(93,624)	(c) (d)	639

Total current liabilities	15,477	429,875	(1,532)	201	(221,668)		222,353

Non-current liabilities
Bank loans, net	—	68,643	—	—	(68,643)	(c)	—
Financing obligation	16,506	—	(16,506)	—	—		—
Redeemable notes	—	—	—	—	53,014	(d)	53,014
Contract liabilities	—	2,147	—	—	538	(b)	2,685
Other liabilities	—	2,042	—	180	—		2,222

Total non-current liabilities	16,506	72,832	(16,506)	180	(15,091)		57,921

Total liabilities	31,983	502,707	(18,038)	381	(236,759)		280,274

Shareholders’ equity
Preferred shares	—	—	—	—	7	(e)	7
Common shares	839	595,000	—	—	(594,930)	(f) (g)	909
Paid in capital	1,731,718	—	—	—	158,138	(e) (f) (g) (r)	1,889,856
Common shares held in treasury	(717)	—	—	—	—		(717)
Accumulated other comprehensive income	—	(1,661)	—	—	1,661	(g)	—
Accumulated deficit	(1,403,372)	(289,503)	2,741	(19)	334,813	(g) (n) (r)	(1,355,340)

Total shareholders’ equity	328,468	303,836	2,741	(19)	(100,311)		534,715

Total liabilities and shareholders’ equity	$360,451	$806,543	$(15,297)	$362	$(337,070)		$814,989

See accompanying notes to the unaudited pro forma condensed combined financial information

ENETI INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2020

(Amounts in thousands, except per share data)

	Eneti Historical (U.S. GAAP)	Seajacks March 31, 2021 (IFRS as reclassified) Note (2)	Exit from Dry Bulk Business Note (3)	Policy Alignment Notes (4a,b)	Pro Forma Adjustments Notes (5, 6)	Note (6) ref.	Combined Pro Forma
Revenue:
Vessel revenue	$33,120	$42,755	$(33,120)	$—	$—		42,755
Vessel revenue-related party pools	130,612	—	(130,612)	—	—		—

Total vessel revenue	163,732	42,755	(163,732)	—	—		42,755

Operating expenses
Voyage expenses	6,716	—	(6,716)	—	—		—
Voyage expenses-related party	3,293	—	(3,293)	—	—		—
Vessel operating and project costs	80,860	36,293	(80,860)	1,042	—		37,335
Vessel operating costs-related party	11,946	—	(11,946)	—	—		—
Charterhire expense	21,107	—	(21,107)	—	—		—
Depreciation expense	48,369	30,721	(48,369)	(362)	(4,281)	(h)	26,078
Impairment of long lived assets	—	289,125	—	—	—		289,125
Amortization of intangibles	—	5,332	—	—	(5,332)	(j)	—
General and administrative expenses	17,568	11,167	(102)	451	50,555	(i)	79,639
General and administrative expenses-related party	8,103	—	(5,505)	—	—		2,598
Loss / write down on assets held for sale	458,610	—	(458,610)	—	—		—
Loss / write down on assets held for sale-related party	36,803	—	(36,803)	—	—		—

Total operating expenses	693,375	372,638	(673,311)	1,131	40,942		434,775

Operating (loss) income	(529,643)	(329,883)	509,579	(1,131)	40,942		(392,020)

Other (expense) income:
Interest income	210	1,407	—	—	—		1,617
Gain on bargain purchase of Seajacks	—	—	—	—	94,469	(n)	94,469
Gain on derivative financial instruments	—	(667)	—	—	—		(667)
(Loss) income from equity investment-related party	(105,384)	—	—	—	—		(105,384)
Foreign exchange gain (loss)	(348)	809	348	178	—		987
Financial expense, net	(36,818)	(21,571)	36,818	128	15,204	(o)	(6,239)

Total other (expense) income	(142,340)	(20,022)	37,166	306	109,673		(15,217)

Income before income tax benefit	(671,983)	(349,905)	546,745	(825)	68,731		(407,237)
Income tax (benefit) provision	—	(15,186)	—	(2,265)	5,084	(p)	(12,367)

Net income (loss)	(671,983)	(334,719)	546,745	1,440	63,647		(394,870)
Preferred stock dividends	—	—	—	—	140	(l)	140

Net income (loss) available for common shareholders	$(671,983)	$(334,719)	$546,745	$1,440	$63,507		$(395,010)

Basic earnings per share	$(70.85)						$(23.25)
Diluted earnings per share	$(70.85)						$(23.25)
Weighted average number of shares outstanding
Basic	9,484				7,505	(f)	16,989
Diluted	9,484				7,505	(f)	16,989

See accompanying notes to the unaudited pro forma condensed combined financial information

ENETI INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Month Period Ended June 30, 2021

(Amounts in thousands, except per share data)

	Eneti Historical (U.S. GAAP)	Seajacks (IFRS as reclassified) Note (2)	Exit from Dry Bulk Business Note (3)	Policy Alignment Notes (4a,b)	Pro Forma Adjustments Notes (5, 6)	Note (6) ref.	Combined Pro Forma
Revenue:
Vessel revenue	$82,585	$121,926	$(82,585)	$—	$—		$121,926
Vessel revenue-related party pools	14,895	—	(14,895)	—	—		—

Total vessel revenue	97,480	121,926	(97,480)	—	—		121,926

							—
Operating expenses
Voyage expenses	9,782	—	(9,782)	—	—		—
Voyage expenses-related party	4,800	—	(4,800)	—	—		—
Vessel operating and project costs	20,825	40,105	(20,825)	—	—		40,105
Vessel operating costs-related party	3,025	—	(3,025)	—	—		—
Charterhire expense	29,346	—	(29,346)	—	—		—
Depreciation expense	—	14,814	—	(181)	(1,516)	(h)	13,117
Impairment of long-lived assets	—	289,125	—	—	(289,125)	(k)	—
Amortization of intangibles	—	2,084	—	—	(2,084)	(j)	—
General and administrative expenses	10,403	7,340	(202)	237	(1,405)	(i)	16,373
General and administrative expenses-related party	2,316	—	(1,283)	—	—		1,033
Loss / write down on assets held for sale	(23,438)	—	23,438	—	—		—
Loss / write down on assets held for sale-related party	1,454	—	(1,454)	—	—		—

Total operating expenses	58,513	353,468	(47,279)	56	(294,130)		70,628

Operating (loss) income	38,967	(231,542)	(50,201)	(56)	294,130		51,298

Other (expense) income:
Interest income	39	14	—	—	—		53
Gain on sale of equity investment	5,381	—	—	—	—		5,381
Gain on derivative financial instruments	—	55	—	—	—		55
(Loss) income from equity investment-related party	23,836	—	—	—	—		23,836
Foreign exchange gain (loss)	3	(1,119)	(3)	(425)	—		(1,544)
Financial expense, net	(13,350)	(11,714)	13,350	213	8,638	(o)	(2,863)

Total other (expense) income	15,909	(12,764)	13,347	(212)	8,638		24,918

Income before income tax benefit	54,876	(244,306)	(36,854)	(268)	302,768		76,216
Income tax (benefit)	—	4,356	—	—	2,728	(q) (p)	7,084

Net income (loss)	54,876	(248,662)	(36,854)	(268)	300,040		69,132
Preferred stock dividends	—	—	—	—	70	(l)	70

Net income (loss) available for common shareholders	$54,876	$(248,662)	$(36,854)	$(268)	$299,970		$69,062

Basic earnings per share	$5.16						$3.81
Diluted earnings per share	$5.03						$3.75
Weighted average number of shares outstanding
Basic	10,628				7,505	(f)	18,133
Diluted	10,907				7,505	(f)	18,412

See accompanying notes to the unaudited pro forma condensed combined financial information

ENETI INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of pro forma presentation

This unaudited pro forma condensed combined financial information is based on Eneti’s historical consolidated financial statements as adjusted to give pro forma effect to these transactions: (i) the acquisition of Seajacks by Eneti, (ii) the issuance of borrowings and shares to finance the acquisition, and (iii) the Eneti exit from the Dry Bulk business.

The purchase of Seajacks is accounted for as an acquisition in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) which requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination.

The unaudited pro forma condensed combined financial information of Eneti was prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) and includes adjustments and reclassifications to convert the statement of financial position and statement of comprehensive income of Seajacks from IFRS as issued by the IASB to U.S. GAAP. The accounting policies used, on a preliminary basis, in the preparation of these unaudited pro forma condensed combined financial information are those set forth in Eneti’s audited consolidated financial statements as of and for the year ended December 31, 2020.

Note 2—Reclassifications of Seajacks historical information to Eneti presentation format

A preliminary review has been performed by management to assess if reclassifications are necessary in the unaudited pro forma condensed combined financial information to conform Seajacks presentation to Eneti’s balance sheet and statement of operations presentation. Accordingly, the unaudited pro forma condensed combined balance sheet has been adjusted to reflect certain reclassifications of Seajacks’ balance sheet to conform to Eneti’s financial statement presentation, as indicated in the table below:

Balance Sheet Reclassifications (June 30, 2021)	Seajacks Historical	Reclassifications	Notes	Seajacks as reclassified
(Dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$48,581	$—		$48,581
Cash, restricted	3,531	—		3,531
Trade and other receivables	53,611	—		53,611
Contract fulfillment costs	9,991	—		9,991
Inventories	5,863	—		5,863
Prepaid expenses and other current assets	—	—		—

Total current assets	121,577	—		121,577

Non-current assets
Property, plant and equipment	583,736	(4,214)	(a)	579,522
Right of use assets	1,120	(1,120)	(b)	—
Intangible assets	71,571	—		71,571
Goodwill	—	—		—
Contract fulfillment costs	591	—		591
Other assets	—	5,334	(a) (b)	5,334
Deferred tax asset	27,948	—		27,948

Total non-current assets	684,966	—		684,966

Total assets	$806,543	$—		$806,543

Liabilities and stockholders equity
Current liabilities
Bank loans, net	$282,846	$—		$282,846
Loan from shareholders	81,562	$(81,562)	(c)	—
Derivative financial instruments	2,049	(2,049)	(d)	—
Accounts payable and accrued expenses	26,888	5,153	(d) (e) (f)	32,041
Contract liabilities	21,328	—		21,328
Corporate income taxes payable	2,775	(2,775)	(e)	—
Lease liabilities	329	(329)	(f)	—
Convertible loan notes	3,856	(3,856)	(c)	—
Other Liabilities	8,242	(8,242)	(c)	—
Due to related parties	—	93,660	(c)	93,660

Total current liabilities	429,875	—		429,875

Non-current liabilities
Bank loans, net	68,643	—		68,643
Contract liabilities	2,147	—		2,147
Lease liabilities	2,042	(2,042)	(g)	—
Other liabilities	—	2,042	(g)	2,042

Total non-current liabilities	72,832	—		72,832

Total liabilities	502,707	—		502,707

Balance Sheet Reclassifications (June 30, 2021)	Seajacks Historical	Reclassifications	Notes	Seajacks as reclassified
(Dollars in thousands)
Shareholders’ equity
Common shares	595,000	—		595,000
Accumulated other comprehensive income	(1,661)	—		(1,661)
Accumulated deficit	(289,503)	—		(289,503)

Total shareholders’ equity	303,836	—		303,836

Total liabilities and shareholders’ equity	$806,543	$—		$806,543

Financial information presented in the “Seajacks as reclassified” column in the unaudited condensed combined pro forma statements of operations have been reclassified to conform to the presentation of Eneti as indicated in the table below:

	Year ended March 31, 2021				Six months June 30, 2021
Statement of Operations Reclassifications	Seajacks Historical	Reclassifi- cations	Notes	Seajacks as reclassified	Seajacks Historical	Reclassifi- cations	Notes	Seajacks as reclassified
(Dollars in thousands)
Vessel revenue	$42,755	$—		$42,755	$121,926	$—		$121,926
Other operating income	22	(22)	(A)	—	23	(23)	(A)	—
Operating expenses
Vessel operating and project costs	36,315	(22)	(A)	36,293	40,128	(23)	(A)	40,105
Depreciation expense	30,721	—		30,721	14,814	—		14,814
Impairment of long lived assets	289,125	—		289,125	289,125	—		289,125
Amortization of intangibles	5,332	—		5,332	2,084	—		2,084
Foreign exchange loss (gain)	(809)	809	(B)	—	1,119	(1,119)	(B)	—
Loss (gain) on derivative financial instruments	667	(667)	(C)	—	(55)	55	(C)	—
General and administrative expenses	11,167	—		11,167	7,340	—		7,340

Total operating expenses	372,518	120		372,638	354,555	(1,087)		353,468

Operating (loss) income	(329,741)	(142)		(329,883)	(232,606)	1,064		(231,542)

	Year ended March 31, 2021				Six months June 30, 2021
Statement of Operations Reclassifications	Seajacks Historical	Reclassifi- cations	Notes	Seajacks as reclassified	Seajacks Historical	Reclassifi- cations	Notes	Seajacks as reclassified
(Dollars in thousands)
Other (expense) income:
Interest income	1,407	—		1,407	14	—		14
Gain (loss) on derivative financial instruments	—	(667)	(C)	(667)	—	55	(C)	55
Foreign exchange gain (loss)	—	809	(B)	809	—	(1,119)	(B)	(1,119)
Financial expense, net	(21,571)	—		(21,571)	(11,714)	—		(11,714)

Total other (expense) income	(20,164)	142		(20,022)	(11,700)	(1,064)		(12,764)

Income before income tax benefit	(349,905)	—		(349,905)	(244,306)	—		(244,306)
Income tax (benefit)	(15,186)	—		(15,186)	4,356	—		4,356

Net income (loss)	$(334,719)	$—		$(334,719)	$(248,662)	$—		$(248,662)

Notes to Balance Sheet Reclassification Table	As of June 30, 2021
(Dollars in thousands)
(a) to reclass non-vessel property, plant and equipment to other assets	4,214
(b) to reclass right of use asset to other assets	1,120
(c) to reclass borrowings from related parties to due to related parties	93,660
(d) to reclass derivative financial instruments to accounts payable and accrued expenses	2,049
(e) to reclass corporate income taxes payable to accounts payable and accrued expenses	2,775
(f) to reclass current lease liability to accounts payable and accrued expenses	329
(g) to reclass non-current lease liability to other liabilities	2,042

Notes to Statement of Operations Reclassification Tables	Year ended March 31, 2021	6 months ended June 30, 2021
	(Dollars in thousands)
(A) to reclass other operating income to vessel operating and project costs	$22	$23
(B) to reclassify foreign exchange loss (gain) from operating (loss) income to other (expense) income	(809)	1,119
(C) to reclassify loss (gain) on derivative financial instruments from operating (loss) income to other (expense) income	667	(55)

Note 3—Adjustment to reflect exit from dry bulk business

Eneti announced on August 3, 2020 its intention to transition away from the business of dry bulk commodity transportation and towards marine-based renewable energy including investing in the next generation of wind turbine installation vessels. During July 2021, the Company completed its exit from the business of dry bulk commodity transportation, as such the unaudited pro forma condensed combined balance sheet reflects the impact of the sale of all vessels as if it had taken place on June 30, 2021 and the unaudited pro forma condensed combined statement of operations as if it had taken place on January 1, 2020.

Note 4—Accounting policy alignments and adjustments

(4a) Accounting policy alignments

As stated in Note 1—Basis of pro forma presentation, as part of preparing the unaudited pro forma condensed combined financial information, Eneti performed a review of the accounting policies of Seajacks to determine if differences in accounting policies potentially required revising of financial statement items to conform to Eneti’s accounting policies. Although Eneti management believes the adjustments to Seajacks’ financial statements represent the known material adjustments to conform to U.S. GAAP, the IFRS to U.S. GAAP adjustments presented below are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

Presentation in Seajacks’ historical financial statements	Presentation in pro forma combined financial information	Year ended December 31, 2020	6 months ended June 30, 2021
(Dollars in thousands)
Inventory(1)	Vessel operating costs	1,042	—

Note: (1) to reflect the expensing of previously capitalized inventory consumables from inventory to vessel operating costs; excluding tax benefit of $198

(4b) Adjustments from IFRS to U.S. GAAP

The following adjustments have been made to convert the Seajacks balance sheet from IFRS to U.S. GAAP:

(Dollars in thousands)	Notes	At June 30, 2021
Other assets	(1)	362
Accounts payable and accrued expenses	(1)	201
Other liabilities	(1)	180
Accumulated deficit	(1)	(19)

The following adjustments have been made to convert the Seajacks statement of operations from IFRS to U.S. GAAP:

(Dollars in thousands)	Notes	Year ended December 31, 2020	6 months ended June 30, 2021
Depreciation and amortization	(1)	(362)	(181)
General and administrative expenses	(1)	451	237
Foreign exchange (gain)	(1)	(178)	425
Financial expense, net	(1)	(128)	(213)
Income tax benefit	(2)	2,067	—

IFRS to U.S. GAAP Notes:

(1)

Under U.S. GAAP, leases are classified as either finance or operating at lease commencement if specified criteria have been met, whereas after the adoption of IFRS 16 Leases, IFRS does not distinguish between operating and finance leases. Rather, IFRS applies a single recognition and measurement model to all leases, which is similar to the treatment of finance leases under U.S. GAAP after the adoption of ASC 842 Leases with effect from January 1, 2019. All of Seajacks’ leases have been classified as operating under its U.S. GAAP accounting policy, where the lease liability is measured as the present value of the remaining lease payments and the right-of-use asset is re-measured as the amount of the lease liability adjusted for any lease incentives, prepaid/ accrued rents, initial direct costs, or impairment. Therefore, amortization and finance cost recognized on right of use assets and the corresponding lease liability under IFRS 16 has been reversed, and adjustments have been made to recognize rent expense on a straight-line basis over the lease term. The adjustment resulted in the reversal of amortization expenses of $0.2 million and $0.4 million and Financial expenses of $0.2 million and $0.1 million for the six months ended June 30, 2021 and the year-ended March 31, 2021, respectively, recognized under IFRS, and an increase in General and administrative expenses of $0.2 million and $0.5 million for the six months ended June 30, 2021 and the year-ended March 31, 2021, respectively, under U.S. GAAP. The adjustment also resulted in a increase to Foreign exchange loss of $0.4 million for the six months ended June 30, 2021 and an increase to Foreign exchange gain of $0.2 million the year-ended March 31, 2021. The adjustment also resulted in an increase to the right of use asset of $0.4 million and an increase of $0.2 million each to both Accounts payable and accrued expenses and Other liabilities as of March 31, 2021 under US GAAP.

(2)	IFRS requires tax laws enacted or “substantively enacted” as of the balance sheet date to be used, while the requirement under U.S. GAAP is to use only the enacted tax rates or laws. On March 11, 2020, the United Kingdom announced a change to the main corporation tax rate from 17% to 19% and was substantively enacted for IFRS purposes on March 17, 2020. Under IFRS, this resulted in the remeasurement of deferred tax balance as of March 31, 2020. Under U.S. GAAP, the rate change was not considered enacted until the Finance Bill received Royal Assent, which occurred on July 22, 2020. As such, under U.S. GAAP, the rate change should be reflected in the period ended March 31, 2021.

Note 5—Preliminary purchase price allocation

The preliminary purchase price for the Acquisition is listed below, subject to certain adjustments.

Consideration
(Dollars in thousands)
Issuance of redeemable notes	$70,686
Equity issued	152,288

$222,974

As part of the Acquisition, Eneti issued approximately 7.5 million common shares and 700,000 preferred shares valued at $18.56 per share, for total consideration of $152.3 million, issued $70.7 million of redeemable notes (maturing in March 2023) to selling shareholders and assumed Seajacks’ remaining debt obligations. The redeemable notes carry an interest rate of 5.5% until December 31, 2021 and 8.0% thereafter.

The purchase price allocated below has been developed based on preliminary estimates of fair value using the historical financial information of Seajacks as of June 30, 2021. In addition, the allocation of the purchase price to acquired identifiable assets and assumed liabilities is based on the valuation of the tangible and identifiable intangible assets acquired and liabilities assumed by management to prepare the unaudited pro forma condensed combined financial information. The Company’s acquisitions are accounted for such that the assets acquired and liabilities assumed are recognized at their acquisition date fair values, based upon preliminary appraisals performed, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill, or if the fair value of the net assets acquired exceeds the purchase consideration (“negative goodwill”), a bargain purchase gain is recorded.

The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final fair valuations are conducted. The final fair valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

(Dollars in thousands)
Purchase price:		$222,974
Allocated to (preliminary):
Historical book value of Seajacks assets, net	374,522
Fair value adjustments:
Property, plant & equipment	(12,522)
Inventory	(1,245)
Contract assets—current	5,169
Contract assets—non current	8,149
Contract liabilities—current	2,043
Contract liabilities—non-current	(538)
Write down of pre-acquisition intangible assets	(71,571)
Other net assets and liabilities	8,918

Fair value of tangible net assets acquired		312,925
Brand name—identifiable intangible*		4,518

Preliminary gain on bargain purchase (excess of the estimated fair value of net assets acquired over acquisition cost)		$(94,469)

*	indefinite useful life, based upon appraisal performed

Management’s preliminary estimate as of the date of this prospectus supplement is that the fair value of the net assets and liabilities acquired is greater than the purchase price (resulting in a negative value for goodwill). When the net fair value of the identifiable assets and liabilities acquired exceeds the purchase consideration, the fair value of net assets acquired is reassessed, with any residual negative goodwill recognized immediately in net income as a bargain purchase gain.

A key reason for the preliminary gain on bargain purchase is that the transaction was priced based on net asset value (“NAV”), with the number of shares issued being based on NAV per share. However, the share price upon which the fair value of the consideration is based for accounting purposes, the actual quote price, was materially lower. Also, the previous owners recognized that additional funding would be required to enable Seajacks to grow its business further through new vessel construction and upgrade of the existing vessels, however previous ownership structure was not appropriate for such growth due to the limitation of one of the former owners. The reduction in share value combined with the previous owners’ desire to close the transaction on an accelerated basis enabled Eneti to obtain the Seajacks business at a lower price resulting in the recognition of a bargain purchase gain.

Note 6—Transaction pro forma accounting adjustments

(a) Reflects the decrease in cash for cash consideration for acquisition financing and debt repayment ($237.8 million) and acquisition costs ($31.8 million)

(b) Reflects adjustments to record acquired assets at estimated acquisition date fair values and reflect the excess of the fair value of net tangible and intangible assets acquired over acquisition cost (see note 5)

(c) Reflects the pay down or assumption of existing Seajacks debt by Eneti

(d) Reflects the issuance of $70.7 million of redeemable notes in exchange for shareholder loan

(e) Reflects the issuance of 700,000 preferred shares to partially finance the Acquisition

(f) Reflect the issuance of approximately 7.5 million common shares to partially finance the Acquisition

(g) To eliminate the shareholder equity accounts of Seajacks ($303.8 million)

(h) Reflects lower depreciation expense following fair value adjustments to property, plant and equipment

(i) Reflects non-recurring acquisition costs being fully reflected in the combined statements of operations for the fiscal year ended December 31, 2020 and relating to compensation ($38.4 million for the combined statement of operations for the fiscal year ended December 31, 2020), consulting and financing fees ($12.1 million for the combined statement of operations for the fiscal year ended December 31, 2020 and $1.4 million for the combined statement of operations for the six months ended June 30, 2021)

(j) Reflects the reversal of intangible amortization costs following fair value analysis determination of indefinite life

(k) Reflects the removal of non-recurring items (i.e. impairment of property, plant and equipment and goodwill impairment) from the six month period combined statements of operations ended June 30, 2021 as these items are already reflected in the results of operations for Seajacks for the year ended March 31, 2021.

(l) Reflects dividend distribution to preferred stock as if they had been issued on January 1, 2020

(m) Reflects accrual of transaction costs not yet paid

(n) Reflects management’s preliminary estimate that the fair value of the net assets and liabilities acquired is greater than the purchase price and the related recognition of bargain purchase gain (see Note 5) in net income ($94.5 million), which is non-recurring in nature.

(o) Reflects lower interest costs from lower debt levels following Acquisition

(p) Seajacks has a history of tax losses and therefore recognition of deferred tax assets is limited to the amount that will more likely than not be recoverable and utilized in a foreseeable future to settle probable tax benefits. As of June 30, 2021, such recoverability was mainly assessed based on the existence of firm signed contracts, which will generate firm revenue over a known horizon of 2-3 years. A valuation allowance of $82,5 million has been recorded against deferred tax assets that will not more likely than not be realizable, including deferred tax assets on pro forma adjustments. This valuation is subject to adjustment if, based upon its evaluation, there is a change in the amount of deferred tax assets that are deemed more-likely-than-not to be realized.

The Finance Act 2021 was enacted after receiving the Royal Assent on 10 June 2021. As a result, deferred taxes have been calculated using the standard rate of corporation tax in the UK of 19% for the portion expected to reverse until March 31, 2023, and 25% for the portion expected to reverse thereafter

(q) Reflects decreased tax benefit from lower interest expense ($3.7 million), lower depreciation and amortization costs ($1.8 million) partially offset by tax benefit of acquisition related compensation costs ($0.4 million) for the combined statement of operations for the fiscal year ended December 31, 2020 and lower interest expense ($2.0 million) and lower depreciation and amortization costs ($0.7 million) for the combined statement of operations for the six months ended June 30, 2021.

(r) Reflects accelerated vesting of certain restricted share awards resulting from the Acquisition which impact on compensation expense is shown in adjustment (i).

REVIEW AND ANALYSIS OF SEAJACKS’ FINANCIAL INFORMATION

The following review and analysis of financial information of Seajacks should be read in conjunction with Seajacks’ historical financial statements, which have been prepared as of and for the years ended March 31, 2021 and 2021 in accordance with the IFRS as issued by the IASB, which are included herein, together with the historical financial information for Seajacks as of and for the six months ended June 30, 2021 appearing in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information of Eneti, included herein.

The following review and analysis of Seajacks’ financial information provides investors with certain information regarding the financial condition and results of operations of Seajacks for the periods presented, however, it is not intended, and does not purport, to provide a complete presentation of management’s discussion and analysis of financial condition and results of operations of Seajacks for the periods presented. We note in particular that this review and analysis does not include, among other things, an analysis of liquidity and capital resources, or a discussion of critical accounting estimates and does not include review and analysis of financial information as of and for the six months ended June 30, 2020.

The following review and analysis contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere herein.

History of Seajacks Prior to Eneti Acquisition

Seajacks International Limited was formed in 2006 by current management and sponsors and listed on the Oslo Axess Exchange in 2007. In 2010, the equity in the company was acquired by Riverstone LLC (Private Equity). In 2012, the equity in the company was sold by Riverstone LLC to Marubeni Corporation and INCJ (Innovation Network Corporation of Japan).

On August 12, 2021, Seajacks was acquired by us for cash, shares and the assumption of debt in a transaction which valued Seajacks at approximately $561 million (Enterprise Value). Seajacks has previously performed an annual impairment analysis, and since it was expected by the management of Seajacks to maintain the vessels for the foreseeable future their carrying value would be recoverable based on the higher of value in use and fair value less cost of disposal.

In 2014, the size of the typical offshore wind turbine increased beyond the capabilities of the NG2500X, so the core markets for these vessels became oil and gas related work in the Southern North Sea (maintenance and decommissioning of key infrastructure / platforms), maintenance on the installed capacity of offshore wind turbines in the North Sea (“O&M”), and hook up and commissioning of offshore substations that are required to transfer power generated from the offshore wind farm to the grid.

In 2014, the oil price fell sharply which significantly reduced the demand for the NG2500X vessels. At the same time supply of NG2500X increased by 100% as a new competitor, GMS, added three vessels to the North Sea. The result was low utilization and low day rates for the NG2500X vessels during the subsequent years. In 2019, GMS relocated two of the NG2500X back to the Middle East, which tightened the market in the Southern North Sea. However, this reduction in supply coincided with COVID 19, which led to a temporary reduction in demand as oil and gas programs and ‘ad hoc’ O&M work was deferred.

In order to be able to install the next generations of larger offshore wind turbines that were being located in deeper waters and farther from shore, Seajacks built Seajacks Zaratan and Seajacks Scylla, delivered in 2012 and 2015, respectively.

The Seajacks Zaratan was designed to support efficient and effective construction of offshore wind farms and has successfully installed wind turbines and wind turbine foundations associated with wind turbines of up to 6MW and facilitated commissioning of offshore substations. Given the increased deck size and crane capacity relative to the NG2500X, the Seajacks Zaratan is also able to support more challenging oil and gas requirements at more demanding locations

The Seajacks Scylla has also been designed to support efficient and effective construction of offshore wind farms, has successfully installed offshore wind turbines and foundations associated with wind turbines in excess of 8MW, and will be able to support the next generation of 12 -14MW+ offshore wind turbines. Given the increased deck size and crane capacity relative to the Seajacks Zaratan, Seajacks Scylla is also able to support more challenging oil and gas requirements at more demanding locations.

In 2014, wind farm installation demand in Northwest Europe started to slow as 15 projects in the United Kingdom and Germany were completed. At the same time, the supply of installation vessels was increasing as new build installation vessels were delivered. This led to an oversupply of installation vessels in Northwest Europe which resulted in low utilization and day rates in subsequent years. In 2019 the installation market dynamics began to shift as commercial wind farms started to be developed outside of Northwest Europe, and the industry started the move from being one ‘local’ market to a ‘global’ market incorporating Asia (China, Taiwan, Japan), and the United States. As the number of wind farms under construction in new markets has increased, so clients have had to pay significant amounts to mobilize vessels out of Northwest Europe to meet international demand. This has led to a tightening of the market and significant improvements in both utilization and rates.

Demand for our vessels is dependent upon factors including the overall demand for wind turbine installation, as well as demand for other offshore wind-related services such as O&M, and, for the smaller NG2500 vessels, work in the oil and gas industry. The key factors affecting the employment of our vessels are vessel capability, notably crane capacity, deck strength, leg length, vessel speed and accommodation capacity. Additional factors include the evolution in the offshore wind industry including the progression to next generation, typically larger, wind turbines, geographic location, as existing proximity to projects and the avoidance of long mobilization periods is a competitive advantage in respect of projects in Asia and Northwest Europe, and the supply of available competing vessels with similar specifications as well as, more generally, macroeconomic and other factors impacting the offshore wind and oil and gas industries or particular installations in the region.

Seajacks Revenues and Vessel Utilization

Year Ended March 31, 2021 vs. Year Ended March 31, 2020 (restated)

Revenues for the years ended March 31, 2021 and 2020, were $42.8 million and $53.2 million, respectively. The decrease is due primarily to reduced utilization resulting principally from the outbreak of COVID. For the year ended March 31, 2021, Seajacks revenues were primarily generated by the Seajacks Scylla which was employed in the North Sea installing foundations, as well as construction supervision income, while for the year ended March 31, 2020, higher revenues were generated due to higher utilization.

Seajacks vessel operating costs decreased in the year ended March 31, 2021 from the prior year due to lower overall employment of vessels due principally to the outbreak of COVID and cost saving measures undertaken by the Company to reduce overall operating costs when the vessels are not employed particularly for the NG2500X vessels, which more than offset higher maintenance costs.

Utilization rates for the years ended March 31, 2021 and 2020 are as follows:

	2021	2020
Seajacks Scylla	57%	26%
Seajacks Zaratan	41%	33%
Seajacks Hydra	0%	56%
Seajacks Kraken	0%	28%
Seajacks Leviathan	3%	48%

Six Months Ended June 30, 2021

Seajacks revenues for the six months ended June 30, 2021, were $121.9 million and generated primarily by the Seajacks Zaratan and Seajacks Scylla.

The Seajacks Scylla generated revenues of $74.1 million in the six months ended June 30, 2021. This was largely attributable to a termination payment paid by the client as a result of its decision to terminate the Formosa 2 contract for convenience in April 2021, a month prior to the contractual start date. In June 2021, Seajacks signed a contract with, and commenced operations for, GPO at the Yuedian Yangjiang Shapa offshore wind farm project at a rate of $125,000 per day.

The Seajacks Zaratan generated $40.0 million in revenues during the six months ended June 30, 2021, by installing foundations for Kajima Corporation at the Akita offshore wind farm. This project continued through October 2021.

Seajacks also earned $1.7 million, including a project initiation fee, during the six months ended June 30, 2021, related to the supervision of the construction of third party owned newbuilding vessel. The Company expects to continue to earn approximately $150,000 per month plus the reimbursement of costs incurred providing support at a mark-up of 10% until the vessel is completed.

The Seajacks Leviathan and Seajacks Hydra earned a combined $6.1 million performing oil and gas maintenance in the North Sea during the six months ended June 30, 2021.

Vessel operating costs on a per day basis during the six months ended June 30, 2021, reflected (i) costs incurred as vessels transitioned from Europe to Asia (ii) higher crew and travel related costs due to COVID and (iii) increased costs specific to each vessel as outlined below.

The Seajacks Scylla and Seajacks Zaratan were relocated from Europe to Asia for employment. Prior to and during their mobilization the vessels incurred extensive maintenance in preparation for harsh weather conditions in Asia specific, resulting in higher operating costs.

Increasing crew costs arose related to the impact of the COVID-19 pandemic. Travel restrictions such as lockdowns, mandated quarantine and other measures restricted the ability to change crews on normalized schedules and increased costs. The inability to change crews more frequently resulted in an increase in overtime pay and thus higher overall operating costs.

In addition to COVID-19 related costs, employment costs on the Seajacks Zaratan increased after the vessel received Japanese class in 2021. The requirement to use Japanese crew members increased the operating cost of the vessel.

Utilization rates for the six months ended June 30, 2021 are as follows:

Seajacks Scylla	100%
Seajacks Zaratan	100%
Seajacks Hydra	20%
Seajacks Kraken	0%
Seajacks Leviathan	34%

Current and Upcoming Projects

We have contracted to perform assignments for 2022, representing contracted revenue of $104.3 million as of November 8, 2021. Contracted revenue for chartering is calculated at the contract dayrate multiplied by the number of days remaining on the contract, assuming full utilization (but excluding any contract extensions). Contracted revenue also includes revenues derived from specific services or actions in relation to the completion of the respective project such as, sea fastening, mobilization, demobilization, transit and reservation fees. The amount of actual revenues earned and the actual periods during which revenues are earned will be different from the contracted revenue projections due to various factors. Downtime, caused by unscheduled repairs, maintenance, weather and other operating factors, may result in lower applicable dayrates than the full contractual operating dayrate. In addition, we have options under these contracts which, if exercised by the charterers, could result in additional revenue of up to $17.5 million.

Our current and upcoming projects include:

•	We currently have a time charter contract with a wind farm project to operate the Seajacks Scylla to provide transportation, management and installation services for certain wind turbine generators for an offshore wind farm project in China, which is expected to last until December 2021. Contracted revenue during the fourth quarter of 2021 for this project is $10.1 million, which, in addition to contracted revenue for chartering, includes demobilization fees from this project.

•	We currently have a time charter for the Seajacks Hydra to perform maintenance on a gas production platform. Contracted revenue during the fourth quarter of 2021 for this project is $2.0 million.

•	We have a time charter contract with a group of offshore wind farm project companies to operate the Seajacks Zaratan to provide transportation, management and installation services over a five month period for wind turbine generators for an offshore wind farm project off the coast of Japan that is expected to commence in 2022. Contracted revenue for this project is $35.7 million, which, in addition to contracted revenue for chartering, includes mobilization and demobilization fees and payments for sea fasteners;

•	We have a time charter contract with an offshore wind farm project company to operate the Seajacks Scylla to provide loading, transportation, crane operation and installation services for certain wind turbine generators for an offshore wind farm project in Taiwan, commencing in February 2022 and expected to last for eight months. Contracted revenue for this project is $68.6 million which, in addition to contracted revenue for chartering, includes mobilization and demobilization fees and payments for sea fasteners, and assuming the option for additional days is exercised.

In light of our securing these contracts, and the expected firm revenues and earnings that they represent, and our expectations that the level of future earnings and revenues will be higher than in the last few years before 2021, due primarily to the factors noted below, we believe that the historical financial performance of Seajacks has limited relevance in the discussion of future expectations with regard to revenues and earnings from this business. This belief is principally based on the anticipated strong demand for wind turbine installations for vessels with the capabilities that Seajacks Scylla and the Seajacks Zaratan offer in the worldwide and for the Seajacks Zaratan, the Japanese markets, and an anticipated strong recovery in demand for the NG2500X assets related to stronger demand from oil and gas companies for production enhancement for their North Sea oil and gas facilities.

We consider the Seajacks Scylla to be a highly capable vessel whose specifications are well suited for the installation of new larger wind turbines of 12 MW or greater that are currently being installed worldwide (excluding Japan). In light of its capabilities and anticipated demand, we expect the Seajacks Scylla to secure employment at the end of the employment it has which is to end in the third quarter of 2022 and for it to focus on installing larger size wind turbines at new wind farm projects in Asia or Europe after this time.

The Seajacks Zaratan has been positioned in the Japanese offshore wind market and flies the Japanese flag. The Japanese wind turbine market utilizes smaller wind turbines of less than 10 MW and we believe the specification of the Seajacks Zaratan make it well suited to these kind installation jobs. We consider the vessel to also be well suited to pursue other turbine installation work in adjacent countries as well as be employed for geotechnical work. This is seabed drilling to ascertain the suitability of the seabed surface to host wind turbine foundations and the siting of offshore wind farms. Unlike traditional oil and gas basins like the North Sea, where the seabed has been well mapped, extensive geotechnical work would be expected to be needed offshore Japan to ascertain suitable sites for offshore wind farms.

Finally, we consider the outlook for the NG2500X vessels to be favorable. While these vessels are no longer large enough for turbine installation as turbine sizes have increased, we consider their specifications to be well suited for O&M of the existing offshore wind farms and their accommodation capacity and ability to jack-up alongside existing North Sea oil and gas installations makes them suitable for production enhancement activities. With a higher oil price currently prevailing and creating stronger demand, we anticipate these vessels to have significant utilization rates and earnings in 2022 and beyond.

THE OFFSHORE WIND INDUSTRY

The statistical information and industry and market data contained in this section (the “data”) is based on or derived from statistical information and industry and market data collated and prepared by 4C Offshore Ltd. (“4C Offshore”). The data is based on 4C Offshore’s review of such statistical information and market data available at the time, including internal surveys and sources, independent financial information, independent external industry publications, reports or other publicly available information. Due to the incomplete nature of the statistical information and market data available, 4C Offshore has made some estimates where necessary when preparing the data. The data is subject to change and may differ from similar assessments obtained from other analysts of the offshore wind industry. While reasonable care has been taken in the preparation of the data, 4C Offshore has not undertaken any independent verification of the information and market data obtained from published sources. The Company believes and acts as though the market data provided in this section, “The Offshore Wind Industry” is reliable and accurate.

1 Introduction

Electricity is at the heart of modern economies. Demand for electricity is set to increase further due to increasing population, rising incomes, the electrification of transport and heat, and growing demand for digitally connected devices. Rising electricity demand is one of the key reasons for increasing global CO2 emissions and resulting climate change. Renewable energy plays an increasingly vital role in producing decarbonised electricity.

The International Energy Agency (IEA) shared its two scenarios for electricity demand growth and how offshore wind will contribute:

•	Stated Policies Scenario: Global electricity demand grows at 2.1% per year to 2040. This raises electricity’s share in total final energy consumption from 19% in 2018 to 24% in 2040. Offshore wind capacity is set to grow by 13% per year and global electricity supply from offshore wind will increase to 3%.

•	Sustainable Development Scenario: Electricity share in total energy consumption reaches 31% of the final energy consumption. Offshore wind capacity increases fifteen-fold from 2018 to 2040 (560 GW) (Figure 1). Offshore wind’s share of global electricity supply rises to 5%.

Installed capacity	Share of electricity supply

Figure 1. Projected global offshore wind capacity and share of electricity supply by scenario

The Paris Climate Change Agreement, adopted by 196 Parties in December 2015, is a legally binding agreement on climate change which aims to limit global warming to well below 2°C. The EU and its Member states are all signatories. To achieve this ambitious target, an immense expansion of renewable energy deployment is required at global scale. Offshore wind has a huge potential that is technologically and commercially feasible, and will play a critical role in Europe’s efforts to achieve net zero emissions by 2050.

The advantages of offshore wind power include:

•	Renewable source with growth potential: Offshore wind is one of the highest growth sources of electricity supply. According to the IEA, offshore wind expansion could avoid between 5 billion and 7 billion tonnes of CO2 emission from the power sector globally (EIA, 2019).

•	Stronger and more reliable wind resources: Offshore wind resources tend to be stronger and more consistent than on land. Small increases in wind speed result in large increases in energy production. The faster wind speeds offshore mean much more energy can be generated than onshore.

•	Higher capacity factors: The net capacity factor is the ratio of an actual electrical energy output over a given period of time compared to the maximum possible electrical energy output over that period. Offshore wind’s capacity factor is higher than solar and onshore wind, as solar panels do not produce energy at night.

•	Cost competitive: Offshore wind is expected to be the second cheapest electricity source after solar by 2040 (BEIS,2020).

•	Close proximity to demand centres: Most of the global population is concentrated in major coastal cities. Conversely, good land-based wind sites are often located in remote locations, far from cities where the electricity is needed. Building offshore wind farms in these coastal areas can help to meet energy needs from a domestic source of energy.

•	Reduced land requirements: Land requirement/MW is a lot less for offshore wind compared to solar technology. Offshore wind turbines are also widely spaced apart allowing other activities in the project area.

•	Less local impact: With onshore wind, concerns exists over the noise produced by turbine blades and the visual impacts to the landscape. Because offshore windfarms are getting further from shore the concerns for noise or aesthetics are minimal.

Vindeby was the first offshore windfarm, deployed in the coast of Danish island of Lolland in 1991. However, in the last 10 years the market has really taken off. Soon to be world’s largest offshore wind farm, Hornsea Two (1.4GW) is under construction off the coast of England. Hornsea One (1.2 GW) is the largest operational windfarm to date. The global leader Ørsted’s Hornsea One project produces enough energy to power well over one million homes. Ørsted has built more offshore wind farms than any other offshore wind developer in the world, with 9.9 GW operational capacity expected by 2022.

2 Offshore Wind Market Outlook

Despite the COVID pandemic, the outlook for renewable energy continues to improve as the world transitions to cleaner sources of energy. While offshore wind has growth has been slower than other renewable energy sources such as solar and onshore wind projects, it has accelerated over the last few years.

The acceleration in growth of offshore wind is not only due to ambitious national targets and supportive policy frameworks, but also declining costs and improving economies of scale. Thus, offshore wind is posed for significant growth over the next decade.

The high level of offshore wind growth can be credited to favourable economics versus other sources of electricity, and additionally supportive policy frameworks reducing risk to lenders.

Annual capacity entering construction globally has increased by around 27% per year between 2010 and 2019 (Figure 2). A significant level of 2020 capacity build out is driven by China. Chinese projects were incentivised to enter construction in order to secure subsidies; these projects began construction but made minimal progress in 2020 and each will continue to work in batches for 2-3 years until completion. China is excluded from analysis throughout this report due to its self-served market dynamics.

The global offshore wind market is set to grow 18% per year from 2021 through 2026. Offshore wind cumulative capacity is expected to increase to 153 GW by end-2026, 95.5 GW up from the end-2020 underway capacity

Annual and cumulative global offshore wind capacity by offshore construction start, 2011-2026

Annual and cumulative underway capacity (GW)

Average turbine (MW) size by year and by georegion

Figure 2.Annual offshore wind capacity entering construction by georegion, and average turbine size, 2010-2026.

Significant technological improvements have led to increases in the size and output of offshore wind turbines. For example, Vesta’s V-80 turbine constructed in 2000 was only 2 MW whereas it’s new V-236 turbine is 15 MW and expected to being production in 2024.

Europe has been the global leader in offshore wind farm development, where high wind speeds, shallow waters and favorable ground conditions have facilitated rapid growth. In Europe the average installed turbine size has increase from 4 MW in 2014 to 8-10 MW in 2021. This is expected to increase further as 15MW are being planned for installation in 2026.

Asia has followed Europe in offshore windfarm development, while their average installed turbine has been 5-6MW, turbine sizes are expected to increase to 8-9MW through 2026.

Recent announcements for offshore wind development North America, specifically the United States, and proposed projects are expected to install turbine capacity similar to Europe.

The growth rate of offshore wind has been nurtured in European countries where high wind speed, shallow waters and good ground conditions have provided suitable conditions for rapid growth. Considering the total commissioned capacity (Figure 3) by country, it can be seen that the UK retains its position as the global leader, with a total of 10.4 GW capacity commissioned by Q3 2021. The global total, excluding China, stands at 25.3 GW with another 19 GW of capacity currently under-construction, or in pre-construction (having reached FID) (Figure 4).

UK, Germany dominate the global market (exc. China) Fully commissioned capacity (MW)	UK remains the biggest market Under construction and FID made capacity (MW)

Figure 3. Global fully commissioned capacity by Q3 2021.China (not shown) has 5.8 GW of fully commissioned capacity.	Figure 4. Global capacity under construction and having reached financial investment decision by Q3 2021. China (not shown) has 19GW capacity under construction and post-FID.

3 Offshore Wind Turbine Trends

Turbines convert kinetic energy from wind into alternative current (AC) electrical energy. Offshore turbines are horizontal axis wind turbines with three-bladed rotors and are much larger than onshore models.

The main turbine components are:

•	Nacelle: supports the rotor and converts the rotational energy from the rotor into AC electrical energy. The nacelle includes a generator, gearbox, yaw system, bed plate and many other components.

•	Rotor: extracts the kinetic energy from the air. The blades form part of the rotor, attached to the nacelle at the hub. Swept area refers to the area of the circle created by the blades as they rotate through the air. New turbine designs have a larger swept area to capture more energy and achieve a higher capacity factor.

•	Tower: is a tubular steel structure supporting the nacelle and rotor.

Figure 6. Illustration of turbine size (Source: BNEF)
Figure 5. Illustration of an offshore wind turbine (Source: TU Delft,2020)

Wind turbine suppliers are systems integrators. Blades are typically manufactured in-house, along with other components in some cases. Most of the internal components however are supplied by different manufacturers. The design life of an offshore wind turbine is generally 25 years.

The market has seen rapid progress in turbine technology, with larger turbines contributing to cost reductions for three primary reasons:

I.	Energy yield is proportional to the swept area of the rotor, which scales with rotor diameter by the relationship pr2, i.e. energy yield scales at a quicker rate than the increase in rotor diameter.

II.	Larger turbines mean fewer turbine installations and associated balance of plant are required to reach the target capacity, reducing CAPEX/MW.

III.	OPEX is primarily driven by the number of turbines and not the wind farm capacity, so fewer turbines mean lower O&M costs per unit of energy production.

Increasing appetite driven by competitive pressure for low cost energy means turbine manufacturers continue to develop larger turbines (Figure 7).

	MW	Rotor Diameter (m)	First Commercial Commissioning

Haliade-X 12 MW	12/13/14	220	2022, Skipjack,USA

V236-15.0 MW	15	236	Not contracted yet, serial production is expected in 2024

V164-10.0 MW	10	164	2022, Golfe du Lion,France

V174-9.5 MW	9.5	174	2023, Arcadis Ost, Germany

V164-9.5 MW	9.5	164	2020, Northwester 2

V164-8.0 MW	8	164	2016, Burbo Bank Extension, UK

SG 14.0-222 DD	14	222	Dominion Energy,US, Hai Long 2A,Taiwan and Sofia, UK

SG 11.0-200 DD	11	200	Gode Wind 3, 2024, Germany

SG 11.0-193 DD	11	193	2023, HKZ I and II, Netherlands

SG 10.0-193 DD	10	193	No current contracts, available from 2022 (was HKZ)

SG 8.0-167 DD	8	167	2020, Seamade, Belgium

SWT-7.0-154	7	154	2017, Walney Ext

Figure 7.Latest offshore wind turbine models (excluding Chinese models).

The growing physical dimensions of turbine components increases the demands placed on the jack up fleet which install them. As rotor diameter increases, the turbine tower height and thus weight, also increases. The tower height must encompass both the blade length and a measure of blade clearance to allow for high sea states, typically in the region of 25-35 m. Nacelle weight increases with rated turbine capacity, although innovations in drive trains and design optimisation mean this trend is not linear (Figure 8).

Higher stiffness materials with improved fatigue performance, lighter weight and higher reliability are being continually developed and commercialized to give longer, more slender blades. As blades get increasingly longer, there will be further production, transportation and installation challenges.

Figure 8. Offshore wind turbine physical dimensions trends

4 Cost of Offshore Wind: LCOE & CAPEX

The levelised cost of electricity (LCOE) is the revenue required to build and operate a project over a cost recovery period. The long-term success of offshore wind industry depends on its cost competitiveness. The latest BEIS (Department for Business, Energy and Industrial Strategy) report estimates the LCOE for projects starting operation in 2025, 2030, 2035 and 2040. By 2040, offshore wind is expected to overtake onshore wind as the second cheapest solution following solar (Figure 9).

UK government expects renewable costs to drop

Levelised Cost Estimates for Projects Commissioning in 2025, 2030, 2035 and 2040 in UK, EUR/MWh (Source: BEIS, 2020)

Figure 9.Forecasted cost of electricity generation from different resources in the UK (Source: BEIS, 2020)

Technologicaldevelopments, changes in financing costs, competitive auctions and cluster effects have facilitated offshore wind to experience rapid cost reduction. The windfarm supply chain has also developed more efficient manufacturing and installation practices. The cost of offshore wind is expected to fall further; global offshore wind LCOE dropped under €100/MWh in 2019 and is projected to decline to €50/MWh on average by 2025 (Figure 10).

Global Offshore Windfarm LCOE by year (exc.China)

LCOE (EUR/MWh) for the projects >30MW

Figure 10.LCOE of global offshore wind farms excluding China.

Capital Expenditure (CAPEX) is the cost of all activities up until works completion date and the largest contributor to the lifecycle costs, at approximately 60-65% of LCOE. Offshore wind turbine supply makes up around 40% of total CAPEX. 4C estimates the current turbine installation cost is around 2% of the total CAPEX (Figure 11) which is in line with the UK Crown Estate’s latest “Guide to an Offshore Windfarm” report. Vattenfall has also stated the turbine installation cost for its upcoming UK projects to be around 2% of the CAPEX.

Figure 11.CAPEX breakdown of a typical fixed-bottom offshore windfarm. Other includes contingencies, management reserves, resource costs, insurance and construction management.

5 Siting Trends in Offshore Wind

A clear trend towards increased water depth, further distance from shore and increased project size in Europe, Asia, and North America can be seen in Figure 12.

The depths at which turbines are installed has steadily increased in Europe and will continue to do so as larger upcoming projects are scheduled install larger turbines in deeper waters. Future offshore wind sites in the midterm (by 2026) are similar to some of those existing or underway. The average project capacity is steadily increasing as economy of scale starts to be realised in larger parks. 1GW projects are expected to become the norm in Europe and North America by 2026 but Asia is lagging behind.

Planting deeper and further Weighted average water depth (m) (annual)	Weighted average distance to shore (km)

Increasing project sizes Annual project sizes (MW) by georegion

Figure 12. Weighted depth (top left), weighted distance (top right), and annual project size (bottom) of global offshore windfarms by offshore construction start year. Asia excludes China.

6 Offshore Wind Project Value Chain

The offshore wind industry connects a wide range of industries and companies worldwide, starting from the development phase through to decommissioning. Figure 13 summarises a typical offshore windfarm project life cycle.

Development and consent	Manufacture	Installation and commissioning	Operation and maintenance	Decommissioning

•  Activities up to the point of financial close, including: planning consents, environmental impact assessments, resource and met ocean surveys, engineering and consultancy services

•  Developers are responsible for development and consents

•  Key Developers: Ørsted, Vattenfall, RWE, Equinor, SSE

•  Supply of the key components contracted by the developer

•  Turbine Suppliers (OEM): Siemens Gamesa, GE, Vestas

•  Foundation suppliers: Bladt, EEW, Sif, Navantia (Designers: COWI, Atkins, Ramboll)

•  Cable Suppliers: JDR, Hellenic Cable, LS Cable, Nexans, NKT, Prysmian

•  Offshore substation Suppliers-Electrical: ABB, GE, Schneider

•  Offshore substation Suppliers-Structure:Bladt, Smulders, Navantia

• Installation and commissioning of the key components contracted by the developer • For more detail see the Installation Value Chain Section

•  It is the combined functions of day-to-day management, maintenance of assets, and service of assets during the lifetime of the wind farm. Activities formally start at construction completion date

•  The wind farm operator will oversee and fulfil overall site operations activities, including turbine and balance of plant maintenance

•  Key Operators: Ørsted, Vattenfall, RWE, Equinor, SSE

• Removal or making safe of offshore infrastructure at the end of its useful life, plus disposal of equipment. • Contractors will be similar to those used for installation.
DEVEX	CAPEX		OPEX	DECEX

Figure 13. Offshore windfarm project lifecycle

Development and consent are managed by the windfarm developer, covering the activities up to the point of financial close with a time span of 5-7 years. The developer will typically procure the Tier 1 suppliers to design, supply and installation of key components in the late stage of development.

The offshore wind supply chain has a strong cohort of major component suppliers which contract directly with project developers. This top level of the supply chain is commonly referred to as Tier 1, and typically supplies or installs wind turbine generators (WTGs), foundations, substations (onshore & offshore) export and array cables.

Manufacturing, and transport and installation (T&I) contracts are often signed two years before construction. Construction of an offshore windfarm takes 3-4 years on average. Turbine installation is the final stage of construction, and typically takes place in the final 12 months of the construction process. Once the windfarm is fully commissioned, the longest value chain activities start, in the operation and maintenance (O&M) phase. O&M activities last for 20-25 years or more.

Wind turbines are typically under warranty for 5 to 10 years of operations and the wind turbine suppliers (i.e. Siemens Gamesa, GE, Vestas) offer a service level agreement to the windfarm operator during this period to provide turbine maintenance and service. After this initial warranty period, the wind farm operator may choose to retain the services of the supplier, maintain and service the wind farm using an in-house team, contract a specialist company, or develop an intermediate arrangement where turbine technicians transfer to the wind farm owner at the end of the warranty period.

7 The Installation Value Chain

The typical offshore installation process for fixed bottom windfarms is in the following order, with overlaps where possible to shorten the construction timeline:

Foundation Installation	Offshore Substation Installation	Array Cable Installation	Export Cable Installation	Turbine Installation

•  Monopile, jacket or gravity-based foundation installation

•  Monopiles and jackets can be installed by floating or jack up vessels. Gravity-based can be installed by floating vessels or crane barges.

•  Monopiles usually also require a separate transition piece installing, and jackets usually require pre-piling.

•  The foundation is installed prior to the topside. The substation foundation can be a monopile or jacket.

•  Substation installation is a heavy lift operation requiring high crane capacity.

•  Sheerleg crane vessels, barges, heavy lift vessels and semisubmersible vessels can be used.

•  Cable installation between wind turbines and the offshore substation (typically rated at 66kV AC)

•  Steps include: Cable lay, cable burial (pre-trenching/ simultaneous lay & burial), cable pull in to turbine and testing & termination.

•  Specialized cable lay vessels are used

•  Cable installation between offshore and onshore substation (typically rated at 220kV AC)

•  Export cable installation steps involves the same activities as array cables.

•  Same cable lay vessels can be used for export cable installation however, export cable installation vessels will typically have larger carousels.

• Turbine installation vessels transport turbine components to the site and install the turbine on the foundation • Jack-up vessels are used for turbine installation

Key Players: DEME, Van Oord, Subsea 7, Boskalis, Saipem	Key Players: Subsea 7, DEME, Scaldis, Heerema, Saipem, Boskalis	Key Players: Boskalis, Subsea 7, DEME, Global Marine, Van Oord	Key Players: Boskalis, NKT, Prysmian, Jan De Nul, DEME, Nexans	Key Players: DEME, Van Oord, Fred Olsen, Cadeler, Jan De Nul, Seajacks

Figure 14. Installation stages of an offshore windfarm

Turbine installation vessels are specifically designed for the purpose. Currently, turbine installation is completed using self-propelled jack up vessels, which are fitted with long support legs that can be raised and lowered. The vessel transits into the windfarm site in floating configuration and jacks up at the work location by extending the legs down to the seabed. Jack ups provide a stable platform for lifting in what can be harsh sea conditions and are used in the offshore wind sector for a variety of roles across development, construction, O&M and decommissioning.

Figure 15. Illustration of a turbine installation vessel, jack up vessel

Crane capabilities and deck space are increasingly important drivers of competitiveness. Leg length, crane reach and vessel stability determine the water depths and sea states in which vessels can jack-up, and the height above deck it is possible to reach. The current available fleet was designed to install 6-10MW turbines. Currently, 15MW turbines are being developed by manufacturers. While several vessels have undergone upgrades, upgrades can impact other aspects of vessel performance if they were not taken into consideration in the initial design. To date, emerging market turbine sizes have lagged behind Europe (Figure 2). Therefore, vessels no longer suitable for the European market can work in emerging markets, especially those in Asia. However, projects in Asia are also catching up with bigger turbine sizes so this is only a likely revenue source in the short term.

Smaller jack-ups which are no longer capable of installing newer, larger turbines can find roles in accommodation, geotechnical investigations, transition piece installation, substation commissioning work, large component repair and replacement during operations, and lastly decommissioning.

Turbine Installation: Larger turbines place greater demands on vessels, installation processes and port infrastructure meaning further innovation and adaptation of installation equipment and methodologies are expected as turbine size increases. As demand for larger rotor size increases, pre-assembly becomes less viable due to the additional quayside and deck space required as well as subjecting vessels to greater dynamic loads, navigational challenges and lift limitations. All European projects in recent years installed on site using the five-piece lift installation method (tower, nacelle, three blades), but tower weight constraints may move the market back toward split tower configuration.

Turbine Installation Contract: EPCI contracts, with full turnkey scope were common on the very first pioneering projects (e.g., North Hoyle, 2003 and Kentish Flats, 2005) but were considered unsuitable following a series of cost overruns and supply chain insolvencies as a result of exposing contractors to unanticipated risks (e.g. Greater Gabbard).

Therefore, multi-contracting became more popular as projects grew in size and complexity, with the project developer signing several contracts for the delivery of different components of the wind farm, often with separate contracts for the supply and T&I of each key component. The most experienced developers (e.g. Ørsted) manage the most contracts and use their in-house project development, design and contract management expertise as a source of competitive advantage. Taking the risks in-house and managing them successfully rather than passing them on to the supply chain allows for cost savings and more control over design and delivery.

Recent announced contracts show a mix of contracting styles, but in the 40+ turbine contract (EPCI and installation) contracts which have been awarded since 2019 (exc. China and Vietnam), multi-contracting, i.e. separate supply and installation contacts for turbines, remains the most popular.

8 Wind Turbine Installation Vessel Supply

The water depth at which jack-ups can safely install turbines is dependent on several site-specific variables including wave and wind conditions, sea bed conditions, tides and tidal range and sea state. Turbine transport and installation requires stable platforms for operations to ensure safe operations and reduce the risk of damage to components. A small motion at deck level quickly becomes a large movement at an elevated hook height, adding dynamic loads on to the crane and making turbine installation more complex. For these reasons only jack-up platforms are used for turbine installation.

Maximum installation depth: The actual limiting depth for each deployment depends on installed leg length, sea-bed penetration and required air-gap and must be determined through site specific assessment. Vessel water depth capability at each windfarm site is not accounted for in this supply analysis due to the inaccuracy in estimating future site conditions, but for the purpose of fleet comparison, maximum operable water depth as stated by the operator, is presented for each vessel.

Maximum hook height (ASL): A crane’s maximum nacelle lifting height is determined by the hook height above deck (which will be reduced by outreach) plus the depth of the vessel and the height of the airgap, less the height of any rigging and the nacelle module:

Maximum hook height ASL(m) = airgap (10 m) + vessel depth(m) + hook above deck(m) – rigging allowance(m)

Maximum Lift Capacity: Quoted lift capacity at working radius (~30-40m) was used as a preferred estimate to max lift.

Rigging allowance
Hook height above deck
Vessel depth
Air gap
Water depth
Seabed penetration

Figure 16.Illustration of a jack up and parameters for turbine installation

Key Operators and Market Shares

Figure 17. Key operators and their assets by turbine rating. Current assets and firm orders only. Options are not included and upgrades are not presented.

Figure 18. Turbine installation market share by operator and by vessels, global exc. China, 2016-2021

Eneti is well positioned in offshore wind market with Seajacks acquisition (5 vessels) and 1 new build. The market leader DEME owns 6 turbine installation vessels but currently they are not capable of install larger than 10MW turbines. Sea installer will undergo crane upgrade and operator also have an option to upgrade Sea Challenger. All key operators have firm orders in place for jack ups to install next generation turbines except DEME and Fred Olsen.

Market share charts show the known market shares of turbine installation vessels from 2016 through 2021.DEME Offshore is the market leader for turbine installation over the last five years, using Sea Installer and Sea Challenger (Figure 18). Other key players for turbine installation include Fred Olsen, Cadeler, Seajacks, Jan de Nul, and Van Oord. 5 major operators (DEME, Fred Olsen, Cadeler, Seajacks, JDN) secured 80% of the global market share with 10 vessels.

Current Fleet

The active turbine installation fleet consists of 15 jack ups. Many of these vessels also engage in foundation installation and turbine maintenance. Three additional jack ups are also considered; although not currently active in turbine installation they are technically capable and thus likely to contribute to future installations. These are DEME Offshore’s Innovation (a foundation installation vessel, likely to transition from foundations to turbines due to increasing foundation weights), Van Oord’s MPI Adventure (primarily engaged in maintenance but could be re-deployed for remaining <10 MW turbine installations) and Penta-Ocean’s CP-8001 which is intended for use in the Japanese market. A further 13 jack ups are not competitive in turbine installation and operate in the <10 MW maintenance and oil and gas markets.

Outside of Europe, the jack ups in Table 1 are likely to serve emerging Asian markets, where cabotage rules allow, until domestic assets are built. Since the latest update, Taillavent was sold to a Chinese operator.

											Capacity Installable
Vessel	Operator	Year Built	Design	Hook height ASL (m)[1]	Max lift capacity(t)[2]		Max water depth (m)	Variable deck load (t)	10 MW		12 - 14MW		15 MW	#12-15 MW
Aeolus 2.0	Van Oord	2014	N/A	136.1	1600		45	7250	X
Apollo	DEME Offshore	2018	NG 5500X	158	500		70	4500	X	[4]
Blue Tern	Fred. Olsen	2012	KFELS MPSEP	124.75	800		65	7000	X	[56]
Bold Tern	Fred. Olsen	2013	NG-9000C-HPE	138	640		60	9500	X	[5]
Brave Tern	Fred. Olsen	2012	NG-9000C-HPE	138	640		60	9500	X	[5]
CP-8001[7]	Penta- Ocean	2018	GJ-3750C		800		50		X	[5]
INNOVATION	DEME Offshore	2012	N/A	141	1500		65	8000	X
MPI Adventure	Van Oord	2011	NG-7500/6	120	1000	[3]	40	6000	X	[6]
SEA CHALLENGER	DEME Offshore	2014	NG-9000C	140	632		55	6000	X	[6]
SEA INSTALLER	DEME Offshore	2012	NG-9000C	121	632		55	6000	X	[6]
Seajacks Scylla	Seajacks	2015	NG-14000X	153	1500		65	9425	X		X	[6]		4
Seajacks Zaratan	Seajacks	2012	NG-5500C	119	600		55	5200	X
Vole au Vent	Jan de Nul	2013	N/A	139.5	1500	[3]	50	6500	X
Wind Orca	Cadeler	2012	N/A	117.4	1200		60	8400	X	[6]
Wind Osprey	Cadeler	2012	N/A	152.4	1150		60	8400	X		X	[6]		3

Table 1 Specifications of the current turbine installation fleet. (1) Hook height above deck + specified vessel depth + 10 m air gap (2) At ~30-40 m radius (3) At 20-25m radius (4) Lift weight marginal (5) Hook height marginal (6) At sites with low blade clearance and/or increased air gap (7) Unlikely to leave Japanese market.

10 MW: 112 m hub height + 15 m rigging allowance, 450 t nacelle weight (exc. ~50t for grillage, equipment and rigging)

12-14 MW: 150 m hub height + 15 m rigging allowance; 850 t nacelle weight (exc. ~50t for grillage, equipment and rigging); carrying capacity assumes ~2200t per turbine.

15 MW: 155 m hub height + 20 m rigging allowance; 550 t nacelle weight (exc. ~50t for grillage, equipment and rigging) ASL: Above Sea Level

New Builds and Upgrades

Increasing turbine dimensions mean that to secure asset longevity operators are proceeding with upgrades to existing vessels. Upgrades provide a lower cost option than newbuilds and are usually scheduled over winter months to minimise lost earnings impact.

Several existing operators and new market entrants intend to build new jack ups to meet the rising demand. Those considered most viable to reach the market by 2026 are listed in Table 2 along with the planned upgrades.

While the modelled new build market includes ten jack ups, three are Japanese builds and are expected to see sufficient demand to remain in their domestic market.

									Capacity Installable
Vessel	Operator	Year Delivery	Status	Design	Hook height ASL (m)[1]	Max lift capacity (t)[2]	Max water depth (m)	Variable deck load (t)	12-14 MW		15 MW		#12-15 MW
Voltaire	Jan de Nul	2022	Under construction	N/A	187.1	3000	80	14000	X		X		6
JU VIND 1	OHT	2023	Ordered	NG-14000XL-G	177	1250	65	8750	X		X		4
Name tbc	Eneti	2024	Pre-order	NG-16000X	189.5	2600	65	12500	X		X		5-6
Name tbc	Cadeler	2024	Ordered	NG-20000X-G	192	2000	80	17000	X		X		7
Name tbc	Cadeler	2025	Ordered	NG-20000X-G	192	2000	80	17000	X		X		7
Charybdis	Dominion Resources	2024	Under construction	NG-16000X-SJ	173.7	2200		11500	X		X	[3]	5
Name tbc[4]	Shimizu	2022	Under construction	SC-14000XL	179	1250	65		X		X		3
Name tbc[4]	Penta- Ocean	2022	Under construction	GJ-9800C	140	1600	50
Name tbc[4]	Obayashi	2023	Under construction	N/A		1250
Name tbc	Van Oord	2024	Ordered	N/A		3000	70		X		X
Upgraded Bold Tern[6]	Fred. Olsen	2022	Upgrade Ordered	NG-9000C-HPE	174	1250	60	8000	X	[6]	X	[6]	3
Upgraded Wind Orca	Cadeler	2024	Upgrade Ordered	N/A	180.1	1600	60	10000	X	[6]	X	[6]	4
Upgraded Wind Osprey	Cadeler	2024	Upgrade Ordered	N/A	180.1	1600	60	10000	X	[6]	X	[6]	4
Upgraded Sea Installer	DEME Offshore	2023	Upgrade Ordered	NG-9000C		1600	55		X		X

Table 2 Specifications of future vessels and upgrades. (1) Hook height above deck + specified vessel depth + 10 m air gap (2) At ~30-40 m radius (3) At sites with low blade clearance or increased air gap (4) Likely to remain in Japanese market (5) Likely to remain in US market (6) Restricted depth and tower weight restrictions 1

12-14 MW: 150 m hub height + 15 m rigging allowance; 850 t nacelle weight (exc. ~50t for grillage, equipment and rigging); carrying capacity assumes ~2200t per turbine unless otherwise stated

15 MW: 155 m hub height + 20 m rigging allowance; 550 t nacelle weight (exc. ~50t for grillage, equipment and rigging) ASL: Above Sea Level

Vessel Suitability Analysis

Number of vessels capable of installing turbine capacity

Figure 19.Number of vessels capable of installing turbine capacity by end-2026. Compares hook height above deck + specified vessel depth + 10 m air gap, and maximum lift capacity at 30-40m radius to turbine hub height + rigging allowance and nacelle weight. Includes marginal capability vessels, excludes the Japanese fleet. Charybdis expected to meet 15 MW + turbines but likely to remain in US market due to high demand.

Based on lift height and weight, only 1 existing vessel are capable of installing a 12+ MW turbine (under specific site conditions). Including new builds and vessel upgrades increases the pool to 12 vessels (Figure 17). This does not include Japanese vessels but does include the US-built Charybdis.

Increasing tower weights will prove an additional challenge, with a 12-15 MW turbine tower weighing in the region of 900-1200t. Towers can be installed offshore in sections but this increases offshore installation time and, due to reduced deck space, means fewer installations per loadout. It could also increase mobilisation time.

The 15 MW+ market is limited to 11 vessels due to increased lift height requirements.

9 Wind Turbine Installation Vessel Demand

As the demand for large offshore wind turbines grows so does the demand for highly specialized vessels capable of installing these larger components. An analysis of the scale and characteristics of this demand is forecasted below.

Turbine installation start (if unknown) is modelled assuming that turbine installation will start one year after offshore construction starts (foundation installation start).

Installation is spread through the year and may roll into the following year. The length of the installation period (unless known from developer communications) is calculated by multiplying the number of turbines by an installation rate of 3 days per turbine. Projects in Asia are modelled at the average European rate plus 0.5 days per turbine to account for the learning rate and the influence of typhoons and earthquakes. Floating projects and projects in under 15 m water depth are excluded from the installation demand since these projects are not suitable for jack-up vessels. Chinese projects and Japanese projects (after 2023) are also excluded due to self-served market dynamics.

In order to forecast the number of vessels required per year, an estimate of number of vessel days for future turbine installations (number of turbines x turbine installation rate) is calculated. Additionally, the productivity rate of a vessel (the proportion of the year spent on turbine installation related activities) is set at 65% in accordance with historical data. A lower productivity rate will increase the number of vessels required for turbine installation and vice-versa.

Global turbine installation demand peaks in 2025 Demand by turbine installation start year	Global turbine installation demand in number of vessels Demand by turbine installation start year

Figure 20. Global turbine installation demand by turbine bins and by year (exc. China and excluding Japan after 2023)

Forecasting shows an average of 20-21 vessels per year will be required between the period 2024-2026 (Figure 18). The demand for vessels that can install 12MW+ turbines is 17 and 18 vessels in 2025 and 20261.

Turbine Installation Demand in the US

[1]	Assumptions for demand analysis:

•	Project timelines are based on 4C’s project opportunity pipeline

•	Charts excludes Chinese projects, floating projects and projects <15m water depth. Also, Japanese projects starting turbine installation in 2023 and later excluded. It is assumed that once the new Japanese builds are online, the Japanese market will be self-served close market.

•	Turbine installation starts one year after foundation installation

•	Turbine installation rate in Europe: 3 DpT, in North America& Asia: 3.5 DpT

•	If the turbine size is not known yet, 4C’s turbine rating model has been used to estimate the turbine rating

•	Turbine bins: Under 10MW, 10-12MW (excludes 12MW turbines), 12-15MW (excludes 15MW turbines), 15MW+ (includes 15MW turbines)

•	Demobilisation and mobilisation time is included in the vessel days. Demob: 7days/project, Mob: 35 days/project

•	Turbine installation vessel will spend average of 230 days for turbine installation in a year (based on historic installation data)

Global turbine installation demand peaks in 2027 Demand by turbine installation start year	US: Turbine installation demand in number of vessels Demand by turbine installation start year

Figure 21. US turbine installation demand by turbine bins and by year

22GW of offshore wind capacity is expected to be installed between 2023 and 2030 in the US. The US turbine installation demand peaks in 2027 with 8 turbine installation vessels required. The demand for vessels that can install 12MW+ turbines is average of 4 vessels each year between 2024 and 2030.

10 Supply vs Demand

Vessel Supply	2021	2022	2023	2024	2025	2026
Total Fleet	15	18	16	20	21	21
12MW+ vessels only	2	5	6	11	12	12

Figure 22.Total vessel fleet and number of vessels capable of installing 12MW + turbines for the period 2021-2026. Excludes Chinese vessels. Starting from 2023, Japan is modelled as a closed market due to expected delivery of domestic vessels.

Vessel Demand	2021	2022	2023	2024	2025	2026
Total Demand	7	13	9	15	25	21
12MW+ vessels only	0	0	2	3	17	18
12MW+ demand for foundation installation	0	0	0	4	2	1

Figure 23.Total vessel demand and demand for the vessel capable of installing 12MW + turbines for the period 2021-2026. Excludes Chinese demand. After 2023, Japan is modelled as a closed market due to expected delivery of domestic vessels.

The increasing demand for projects with larger turbines and the limited corresponding supply of jack-ups results in a shortage in 2025 and 2026 (Figure 24). Developers will find it increasingly difficult to secure vessels needed to ensure their projects remain on schedule and meet planned commissioning dates Project delays can have knock on effects for developers in terms of additional development costs, missed milestones in power offtake contracts and suboptimal alignment of projects within the developer’s portfolio. Under these conditions some market power is likely to shift from project developers towards those vessel operators that have assets capable of installing large turbines (12-15MW).

On the other hand, a shortage of foundation installation vessels to install over 1500t monopiles is expected. Therefore, turbine installation vessels are expected to be contracted to install foundations. WTIV capable of installing larger than 1500t monopiles required to have high lifting capacities therefore only 12MW+ turbine vessels can perform foundation installation. It is estimated that 4 WTIVs will be required to install foundations in 2024(top right). Foundation installation demand will lessen the impact of oversupply of 12MW+ vessels in 2024 but turbine installation vessel shortage will increase in 2025 and 2026 (bottom right).

The current estimated price for turbine installation is approximately €0.6m/ turbine. The average day rate for existing vessels is 180-220k USD/day and the assumed day rate for newbuild vessels is 180-260k USD/day. Under the current supply shortage, it is likely that vessel operators will target the high-end of the range. It is expected that developers will struggle to secure a capable asset to keep their projects on schedule, and therefore the 240-260k/day levels are considered achievable.

The less capable vessels will become obsolete for the turbine installation market beyond 2025, unless they undergo upgrades, and are otherwise expected to compete in the O&M market.

Global (exc China) Supply and Demand for all turbine rating	12MW+ turbines: Supply vs. Demand Balance

Figure 24.Comparison of global turbine installation vessel supply and demand and foundation demand for 12MW+ vessels (left) for all turbine ratings, and the balance of supply and demand of those capable of installing 12MW+ turbines(right)

BUSINESS

Business Overview

Our Business

We are a company focused on serving the offshore wind and marine-based renewable energy industry through our operation of wind turbine installation vessels (“WTIVs”). WTIVs are vessels specifically designed for the transport and installation of offshore wind turbines, which are power generating devices driven by the kinetic energy of the wind near-shore or further offshore on coastlines for commercial electricity generation, onto pre-prepared foundations. Our current fleet consists of five WTIVs that are currently on-the-water. Certain WTIVs in our current fleet are also employed in the maintenance of existing offshore wind turbines and are also suitable to employment servicing offshore oil and gas installations.

In addition, we have one contract with Daewoo for the construction of a newbuilding WTIV that we expect to take delivery of during the third quarter of 2024 and an option, that we intend to exercise using a portion of the net proceeds of this offering, with Daewoo for the construction of an additional WTIV with similar design specifications as the newbuilding WTIV that we expect to take delivery of during the second quarter of 2025. We are also in late stage negotiations with Keppel Amfels shipyard in Texas, United States for the construction of a U.S. Jones Act-compliant WTIV that, based on our current contractual expectations, we would expect to take delivery of by the end of 2024.

We were formed by the Scorpio group of companies, with an affiliate of the Scorpio group remaining one of our principal shareholders, and completed our initial public offering and commenced trading on the NYSE in 2013. From March 2013 through July 2021, we were an international shipping company that owned and operated dry bulk carriers. Over the past year, we have shifted our focus from the dry bulk commodity transportation business to focus on serving the offshore wind and marine-based renewable energy industry, through the acquisition and operation of WTIVs. In July 2021, we completed our exit from the business of dry bulk commodity transportation by selling the last of the 49 vessels that were previously in our fleet. In August 2021, we completed the transformational Seajacks Transaction described below, through which we acquired our current fleet of five WTIVs, becoming the only NYSE-listed company that exclusively owns and operates WTIVs.

In addition to the ownership and operation of our fleet, we, through one of our wholly-owned subsidiaries, serve in a technical advisory role to Dominion Energy, the owner of the first WTIV being constructed in the United States under the Jones Act.

Acquisition of Seajacks

On August 12, 2021, one of our wholly-owned direct subsidiaries acquired 100% of Atlantis Investorco Limited, the parent of Seajacks, for aggregate consideration of 7,892,679 shares (as further described below), $302.0 million of assumed net debt, $70.7 million of newly-issued redeemable notes, and $12.0 million of cash, which we refer to as the “Seajacks Transaction.” In connection with the closing of the Seajacks Transaction, 7,000,000 common shares and 700,000 Class A preferred shares, which are convertible to common shares on a 1:1 basis, were issued to the Sellers, and the remaining 192,679 common shares are expected to be issued to the Sellers on a pro rata basis on November 11, 2021.

The Class A preferred shares have no voting rights but are entitled to participate in distributions made to our common shareholders, including dividends. The holder has the right (and shall use reasonable endeavors) to convert the Class A preferred shares into common shares on a one-for-one basis, provided that such conversion would not result in the holder thereof (together with its affiliates) holding 20.0% or more of our then total issued and outstanding common shares.

Seajacks as founded in 2006 and is based in Great Yarmouth, United Kingdom. It has a track record of installing wind turbines and foundations dating to 2009. Seajacks’ flagship, NG14000X design Seajacks Scylla, was delivered from Samsung Heavy Industries in 2015 and is capable installing turbines up to 14 MW. Seajacks also owns and operates the NG5500C design Seajacks Zaratan which is currently operating in the Japanese market under the Japanese flag capable of installing turbines up to 9.5 MW, as well as three NG2500X specification WTIVs capable of installing turbines up to 4 MW.

We believe our combination with Seajacks creates one of the world’s leading owner/operators of WTIVs and that our operating fleet, along with our high-specification contracted and planned newbuilding WTIVs (including the Proposed Jones Act Vessel) creates the most capable installation fleet in the offshore wind sector.

Competitive Strengths

We believe we are well-positioned to execute our business strategies and deliver on our long-term growth objectives based on our competitive strengths:

Leading Owner and Operator of WTIVs with a High-Specification Diversified Asset Base.    We are one of the largest owners of purpose-built, self-propelled WTIVs with the capacity to carry turbines of approximately 10 MW and above (including the two Daewoo-constructed newbuilding WTIVs contracted for or for which the option is expected to be exercised). We believe that our current fleet of five WTIVs, together with the one we have contracted for, and the two prospective newbuilding WTIVs that we intend to enter into construction contracts for, including one which is expected to be U.S. Jones Act-compliant, are well-suited to serve the rapidly evolving offshore wind landscape. Our flagship vessel, the Seajacks Scylla, was delivered in 2015 and is designed to be able to install 12-14MW turbines, which, we believe, makes it the most capable WTIV on the water today, inclusive of recent newbuilding announcements in our industry. Our contracted newbuilding NG16000X WTIV, together with the additional NG16000X newbuildings that we intend to contract for, including one that we expect to be Jones Act-compliant, are designed to be able to install next generation 15-20MW turbines globally. Our contracted and anticipated newbuilding WTIVs are expected to be delivered to us between the third quarter of 2024 and the second quarter of 2025. Each of our current and potential newbuilding vessels have been designed to operate at sites with challenging seabed conditions. Our fleet includes vessels with large cargo area and high capacity deck loading capabilities to enable the vessels to offer the flexibility required in the transportation and installation of wind turbines and their foundations. Additionally, we have a demonstrated operational history in Europe dating back to 2009 through our NG2500X vessels, with those vessels commercially suited for work both in offshore wind and the oil and gas industry.

Established Track Record with Developed and Scalable Global Platform.    In August 2021, we acquired Seajacks, an offshore wind focused operating company, with a track record in the industry going back to 2009, making it a first mover. Since its inception, Seajacks’ WTIVs have installed nearly 500 wind turbine generators (representing over 2.5 GW of capacity), 450 foundation structures (monopiles, transition pieces and jackets), and three foundations for electrical substations. Through the acquisition of Seajacks, we have gained significant operational expertise and customer relationships, which include Original Equipment Manufacturers (“OEMs”) and developers. As we seek to further expand our asset base through our current and anticipated newbuilding program, we believe we will benefit from our management’s experience from our relationship with the Scorpio group which has managed over 180 newbuild projects over its 60 year history. We expect that there will be additional opportunities for us to leverage our leading platform to pursue additional organic and acquisition growth.

Global Presence in All Core Offshore Wind End Markets, including the U.S.    We believe we are the only WTIV operator currently serving Asia and Europe and we expect to serve the United States market following the delivery of the Proposed Jones Act WTIV that we are currently in late stage negotiations with Keppel Amfels shipyard in Texas to contract and that we expect to be delivered by the end of 2024. We are today engaged in the United States as well through our technical advisory role to Dominion Energy relating to the first WTIV being constructed in the United States under the U.S. Jones Act and our plans to serve the U.S. market through the delivery of the Proposed Jones Act WTIV for which we are in advanced discussions for a delivery by the end of 2024. Our Japanese flagged vessel, the Seajacks Zaratan, positions us to serve the Japanese market, with its capacity for installations of up to 9.5 MW turbines, which is the anticipated average size of future wind projects in the region. We have experience with projects in Taiwan and China, and our three WTIVs of NG2500X design (the Seajacks Hydra, Seajacks Leviathan, and Seajacks Kraken) have a long history of employment in Europe and the North Sea. We believe we have a first-mover advantage as the only NYSE-listed company currently focusing on the WTIV sector and that expects to contract for a Jones Act-compliant newbuilding WTIV.

First Mover Advantage and Significant Opportunity in the Growing U.S. Offshore Wind Market.    We serve in a technical advisory role to Dominion Energy, the owner of the first WTIV being constructed in the United States under the Jones Act. Additionally, we are currently in late stage negotiations with Keppel Amfels shipyard in Texas (which is the same shipyard constructing the Dominion Energy WTIV) to contract for the Proposed Jones Act WTIV that we expect to be delivered by the end of 2024. In compliance with the U.S. Jones Act, the WTIV will seek a partnership with a U.S. based industry stakeholder who will have a majority interest in the vessel. We believe that we would be able to ultimately have a 25.0 to 49.9% ownership in this vessel, and are investigating ownership structures in which we are able to retain as close to a 49.9% interest is the vessel as is permitted under the Jones Act. We believe that based on current capacity and technical expertise of existing U.S. shipyards, the delivery of an additional Jones Act-compliant WTIV prior to 2025 (except for the Dominion Energy WTIV for which we provide technical advisory services and the Proposed Jones Act WTIV) is not likely.

Financial Flexibility and Access to Capital.    We believe our conservative leverage level of 19% Net Debt / Capitalization (on a pro forma June 30, 2021) provides us with flexibility as we pursue additional growth. We are the only NYSE listed company focused on global offshore wind marine services, and the net proceeds from this equity offering, combined with our existing liquidity, will cover the expected equity portion financing for the two NG16000X WTIVs that we have either contracted for or intend to contract for using a portion of the net proceeds of this offering.

Strong Commitment to Environmental and Social Stewardship Through Responsible Energy Generation and Social and Corporate Governance Practices.    Offshore wind farms have an increasingly important role in the “green energy” transition. Wind, as an energy source, produces minimal carbon emissions when compared to gas-fired plants and significantly reduces the marginal impact of energy consumption on the climate. We are equally focused on social and corporate governance principles including ensuring the safety and well-being of our land-based and seaborne employees. Our newbuilding WTIVs are designed to have significantly lower emissions than the Seajacks Scylla, our most modern WTIV, consisting of anticipated approximately 30% lower CO2 and SOx emissions and 85% lower NOX emissions. In addition, our Newbuilding WTIV is designed and being constructed to have the class notation “Gas ready ammonia (D, P)”, meaning that it can be modified to consume ammonia instead of conventional fuel for a majority of its propulsion. If the Newbuilding WTIV undergoes this modification, CO2 and SOx emissions would be reduced by 72% relative to the Seajacks Scylla, and NOx would be reduced by 85%. We currently expect the Optional WTIV and the Proposed Jones Act WTIV would have the same features and class notation

Business Strategies

Our primary objective is to deliver long-term stakeholder value as an owner and operator of WTIVs, principally focused on providing wind turbine installation services. Our vessels are also suitable to, and have been employed for, services relating to the maintenance of existing windfarm installations as well as the provision of services to offshore oil and gas installations. We intend to achieve this objective by implementing the following strategies:

Capitalize on Growing Demand for Offshore Wind Services.    We intend to leverage our track record and our diverse, high-specification fleet to continue to offer economically compelling installation services for offshore wind operators to facilitate the global transition to clean energy. We expect to further expand our asset base through our contracted and prospective newbuilding program. We also expect to utilize our vessels to provide for the maintenance and servicing of the offshore wind industry and to continue to employ opportunistically certain of our assets in the offshore oil and gas sector.

Maintain Relatively Low Levels of Leverage.    We intend to pursue a strategy of maintaining conservative financial positions and relatively low debt levels, and are committed to maintaining a net debt to adjusted EBITDA of less than 3 to 1. We anticipate targeting for our newbuildings a secured leverage ratio of 55 to 65% for the Newbuilding WTIV and Optional WTIV and 70 to 80% for our Proposed Jones Act WTIV.

Pursue Additional Contracted Forward Coverage for our Assets.    We are focused on discussions with customers for providing our services for projects through the end of 2024. In securing future business, we will continue to focus on maximizing asset utilization and returns to shareholders.

Continue to Provide our Customers with Reliable Service while Operating Efficiently and Safely.    We believe that our track record of service to our customers, combined with our focus on maintaining a well-suited asset base, positions us well to continue to grow our business. We intend to adhere to the highest standards of operational excellence, on-time performance and safety as we continue to grow our asset base.

Our Fleet

Our current fleet consists of five WTIVs that are currently operating on-the-water and one contract for the construction of an additional newbuilding WTIV with expected delivery to us in the third quarter of 2024. We also have an option, that we intend to exercise following the completion of this offering, for the construction of an additional WTIV with the same design and specifications as our first newbuilding WTIV, that we expect to take delivery of during the second quarter of 2025, and we are finalizing the terms with Keppel Amfels shipyard in Texas for a contract for the construction of a U.S. Jones Act-compliant WTIV with scheduled delivery by the end of 2024.

The following tables set forth certain summary information regarding our WTIV Fleet as of November 8, 2021.

Vessel	Seajacks Scylla	Seajacks Zaratan	Seajacks Hydra	Seajacks Leviathan	Seajacks Kraken	Newbuilding WTIV and Optional WTIV / Proposed Jones Act WTIV
Design	NG14000X	NG5500C	NG2500X	NG2500X	NG2500X	NG16000X

Delivery	Nov 2015	May 2012	June 2014	June 2009	March 2009	Q3 2024 – Q2 2025

Yard	Samsung Heavy Industries	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited	Daewoo / Keppel

Flag	Panama	Japan	Panama	Panama	Panama	Marshall Islands / United States

Length overall (m)	139	109	75	75	75	148/144

Width (m)	50	41	36	36	36	56

Main crane capacity (t)	1,540	800	400	400	300	2,600/2200

Boom length (m)	105	92	73	78	70	149/136

Main deck area (m2)	4,600	2,000	900	900	900	5400

Pre-load per leg (t/leg)	14,000	5,500	2,700	2,700	2,700	16,800

Max jacking load (t/leg)	7,680	3,200	1,475	1,475	1,475	9,312

Turbine carrying capacity	12-14MW+class	9.5MW class	4MW class	4MW class	4MW class	4-6 x 15-20 MW class

DP system	DP2	DP2	DP2	DP2	DP2	DP2 plus/DP2

Max POB (pax)	130	90	100	120	90	130/119

Leg length (m)	105	85	85	85	85	109

Water depth (m)	65	55	48	48	48	65

Thrusters	3 x 3,000kW + 3 x aft	2 x 2,000kW + 3 x 1,500kW	4 x 1,500kW	4 x 1,500kW	4 x 1,500kW	4x3500kW aft+3x3500kW fwd/4x3200kW aft+3x3700kW fwd

Technical and Commercial Highlights about our Fleet

Seajacks Scylla

Since delivery in 2015, the Seajacks Scylla has installed jacket foundations and up to 8MW turbines in Europe and Asia. Currently our largest vessel, the Seajacks Scylla has been specifically designed for larger wind farm component installation. With the largest deck space, leg length and lifting capacity of our fleet, the Seajacks Scylla has been specifically designed for deep water and large wind farm components. The Seajacks Scylla is equipped with a 1500t leg-encircling crane, has useable deck space in excess of 5000m², and over 8000t of available variable load. Sailing at speeds of 12 knots or over, the Seajacks Scylla is outfitted with 105-meter-long legs that have the ability to install components in water depths of up to 65m. We are presently evaluating the possibility of upgrading the crane, which would allow Seajacks Scylla to carry up to 15 MW turbines.

Seajacks Zaratan

The Seajacks Zaratan is purposely designed to service the offshore wind farm installation market, as well as to provide services to the oil and gas industry in the harsh operating environment of the Southern North Sea. With the capability of carrying turbines and installing turbines of up to 9.5MW, a 800t crane and 2,000m² of deck space, Seajacks Zaratan supports offshore wind farm construction and substation commissioning. The Seajacks Zaratan is a modified version of the MSC NG5500X design, which incorporates a fully redundant DP2 propulsion system and an 800t leg encircling crane designed by Gusto MSC.

The vessel’s first engagement was at Gunfleet Sands offshore wind farm, where the Seajacks Zaratan facilitated Operations and Maintenance (“O&M”). O&M necessitates fast transits between sites, which was expedited by the Seajacks Zaratan’s self-propulsion and guidance systems. Seajacks Zaratan further supported monopile installation at the Meerwind Offshore Wind Farm, where the vessel was fitted with a 400t Hydro Hammer and managed, at one stage, to drive 3 monopiles into the seabed in just 36 hours. The Seajacks Zaratan worked in conjunction with Seajacks Leviathan to erect 80 3.6MW turbines at Meerwind.

Seajacks Hydra

The Seajacks Hydra is a modified version of Gusto MSC’s NG2500X design, fully adaptable for work in both the offshore wind and oil and gas industries. The Hydra’s accommodation capacity of up to 100 crew members and makes the Hydra an attractive asset for projects related to the commissioning and decommissioning of offshore oil and gas platforms. She was delivered by Lamprell Shipyard in Dubai on June 2, 2014, and upon delivery commenced employment providing accommodation for the SylWin Alpha substation.

Seajacks Kraken

The Seajacks Kraken has been specifically designed to operate in harsh environments such as the North Sea, operating in compliance with the most stringent regulations and in accordance with standard procedures required to operate in the hydrocarbon industry. This state-of-the-art, self-propelled jack-up vessel is equipped with DP2 capability which allows for fast, safe, and cost-efficient transit and positioning between locations; this not only transforms operations in the oil and gas industry, but also facilitates efficient installation and maintenance of offshore wind farms. This vessel has accommodation capacity for up to 90 crew members, which makes the Seajacks Kraken an attractive asset for projects related to the commissioning and decommissioning of offshore oil and gas platforms.

The Seajacks Kraken completed her first project by providing accommodation and support for ExxonMobil in 2009 at the Thébaud Platform, off Nova Scotia. Subsequently, the vessel carried out a well intervention project for TAQA Energy BV in the Dutch Sector of the North Sea and has completed a 15 month contract with DONG Energy (Ørsted) to perform wind farm installation work at the Walney Offshore Wind Farm located in the Irish Sea. The Seajacks Kraken played a major part in the Shell ONE gas campaign, supporting the servicing of more than 50 platforms over a 3-year period to increase their productive life.

Seajacks Leviathan

The Seajacks Leviathan, a sister-ship of the Seajacks Kraken, is also equipped with DP2 capability which allows for fast, safe, and cost-efficient transit and positioning between locations; this not only transforms operations in the oil and gas industry, but also facilitates efficient installation and maintenance of offshore wind farms and has an accommodation capacity of up to 120 crew members, making the Seajacks Leviathan well suited to projects related to the commissioning and decommissioning of offshore oil and gas platforms. The Seajacks Leviathan concluded a 15-month contract with Fluor for work on the Greater Gabbard Offshore Wind Farm located off the Suffolk/Essex coast. Seajacks Leviathan also worked with Seajacks Zaratan on the Meerwind Offshore Wind Park, installing the transition pieces and turbines of 88 Siemens 3.6MW wind turbines.

The Seajacks Leviathan has installed and maintained offshore wind farm components in the Southern North Sea since her delivery in 2009. The Seajacks Leviathan has installed turbines on Sheringham Shoal Offshore Wind Farm, Greater Gabbard Offshore Wind Farm and Meerwind Offshore Wind Park. The Seajacks Leviathan also maintains offshore substations and performs blade exchanges as part of wind farm maintenance campaigns.

In addition, the Seajacks Hydra, the Seajacks Kraken, and the Seajacks Leviathan (our NG 2500X-design WTIVs) are well suited for operation and maintenance, specifically in Europe, of offshore wind farms where the average turbine capacity is less than 4 MW. While newer and larger turbines are being installed today, existing offshore wind farms still need operation and maintenance work completed. This work typically consists of preventative and unscheduled maintenance. Preventative maintenance involves the replacement of problematic parts that are detected through condition monitoring of the offshore wind farm and are replaced to improve long-term yield and avoid future failures. Unscheduled maintenance is due to unexpected or undetected turbine component failures.

Contracted and Planned Newbuilding WTIVs

Additionally, we have or intend to contract for the construction of the following NG16000X design vessels to be included in our fleet:

•	Newbuilding WTIV under contract. On May 11, 2021, we entered into a binding agreement with Daewoo for the construction of the Newbuilding WTIV, which we expect to be delivered to us in the third quarter of 2024. The vessel is a NG16000X design by Gusto MSC (a subsidiary of NOV Inc.), will include 2,600 ton leg encircling cranes from Huisman Equipment B.V. of the Netherlands, and designed to provide strong-eco-credentials, hybrid-battery power and to be fuel-cell ready, and to be capable of installing up to 20 Megawatt turbines at depths of up to 65 meters of water. It is also designed for adaptability to operate on alternate fuels (ammonia). The contract price for this vessel is $330 million, with capital expenditure to be made in multiple installment payments, which are to total $33.0 million in 2021, $33.0 million in 2022, $66.0 million in 2023, and $198.0 million in 2024.

•	Optional WTIV. We have an option with Daewoo, which expires on November 11, 2021, for the construction of an additional WTIV, which would have similar design specifications and purchase price as the Newbuilding WTIV, which, net of currency exchange rate adjustments as of November 1, 2021, is expected to be slightly less than $330 million. The Optional WTIV would have expected delivery in the second quarter of 2025. We intend to exercise this option using a portion of the net proceeds of this offering. Payments would be made in multiple installments, which are expected to total $8.25 million 2022, $57.75 million in 2023, $66.0 million in 2024, and $198.0 million in 2024 (before adjusting for the currency exchange rate).

•	Jones Act Initiative. In August 2021, we announced that we are in advanced discussions with a U.S. shipyard for the construction of the Proposed Jones Act WTIV to address the American demand for offshore wind development. The Jones Act is a U.S. law that applies to port-to-port shipments within the continental U.S. and between the continental U.S. and Hawaii, Alaska, Puerto Rico, and Guam, and restricts such shipments to being U.S. Flag Vessels that are built in the United States and that are owned by a U.S. company that is more than 75% owned and controlled by U.S. citizens, set forth in 46 U.S.C. Sections 50501 and 55101. Additionally, the Clean Economy Jobs and Innovation Act of 2020 (H.R. 4447) effectively enforced Jones Act requirements for all vessels in support of offshore renewable energy production.

We are finalizing the terms with Keppel Amfels in the United States for a contract for the construction of the Proposed Jones Act WTIV in Texas that, based on our current contractual expectations, we would expect to take delivery of by the end of 2024. This vessel would be constructed, financed, and operated by American citizens in compliance with the Jones Act, in order to address the increasing demand for transportation and installation capacity on the Continental Shelf of the United States. We believe that we would be able to ultimately have a 25.0 to 49.9% ownership in this vessel. The anticipated growth of the offshore wind industry on the U.S. Continental Shelf has created a growing demand for Jones Act WITVs.

We are currently evaluating various strategies to meet ownership requirements of the Jones Act but we cannot assure you that we will be able to successfully own and operate a Jones Act vessel.

Based on our current expectations for this project which is in advanced negotiations, we expect the contract price for this vessel on a 100% basis would be approximately $525 million. Payments would be made in multiple installments, which are expected to total $52.5 million in the second half of 2021, $136.5 million in 2022, $168.0 million in 2023, and $168.0 million in 2024. We would only be responsible for our proportional share of these capital expenditures.

Chartering Strategy and Employment of our Fleet

We seek to employ our vessels on short-term time charters of between three to twelve months, and may employ our vessels on multi-year charters for larger windfarm installation projects. We charter our vessels on a dayrate basis for short-term charters, and for a fixed project fee for multi-year charters. Our charters are with a number of different charterers and expire on different dates over a period of time. Our vessels are primarily employed to install offshore wind turbines and provide operational support and maintenance services to the offshore oil and gas industry. We believe that our chartering strategy allows us to maximize charter coverage and minimize downtime between charters.

Current and Upcoming Projects

We have contracted to perform assignments for 2022, representing contracted revenue of $104.3 million as of November 8, 2021. Contracted revenue for chartering is calculated at the contract dayrate multiplied by the number of days remaining on the contract, assuming full utilization (but excluding any contract extensions). Contracted revenue also includes revenues derived from specific services or actions in relation to the completion of the respective project such as, sea fastening, mobilization, demobilization, transit and reservation fees. The amount of actual revenues earned and the actual periods during which revenues are earned will be different from the contracted revenue projections due to various factors. Downtime, caused by unscheduled repairs, maintenance, weather and other operating factors, may result in lower applicable dayrates than the full contractual operating dayrate. In addition, we have options under these contracts which, if exercised by the charterers, could result in additional revenue of up to $17.5 million.

Our current and upcoming projects include:

•	We currently have a time charter contract with a wind farm project to operate the Seajacks Scylla to provide transportation, management and installation services for certain wind turbine generators for an offshore wind farm project in China, which is expected to last until December 2021. Contracted revenue during the fourth quarter of 2021 for this project is $10.1 million, which, in addition to contracted revenue for chartering, includes demobilization fees from this project.

•	We currently have a time charter for the Seajacks Hydra to perform maintenance on a gas production platform. Contracted revenue during the fourth quarter of 2021 for this project is $2.0 million.

•	We have a time charter contract with a group of offshore wind farm project companies to operate the Seajacks Zaratan to provide transportation, management and installation services over a five month period for wind turbine generators for an offshore wind farm project off the coast of Japan that is expected to commence in 2022. Contracted revenue for this project is $35.7 million, which, in addition to contracted revenue for chartering, includes mobilization and demobilization fees and payments for sea fasteners; and

•	We have a time charter contract with an offshore wind farm project company to operate the Seajacks Scylla to provide loading, transportation, crane operation and installation services for certain wind turbine generators for an offshore wind farm project in Taiwan, commencing in February 2022 and expected to last for eight months. Contracted revenue for this project is $68.6 million which, in addition to contracted revenue for chartering, includes mobilization and demobilization fees and payments for sea fasteners, and assuming the option for additional days is exercised.

Management of our Vessels

Commercial and Technical Management

We perform the technical and commercial management of our fleet in-house. Our commercial management personnel secure employment for our vessels. Our technical management personnel have experience in the complexities of oceangoing vessel operations, including the supervision of maintenance, repairs, drydocking, and crewing, purchasing supplies, spare parts, and monitoring regulatory and classification society compliance and customer standards. We and our operating subsidiaries currently have 108 land-based employees and we have 300 seaborne employees.

Administrative Services

Effective September 21, 2021, we entered into the Amendment No. 1 to Administrative Services Agreement with SSH, a related party, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services for which we reimburse SSH for the direct and indirect expenses incurred while providing such services. The services provided to us by SSH may be sub-contracted to other entities.

In addition, SSH has agreed with us not to own any vessels engaged in seabed preparation, transportation, installation, operation and maintenance activities related to offshore wind turbines so long as the Amended Administrative Services Agreement is in full force and effect. The agreement may be terminated by either party upon 3 months’ prior notice.

Technical Support Agreement

On October 20, 2021, we, through our wholly-owned subsidiary, entered into a technical support agreement with Scorpio Ship Management S.A.M. (“SSM”), a related party, pursuant to which SSM provides technical advice and services to us in connection with the construction of our newbuilding WTIV at Daewoo. In consideration for these services, we paid SSM a fee of $671,200, and thereafter, will pay a monthly fee in the amount of $41,667.

Seasonality

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charterhire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The demand for WTIV services in the northern hemisphere is typically stronger during the second and third quarters during which the weather conditions are generally more favorable for installing wind turbines. As a result of this increased demand during this period WTIV charter are generally greater during this period, and the revenues for WTIV owners and operators have been stronger during the fiscal quarters ending June 30 and September 30. This seasonality may materially affect our operating results and the comparability of such results between periods.

Competition

We operate in markets that are driven by the demand created by new wind turbine installation projects and the demand for turbine maintenance. The global fleet of active WTIVs capable of installing turbines of 10MW or greater, which constitutes nearly all turbines being installed today, consist of 15 jack-up rigs, while an additional three WTIVs are capable of installing similar sized turbines but are currently employed in other sectors. The owners and operators with whom we compete include a number of other operators that are primarily based in Europe and Asia, with the largest operator currently operating a fleet of six WTIVs capable of installing turbines of up to 10MW. The high specifications and expertise needed to contrast modern, high specification WTIVs create significant barriers to entrance to the market. Additionally, the anticipated growth in demand for WTIVs to service the U.S. offshore market present significantly greater barriers to entry due to ownership limitations applicable under the U.S. Jones Act.

Organizational Structure

Eneti Inc. is a company incorporated under the laws of the Marshall Islands. We own our vessels through separate wholly-owned subsidiaries that are incorporated in the United Kingdom and Japan.

Property, Plants and Equipment

Our only material physical assets consist of our vessels which are owned through our separate wholly owned subsidiaries.

Environmental and Other Regulations in the Shipping Industry

Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard (“USCG”), harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.

Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization

The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels (the “IMO”), has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL,” adopted the International Convention for the Safety of Life at Sea of 1974 (“SOLAS Convention”), and the International Convention on Load Lines of 1966 (the “LL Convention”). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to vessels of any type under countries that are signatories and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emissions standards, titled IMO 2020, became effective on January 1, 2020.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or “PCBs”) are also prohibited. We believe that all our vessels are currently compliant in all material respects with these regulations.

The Marine Environment Protection Committee, or “MEPC,” adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.50%) starting from January 1, 2020. This limitation can be met by using low-sulfur compliant fuel oil, alternative fuel, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention (“IAPP”) Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships were adopted and took effect March 1, 2020. These regulations subject ocean-going vessels to stringent emissions controls and may cause us to incur substantial costs.

Sulfur content standards are even stricter within certain “Emission Control Areas,” or “ECAs”. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (“EPA”) or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (“NOx”) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2010. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.

As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (“SEEMPS”), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index (“EEDI”). Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014.

Additionally, MEPC 75 introduced draft amendments to Annex VI that impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index (“EEXI”), and (2) operational carbon intensity reduction requirements, based on a new operational carbon intensity indicator (“CII”). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. Additionally, MEPC 75 proposed draft amendments requiring that, on or before January 1, 2023, all ships above 400 gross tonnage must have an approved SEEMP on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session in June 2021 and are expected to enter into force on November 1, 2022, with the requirements for EEXI and CII certification coming into effect from January 1, 2023.

We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.

Safety Management System Requirements

The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims (the “LLMC”) sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our vessels are in substantial compliance with SOLAS and LLMC standards.

Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”), our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical management team have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained applicable documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The document of compliance and safety management certificate are renewed as required.

Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments that became effective on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups, and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas.

The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.

The IMO’s Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Water (the “Polar Code”). The Polar Code, which entered into force on January 1, 2017, covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. The Polar Code applies to new ships constructed after January 1, 2017, and after January 1, 2018, ships constructed before January 1, 2017 are required to meet the relevant requirements by the earlier of their first intermediate or renewal survey.

Furthermore, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, cyber-risk management systems must be incorporated by ship-owners and managers by 2021. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. The impact of such regulations is hard to predict at this time.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”) in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.

On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention (“IOPP”) renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards. Those changes were adopted at MEPC 72. Ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72’s amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Management Systems, which governs assessment of ballast water management systems, mandatory rather than permissive, and formalized an implementation schedule for D-2 standard. Under these amendments, all ships must meet the D-2 standard by September 8, 2024. Costs of compliance with these regulations may be substantial. Additionally, in November 2020, MEPC 75 adopted amendments to the BWM Convention which would require a commissioning test of the ballast water management system for the initial survey or when performing an additional survey for retrofits. This analysis will not apply to ships that already have an installed BWM system certified under the BWM Convention. These amendments are expected to enter into force on June 1, 2022.

Once mid-ocean exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.

The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in a ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.

Anti-Fouling Requirements

In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced.

In November 2020, MEPC 75 approved draft amendments to the Anti-fouling Convention to prohibit anti-fouling systems containing cybutryne, which would apply to ships from January 1, 2023, or, for ships already bearing such an anti-fouling system, at the next scheduled renewal of the system after that date, but no later than

60 months following the last application to the ship for anti-fouling systems to address cybutryne. Ships that are affected by this ban on cybutryne must receive an updated IAFS Certificate no later than two years after the entry into force of these amendments. Ships that are not affected (i.e. with anti-fouling systems that do not contain cybutryne) must receive an updated IAFS Certificate at the next Anti-fouling application to the vessel. These amendments were formally adopted at MEPC 76 in June 2021.

We have obtained Anti-fouling System Certificates for all of our vessels that are subject to the Anti-fouling Convention.

Compliance Enforcement

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. As of the date hereof, each of our vessels is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

United States Regulations

The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200-nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:

(i) injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

(ii) injury to, or economic losses resulting from, the destruction of real and personal property;

(iii) loss of subsistence use of natural resources that are injured, destroyed or lost;

(iv) net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

(v) lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

(vi) net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective November 12, 2019, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,200 per gross ton or $997,100 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.

Deepwater Horizon

The 2010 oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. Compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels could impact the cost of our operations and adversely affect our business.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

We currently maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operation.

Other United States Environmental Initiatives

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) (“CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or “SIPs”, some of which regulate emissions resulting from vessel loading and unloading operations, which may affect our vessels.

The U.S. Clean Water Act (“CWA”) prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States” (“WOTUS”), thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS. The proposed rule was published in the Federal Register on February 14, 2019 and was subject to public comment. On October 22, 2019, the agencies published a final rule repealing the 2015 Rule defining WOTUS and recodified the regulatory text that existed prior to the 2015 Rule. The final rule became effective on December 23, 2019. On January 23, 2020, the EPA published the “Navigable Waters Protection Rule,” which narrowed federal jurisdiction over intrastate waters. This rule replaced the rule published on October 22, 2019 and took effect on June 22, 2021. On August 30, 2021, a federal district court in Arizona reinstated the pre-2015 definition, and the EPA announced in June 2021 that it will move forward with crafting an updated definition of WOTUS.

The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018 and replaces the 2013 Vessel General Permit (“VGP”) program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under the U.S. National Invasive Species Act (“NISA”), such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. VIDA establishes a new framework for the regulation of vessel incidental discharges under the CWA, requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA’s promulgation of standards. Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized. Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent (“NOI”) or retention of a Permit Authorization and Record of Inspection (“PARI”) form and submission of annual reports. Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of ballast water treatment equipment on our vessels or the implementation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the European Union has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the European Union imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called “SOx-Emission Control Area:). As of January 2020, EU member states also have to ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.

On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union’s carbon market. On July 14, 2021, the European Commission formally proposed its plan, which would involve gradually including the maritime sector from 2023 and phasing the sector in over a three-year period. This will require shipowners to buy permits to cover these emissions. Contingent on negotiations and a formal approval vote, these proposed regulations may not enter into force for another year or two.

International Labour Organization

The International Labour Organization (the “ILO”) is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with MLC 2006 for all ships of 500 gross tons or engaged in international trade and flying the flag of a Member and operating from a port, or between ports, in another country. We believe that all our vessels are in substantial compliance with and are certified to meet MLC 2006.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate

Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. initially entered into the agreement, but on June 1, 2017, former U.S. President Trump announced that the United States intends to withdraw from the Paris Agreement, and the withdrawal became effective on November 4, 2020. On January 20, 2021, U.S. President Biden signed an executive order to rejoin the Paris Agreement, which the U.S. officially rejoined on February 19, 2021.

At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. These regulations could cause us to incur additional substantial expenses.

The European Union made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The European Union also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the European Union’s carbon market are also forthcoming.

In the United States, the EPA issued a finding that greenhouse gases endanger public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, the EPA has received petitions from the California Attorney General and environmental groups to regulate greenhouse gas emissions from ocean-going vessels. Furthermore, Congress, the EPA or individual U.S. states could enact climate change legislation or regulations, such as cap-and-trade programs, carbon taxes, and mandatory greenhouse gas emissions monitoring and reporting, that would affect our operations.

Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002 (“MTSA”). To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.

Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facilities Security Code (“the ISPS

Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.

The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us. We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.

The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.

Inspection by Classification Societies

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. All of our vessels are certified as being “in class” by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping).

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected, and we might not be always able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance including war loss of hire and freight, demurrage and defense insurance for our fleet.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or “P&I Associations”, and covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs”.

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. The International Group’s website states that the Pool provides a mechanism for sharing all claims in excess of US$10 million up to, currently, approximately US$ 3.2 billion. In case of an ‘overspill’ claim, which would fall back on the collective membership and on the total limitation of the liability of group membership, that amount may go up to approximately US$ 8.2 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers. Our Board is elected annually on a staggered basis, and each director elected holds office for a three-year term or until their successor shall have been duly elected and qualified, except in the event of their death, resignation, removal or the earlier termination of their term of office. Our Class A directors will serve for a term expiring at the 2023 annual meeting of shareholders, our Class B directors will serve for a term expiring at the 2024 annual meeting of shareholders, and our Class C directors will serve for a term expiring at the 2022 annual meeting of shareholders. Officers are elected from time to time by vote of our Board and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is Eneti Inc., 9, Boulevard Charles III, MC 98000 Monaco.

Name	Age	Position
Emanuele Lauro	42	Chairman, Class A Director and Chief Executive Officer
Robert Bugbee	61	Class B Director and President
Cameron Mackey	53	Chief Operating Officer
Filippo Lauro	45	Vice President
Hugh Baker	53	Chief Financial Officer
Fan Yang	33	Secretary
Einar Michael Steimler	73	Class B Director
Roberto Giorgi	71	Class A Director
Christian M. Gut	42	Class C Director
Thomas Ostrander	71	Class A Director
James B. Nish	63	Class C Director
Berit Ledel Henriksen	68	Class B Director
Hiroshi Tachigami	52	Class A Director
Peter Niklai	47	Class C Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Emanuele Lauro, Chairman and Chief Executive Officer

Emanuele Lauro joined the Scorpio group of companies in 2003 and has continued to serve there in a senior management position since 2004. He is the founder, Chairman and Chief Executive Officer of Scorpio Tankers since its initial public offering in April 2010. Mr. Emanuele Lauro also founded and serves as Chairman and Chief Executive Officer of the Company, which was formed in 2013. Over the course of the last several years, he has founded and developed several ventures such as the Scorpio Pools, which became a leading ship manager of more than 250 vessels in the international markets. Mr. Emanuele Lauro also founded Scorpio Logistics, which owns and operates specialized assets engaged in the transshipment of dry cargo commodities and invests in coastal transportation and port infrastructure developments in Asia and Africa since 2007. He is the President of the Monaco Chamber of Shipping and is also a member of the Advisory Board of Fordham University. Mr. Emanuele Lauro served as director of the Standard Protection and Indemnity Club from 2013 to 2019, and as director and Chief Executive Officer of Hermitage Offshore Services Ltd. (OTC: HOFSQ) between 2018 and 2021. He has a degree in international business from the European Business School, London. Mr. Emanuele Lauro is the brother of our Vice President, Mr. Filippo Lauro.

Robert Bugbee, President and Director

Robert Bugbee, the Company’s co-founder, has served as a Class B Director since April 2013 and as President since July 2013. He has more than 36 years of experience in the shipping industry. Mr. Bugbee has also served as President and Director of Scorpio Tankers since its initial public offering in April 2010 and of Hermitage Offshore Services Ltd. between December 2018 and June 2021. He joined Scorpio in March 2009 and has continued to serve there in a senior management position. Prior to joining Scorpio, Mr. Bugbee was a partner at Ospraie Management LLP between 2007 and 2008, a company which advises and invests in commodities and basic industries. From 1995 to 2007, he was employed at OMI Corporation, or OMI, a NYSE-listed tanker company sold in 2007. While at OMI, Mr. Bugbee served as President from January 2002 until the sale of the company, and before that served as Executive Vice President since January 2001, Chief Operating Officer since March 2000 and Senior Vice President from August 1995 to June 1998. Prior to this, he was employed by Gotaas-Larsen Shipping Corporation since 1984. During this time, Mr. Bugbee took a two year sabbatical from 1987 for the M.I.B. Program at the Norwegian School for Economics and Business Administration in Bergen. He has a B.A. (Honors) from London University.

Cameron Mackey, Chief Operating Officer

Cameron Mackey has served as the Company’s Chief Operating Officer since July 2013. Mr. Mackey has also served as Chief Operating Officer of Scorpio Tankers, since its initial public offering in April 2010 and as a Director since May 2013, and as Chief Operating Officer of Hermitage Offshore Services Ltd. between December 2018 and June 2021 and as a director since July 2019. He joined Scorpio in March 2009, where he continues to serve in a senior management position. Prior to joining Scorpio, Mr. Mackey was an equity and commodity analyst at Ospraie Management LLC from 2007 to 2008. Prior to that, he was Senior Vice President of OMI Marine Services LLC from 2004 to 2007, where he was also in Business Development from 2002 to 2004. Mr. Mackey has been employed in the shipping industry since 1994 and, earlier in his career, was employed in unlicensed and licensed positions in the merchant navy, primarily on tankers in the international fleet of Mobil Oil Corporation, where he held the qualification of Master Mariner. He has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, a B.S. from the Massachusetts Maritime Academy and a B.A. from Princeton University.

Filippo Lauro, Vice President

Filippo Lauro has served as an executive officer of the Company with the title of Vice President since June 2016. He has also served as Vice President of Scorpio Tankers since May 2015, and of Hermitage Offshore Services Ltd. between December 2018 and June 2021. Mr. Filippo Lauro joined Scorpio in 2010 and has continued to serve there in a senior management position. Prior to joining Scorpio, he was the founder of and held senior executive roles in several private companies, primarily active in real estate, golf courses and resorts development. Mr. Filippo Lauro is the brother of our Chairman and Chief Executive Officer, Mr. Emanuele Lauro.

Hugh Baker, Chief Financial Officer

Hugh Baker has served as our Chief Financial Officer since July 2013. Mr. Baker has also been employed by Scorpio Tankers since 2012 focusing on business development and finance. For three years before joining Scorpio, Mr. Baker was a Managing Director in the investment banking team at Evercore Partners in New York, concentrating on the shipping industry. Prior to Evercore, he was the Head of Shipping at HSH Nordbank in New York and was previously a Managing Director in the ship finance team at ING Bank in London. Prior to banking, Mr. Baker worked in commercial roles for Greek-owned shipping companies in London. Mr. Baker has a BA from the London School of Economics and a MSc in Shipping, Trade & Finance from Cass Business School. Mr. Baker is a Fellow of the Institute of Chartered Shipbrokers.

Fan Yang, Secretary

Fan Yang has served as our Secretary since December 2018. Ms. Yang joined Scorpio in February 2018, serving as Secretary since December 2018, and also serves as Secretary of Scorpio Tankers and Hermitage Offshore Services Ltd. Ms. Yang is admitted as a solicitor of England and Wales. Prior to joining Scorpio, Ms. Yang was in private practice in London at Travers Smith LLP and Freshfields Bruckhaus Deringer LLP, and

led a law reform project at the Law Commission, an independent body that makes recommendations for the reform of the law of England and Wales to Parliament. She has a BA in Law from the University of Cambridge.

Einar Michael Steimler, Director

Einar Michael Steimler has served as our Class B Director since the closing of our initial public offering in December 2013 and is our lead independent director. Mr. Steimler has also served as a director of DHT Holdings Inc. (NYSE:DHT), where he is also the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Steimler has over 48 years of experience in the shipping industry. In 2000, he was instrumental in the formation of Tanker (UK) Agencies, the commercial agent to Tankers International. He served as its Chief Executive Officer until the end of 2007, and subsequently as its Chairman until 2011. From 1998 to 2010, Mr. Steimler served as a Director of Euronav NV (EURN:EN Brussels). He has been involved in both sale and purchase and chartering brokerage in the tanker, gas and chemical sectors and was a founder of Stemoco, a Norwegian ship brokerage firm. He graduated from the Norwegian School of Business Management in 1973 with a degree in Economics.

Roberto Giorgi, Director

Roberto Giorgi has served as a Class A Director of the Company since the closing of its initial public offering in December 2013. In addition, Mr. Giorgi has served as Chairman of Fraser Yachts’ Advisory Committee since January 2020, where he also served as Chairman between September 2014 and December 2019, and as a committee member of Skuld P&I Club since June 2013. He is also an independent director of the Société d’Exploitation des Ports de Monaco, which provides commercial and technical management to the ports of the principality of Monaco. From 2014 to 2015, Mr. Giorgi served as Honorary President and member of the Group Executive of V.Ships, the world’s largest ship management company. From 1988 to 2014, he held various roles within V.Ships, including President of V.Ships Ship Management, Managing Director of V.Ships New York, head of V.Ships Leisure in the cruise sector, and head of V.Ship’s ship management operation from its Monaco office. From 2008 to 2010, Mr. Giorgi also served as President of InterManager, the international trade association for third-party and in-house ship managers, whose members between them are responsible for approximately 3,700 ships and more than 200,000 crew members. Prior to joining the V.Ships Group, he attended the San Giorgio Nautical College in Genoa (1964 - 1969) and sailed from Deck Cadet to First Officer with Navigazione Alta Italia, Italian Line and Sitmar Cruises. Before joining the merchant marine, he spent one year (1970/71) in the Naval Academy of Leghorn and sailed with the Italian Navy as Lieutenant.

Christian M. Gut, Director

Christian M. Gut has served as our Class C Director since the closing of our initial public offering in December 2013. He is the co-founder and co-manager of Luxembourg based Millennia SICAV-RAIF, a consumer credit strategies specialist, and of its sub-fund P2P Lending Fund launched in 2018. Mr. Gut started his professional career at ThyssenKrupp Technologies AG (as it then was) in Essen, Germany in 2002. He later joined Singapore based EABC Pte Ltd., or EABC, in 2003 where he served as Director from 2006 to 2018. EABC’s services comprised market intelligence and strategy, sales promotion and support to project management in selected Asia Pacific countries, principally Australia. Furthermore, Mr. Gut was a co-founder and a former co-manager of the Stellar Energy Fund, launched in Singapore in 2006, which invested in fossil and renewable energy focused private companies in Asia, Middle East and Europe with exposure on the following industries: oil trading and bunkering, gas E&P, solar, geothermal and power generating heat plants. Mr. Gut has a Bachelor’s degree in international business from the European Business School in London.

Thomas Ostrander, Director

Thomas Ostrander has served as our Class A director since January 2016. From 2013 to 2015, Mr. Ostrander served as Chief Financial Officer of U.S. Alliance Paper Inc., a privately held business involved in consumer tissue converting and marketing in the eastern half of the United States. From 2011 to 2013, he served as a Managing Director at GCA Savvian, a global investment bank. From 2006 to 2008, Mr. Ostrander served as a Managing Director and Sector Head in the Industrial Group at Banc of America Securities. From 1989 to 2006, he held various roles within Citigroup (legacy Salomon Brothers), where he was most recently Chairman of the Global Industrial Group for North America. Prior to that, he was the Co-Head then Head of the Global Industrial Group for North America and the Co-Head of the Global Industrial Group. From 1976 to 1989, he served in various roles, including as a Managing Director, and he was a member of the board of directors of New York based Kidder Peabody & Co., where he also was Co-Founder and Co-Head of Equity Capital Markets. Furthermore, Mr. Ostrander was a Director of Westmoreland Coal Company for over 12 years, where he served as Chairman of the Corporate Governance Committee and was a member of the Audit, Compensation and Benefits, Finance and Nominating Committees. Mr. Ostrander has an MBA from Harvard Business School and an AB from the University of Michigan in Economics and Accounting.

James B. Nish, Director

James B. Nish has served as our Class C director since January 2016. Mr. Nish has over 31 years of experience in investment banking, serving clients across a variety of international industrial markets. Since 2015, he has served as a board member and Chairman of the Audit Committee of Gibraltar Industries, Inc. (NASDAQ: ROCK), a manufacturer of products serving the renewable energy, growing and processing, home improvement, and infrastructure markets, and was also appointed as Chairman of its Capital Structure and Asset Management Committee in 2018. Mr. Nish has also served as a board member of Alert360, a private company that provides security alarm monitoring and related home automation services to subscribers in the United States, since 2014 and as Chairman of the Audit Committee since 2020. From 2008 to 2012, he was Group Head of Middle Corporate Investment Banking at J.P. Morgan. From 1986 to 2008, Mr. Nish served as Co-Chairman of the Investment Banking Commitment Committee and Group Head of the General Industries Group of Bear Stearns & Co. Inc., where he organized and managed investment banking coverage of a diversified group of industrial companies. Mr. Nish is a Certified Public Accountant and Adjunct Professor in both the Undergraduate Business School and MBA Programs at Baruch College, Zicklin School of Business in New York and at Pace University, Lubin School of Business in New York, where he teaches a number of courses in both the Accounting and Finance departments. Mr. Nish has an MBA from the Wharton School at the University of Pennsylvania and a BS from the State University of New York at Buffalo in Accounting and Business.

Berit Ledel Henriksen, Director

Berit Ledel Henriksen has served as our Class B Director since February 2019. Ms. Henriksen has extensive experience from the banking and finance industries. She serves as a director of Ferd Holding AS, a Norwegian investment company that manages a broad portfolio of privately owned and Nordic listed companies. Furthermore, Ms. Henriksen also serves on the board of directors of three other privately held companies in Norway, and on the Nomination Committees of Equinor ASA and Norsk Hydro ASA, two Norwegian listed companies. She is also a member of Norsk Hydro ASA’s Corporate Assembly. From 1985 to 2017, Ms. Henriksen held a range of management positions at DNB, Norway’s largest financial services group, where she focused on shipping, energy and other international industries. Ms. Henriksen most recently served as DNB’s Executive Vice President and Global Head of Energy (Power & Renewables and Oil & Gas), and was Head of DNB Americas in New York between 1998 and 2004. She also previously held various other bank related board positions. Ms. Henriksen has an MBA from the Ivey Business School at the University of Western Ontario, and a BSc from the Dalhousie University in Halifax, Canada.

Peter Niklai, Director

Peter Niklai has served as our Class C Director since August 2021. Mr. Niklai has 20 years of board experience across multiple industries and regions. He joined INCJ (then known as Innovation Network Corporation of Japan), an investment partnership between the Government of Japan and over 20 major Japanese corporations, in 2012. Mr. Niklai joined JIC Capital, Ltd., a sister fund of INCJ, in November 2020, following its establishment in September 2020, and has since remained on secondment to INCJ, where he serves as a Managing Director, responsible for investing in and overseeing the governance of portfolio companies. He is a board member of Ambry Genetics, a genetic testing company based in the United States. Mr. Niklai’s other recent board experience includes Aguas Nuevas, a Chilean water utilities provider, between 2018 and 2020, and AGS, a water utilities provider operating in Portugal and Brazil, between 2017 and 2020, as well as Chaucer Foods, a freeze-dried food products company based in the United Kingdom, between 2018 and 2020. Before joining INCJ in 2012, Mr. Niklai spent four years in M&A, finance, and operations roles in the education sector at Berlitz Corporation and Shane Corporation Japan. Earlier in his career, he also worked at Credit Suisse Securities Japan in an institutional sales/research role and as a management consultant at IT Convergence and Ernst & Young Consulting Japan (currently Qunie). Mr. Niklai holds an MBA degree from London Business School, a Postgraduate degree in Economics from Nihon University, and an Undergraduate degree in Economics and Management from Corvinus University in Budapest.

Hiroshi Tachigami, Director

Hiroshi Tachigami has served as our Class A Director since August 2021. Mr. Tachigami has 29 years of experience working for Marubeni Corporation, a major Japanese integrated trading and investment business conglomerate. He currently serves as a General Manager of Marubeni’s Power Business Dept—III, which focuses on power generation and renewable energy generation worldwide, and on the board of a number of portfolio companies in the renewable energy sector across principally the United States, South America and Europe. Since joining Marubeni Corporation in 1992, Mr. Tachigami has focused on investments in the power and energy sector. From 2017 to 2019, he was based in Singapore, serving as Executive Vice President of Senoko Energy Pte. Ltd. and then as President and CEO of Marubeni Asian Power Singapore Pte. Ltd., engaged in the marketing and development of power projects in the Asia Pacific region. Prior to this, between 2013 and 2017, Mr. Tachigami was the President, and currently serves as a director, of Marubeni Europower Ltd., focusing on the marketing and development of power projects in Europe. Earlier in his career, he was based in New York between 1997 and 2006, working on the marketing and development of power projects in North America, Central America and South America at Marubeni Power International, Inc. Mr. Tachigami has a bachelor’s degree from the University of Tokyo and has participated in Harvard Business School’s Program for Leadership Development.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The following table sets forth information regarding beneficial ownership of our common shares (including common shares with respect to which the persons listed below have the right to acquire beneficial ownership within sixty days, as explained in the footnotes to the table) for (i) owners of more than five percent of our common shares and (ii) our directors and executive officers, of which we are aware as of November 8, 2021. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each share of our common stock held.

Name	No. of Common Shares		% of Common Shares Owned
Scorpio Holdings Limited(2)	3,325,819		17.42	(1)
GRM Investments Ltd.(3)	1,825,643		9.56	(1)
Seajacks Sellers(4)	7,505,156	(4)	38.30	(4)
Directors and executive officers as a group	1,222,962		6.41	(1)

(1)	Calculated based on 19,091,604 common shares outstanding as of November 2, 2021.
(2)	This information is derived from a Schedule 13D/A filed with the Commission on August 23, 2021 by Scorpio Holdings Limited, Scorpio Services Holding Limited, and Ms. Annalisa Lolli-Ghetti. Ms. Annalisa Lolli-Ghetti may be deemed to be the ultimate beneficial owner of these shares by virtue of being the majority shareholder of Scorpio Holdings Limited. Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Holdings Limited, respectively.
(3)	This information is derived from the Schedule 13G/A filed with the Commission on June 12, 2020.
(4)	This information is derived from the Schedule 13D filed with the Commission on August 23, 2021 and other information available to the Company. The Seajacks Sellers consist of:

(i)	Marubeni Corporation, which may be deemed to own an aggregate of 3,402,577 common shares, consisting of 3,150,000 common shares held directly by Marubeni Offshore Power Limited, 156,238 common shares expected to be issued on November 11, 2021 to Marubeni Corporation pursuant to the Scylla Earnout (as defined herein), and 96,339 common shares expected to be issued on November 11, 2021 to Marubeni Corporation pursuant to the warrant, representing 17.36% of our common shares outstanding as of November 2, 2021 and adjusted to assume that 312,477 common shares were issued to the Sellers pursuant to the Scylla Earnout and 192,679 common shares were issued to the Sellers pursuant to the warrant (“Adjusted Shares Outstanding”). In addition, Marubeni Corporation may be deemed to own 700,000 Class A preferred shares (which Marubeni Offshore Power Limited owns directly) which Marubeni Offshore Power Limited has the right (and shall use reasonable endeavors) to convert into common shares on a one-for-one basis, provided that such conversion would not result in Marubeni Offshore Power Limited, together with its affiliates, owning 20.0% or more of our common shares outstanding at that time.
(ii)	INCJ, Ltd., which may be deemed to own an aggregate of 3,692,320 common shares, consisting of 3,465,000 common shares held directly by INCJ SJ Investment Limited, 140,615 common shares expected to be issued on November 11, 2021 to INCJ, Ltd. pursuant to the Scylla Earnout, and 86,705 common shares expected to be issued on November 11, 2021 to INCJ, Ltd. pursuant to the warrant, representing 18.84% of the Adjusted Shares Outstanding; and
(iii)	Mitsui O.S.K. Lines, Ltd., which may be deemed to own an aggregate of 410,259 common shares, consisting of 385,000 common shares held directly by MOL Offshore Energy Limited, 15,624 common shares expected to be issued on November 11, 2021 to Mitsui O.S.K Lines, Ltd. pursuant to the Scylla Earnout, and 9,635 common shares expected to be issued on November 11, 2021 to Mitsui O.S.K Lines, Ltd. pursuant to the warrant, representing 2.09% of the Adjusted Shares Outstanding.

Related Party Transactions

Scorpio Holdings Limited, a related party, has indicated an interest to purchase at least $30 million of common shares at the public offering price.

Administrative Services Agreement

Effective September 21, 2021, we entered into the Amendment No. 1 to Administrative Services Agreement with SSH, a related party, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services for which we reimburse SSH for the direct and indirect expenses incurred while providing such services. The services provided to us by SSH may be sub-contracted to other entities.

In addition, SSH has agreed with us not to own any vessels engaged in seabed preparation, transportation, installation, operation and maintenance activities related to offshore wind turbines so long as the Amended Administrative Services Agreement is in full force and effect. The agreement may be terminated by either party providing three (3) months’ notice.

Technical Support Agreement

On October 20, 2021, we, through our wholly-owned subsidiary, entered into a technical support agreement with Scorpio Ship Management S.A.M. (“SSM”), a related party, pursuant to which SSM provides technical advice and services to us in connection with the construction of our newbuilding WTIV at Daewoo. In consideration for these services, we paid SSM a fee of $671,200, and thereafter, will pay a monthly fee in the amount of $41,667.

Registration Rights Agreement

In connection with the closing of the transactions contemplated by the Share Purchase Agreement (as defined below), Sellers and the Company entered into the Registration Rights Agreement, dated as of August 12, 2021. Pursuant to the terms of the Registration Rights Agreement, we agreed to prepare and file with the Commission a registration statement on Form F-3 (the “Registration Statement”), as soon as practicable after the Completion Date, but in any event no later than 60 days prior to the expiration of the Lock-up Period, with respect to the resale of the Registrable Securities (as defined in the Registration Rights Agreement) of Marubeni Offshore, INCJ SJ and MOL Offshore. We agreed to use commercially reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after filing. The Registration Rights Agreement also provides Marubeni Offshore, INCJ SJ, and MOL Offshore with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Share Purchase Agreement

Pursuant to the terms of the Share Purchase Agreement, by and among the Sellers and the Company and Eneti, (Bermuda) Limited, dated as of August 5, 2021 (the “Share Purchase Agreement”), Marubeni Offshore, INCJ SJ and MOL Offshore agreed to sell all of entire share capital in Atlantis Investorco Limited to the Company (the “Seajacks Transaction”).

The transactions contemplated by the Share Purchase Agreement closed on August 12, 2021 (the “Completion Date”) and, on such date, the Company, among other things:

(i)	issued 3,150,000 Common Shares and 700,000 Class A Preferred Shares to Marubeni Offshore;

(ii)	issued 3,465,000 Common Shares to INCJ SJ;

(iii)	issued 385,000 Common Shares to MOL Offshore;

(iv)	delivered a warrant to subscribe for additional Common Shares to the Sellers, which was fully exercised for an aggregate of 192,679 common shares, and which shares are expected to be issued on November 11, 2021; and

(v)	issued redeemable notes due 2023 in the aggregate principal amount of $70.7 million to the Sellers, bearing a coupon of 5.5% until and including December 31, 2021 and 8.0% from January 1, 2022; 25% of the redeemable notes are due March 2022 and 75% are due March 2023.

Additionally, we agreed to issue to the Sellers, on a pro-rata basis, a number of additional common shares as a result of the employment of the vessel Seajacks Scylla during the period from May 1, 2021 to October 31, 2021 (the “Scylla Earnout”). The number of additional common shares to be issued is calculated based on the revenue recognized from the employment of the vessel during this period (provided that for purposes of calculating the number of additional common shares, the revenue shall not exceed $7,986,000), and we expect will result in an additional 312,477 common shares being issued to the Sellers, assuming no permitted downward adjustments are made.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations of the ownership and disposition by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as dealers in securities or commodities, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons liable for the alternative minimum tax, persons who hold common shares as part of a straddle, hedge, conversion transaction or integrated investment, U.S. Holders whose functional currency is not the United States dollar, persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an “applicable financial statement”, persons subject to the Medicare tax on certain investment income, persons subject to the “base erosion and anti-avoidance” tax and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who hold our common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and of our common shares to our shareholders. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

Non-U.S. Tax Considerations

We conduct our operations through various subsidiaries in countries throughout the world. Income derived from our operations is generally taxed in the country where these operations take place. The taxation of income derived from our operations could be based on net income, deemed income, withholding taxes and/or other bases, depending upon the applicable tax legislation in each country of operation. Some countries levy withholding taxes on bareboat charter payments (internal rig rent), branch profits, crew, dividends, interest and management fees. Our operations can be carried out by locally incorporated companies, foreign branches of operating companies or foreign branches of the vessel owning entities. We elect the appropriate structure with due regard to the applicable legislation of each country where the operations occur. Taxation may also extend to the vessel owning entity in some of the countries where the operations are performed.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences of our activities to us, and of the ownership of our common shares to U.S. Holders and Non-U.S. Holders, each as defined below. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect.

U.S. Federal Income Taxation of Operating Income: In General

We do not anticipate being subject to U.S. federal income tax on our income. However, in the future we may directly or through a subsidiary conduct activity which may give rise to U.S.-source income. Depending on the nature of those activities, we may be subject to U.S. federal income tax on all or a portion of the income from such activities.

Prior to our shift from the dry bulk commodity transportation business to the offshore wind and marine-based renewable energy industry, we have relied on a statutory exemption from U.S. federal income taxation on our U.S. source transportation income. For a discussion of these rules and our eligibility in prior taxable years, see the “Item 10.E.—Taxation” from our most recently filed annual report on Form 20-F. Although no assurance can be given, we expect to be eligible to claim this statutory exemption from U.S. federal income tax with respect to any U.S. source transportation income earned in 2021 and prior years, if any. If we are not eligible to claim this exemption, we may be subject to U.S. taxation at a rate of 4% on our gross U.S. source transportation income for the 2021 taxable year or prior years.

U.S. Taxation of Gain on Sale of Vessels

We will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a holder that for U.S. federal income tax purposes is a beneficial owner of common shares and is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect to be treated as a U.S. person.

If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common shares and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as foreign source dividend income and will generally constitute “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common shares to certain non-corporate U.S. Holders will generally be treated as “qualified dividend income” that is taxable to such U.S. Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed in detail below); (3) the non-corporate U.S. Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of such non-corporate U.S. Holders. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis in a common share paid by us. If we pay an

“extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by certain non-corporate U.S. Holders from the sale or exchange of such common shares will be treated as long term capital loss to the extent of such dividend.

Sale, Exchange or Other Taxable Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other taxable disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are currently eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds shares in a foreign corporation classified as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder holds our common shares, either

(1)	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the income test; or

(2)	at least 50% of the quarterly average value of our assets during such taxable year produce, or are held for the production of, passive income, which we refer to as the asset test.

For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

For our 2021 taxable year and subsequent taxable years, whether we will be treated as a PFIC will depend upon the nature and extent of our operations. Our income from wind turbine installation should be treated as services income for purposes of determining whether we are a PFIC. Accordingly, we believe that our income from wind turbine installation should not constitute passive income, and the assets that we own and operate in connection with the production of that income should not constitute passive assets. Although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future. In addition, for the prior taxable periods, we believe that our income from our time and voyage chartering activities should not constitute passive income, and the assets that we owned and operated in connection with the production of that income should not constitute passive assets. For a further discussion, see “Item 10.E. Taxation” from our most recently filed annual report on Form 20-F.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below. If we were treated as a PFIC, a U.S. Holder will generally be required to file IRS Form 8621 annually with respect to its ownership of our common shares, and may be subject to additional U.S. tax or information reporting obligations in connection with the acquisition, holding or disposition of our common shares. If a U.S. Holder that is required to file IRS Form 8621 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable years during which we are a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether distributions were received from us by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as “qualified dividend income.” Net capital gain inclusions of certain non-corporate U.S. Holders may be eligible for preferential capital gains tax rates. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect any income included under the QEF election. Distributions of previously taxed income will not be subject to tax upon distribution but will decrease the Electing Holder’s tax basis in the common shares. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would make a timely QEF election for our common shares by filing IRS Form 8621 with his U.S. federal income tax return for the first year in which he held such shares when we were a PFIC. If we determine that we are a PFIC for any taxable year, we intend to provide each U.S. Holder with information necessary for the U.S. Holder to make the QEF election described above. If we were treated as a PFIC for our 2021 taxable year, we anticipate that, based on our current projections, we would not have a significant amount of taxable income or gain that would be required to be taken into account by U.S. Holders making a QEF election effective for such taxable year.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate will be the case, our shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our common shares would be adjusted to reflect any such income or loss amount recognized. Any gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. A mark-to-market election cannot technically be made for any lower-tier PFIC that we may own (as discussed below). Accordingly, if we own a lower-tier PFIC, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in such lower-tier PFIC. Consequently, even if a mark-to-market election were available with respect to our common stock, and were made by the U.S. Holder, the benefit of such election may be significantly limited.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, which we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

(1)	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common shares;

(2)	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income and would not be “qualified dividend income”; and

(3)	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC in any year with respect to which a U.S. Holder owns our common shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our common shares, regardless of whether we continue to meet the tests described above, unless we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules.

If we were a PFIC for any taxable year and any entity in which we own equity interests were also a PFIC, U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by the lower-tier PFIC and (ii) dispositions of shares of the lower-tier PFIC, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders would not receive any proceeds of those distributions or dispositions. U.S. Holders should note that it is unclear whether a mark-to-market election can be made with respect to any lower-tier PFIC, even if the shares of such lower-tier PFIC are themselves “marketable stock.” Therefore, U.S. Holders should consider the impact of the PFIC rules on their investment in the case that we own any lower-tier PFIC for any taxable year.

U.S. Federal Income Taxation of “Non-U.S. Holders”

As used herein, the term “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is a beneficial owner of common shares (other than a partnership) and who is not a U.S. Holder.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax adviser.

Dividends on Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

(1)	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; in general, in the case of a Non-U.S. Holder entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

(2)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition (but is not treated as a U.S. resident under specific rules) and who also meets other conditions.

Income or Gains Effectively Connected with a U.S. Trade or Business

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, dividends on the common shares and gains from the sale, exchange or other disposition of the shares, that are effectively connected with the conduct of that trade or business (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment), will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional U.S. federal branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, and the payment of gross proceeds on a sale or other disposition of our common shares, made within the United States to a non-corporate U.S. Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding if the non-corporate U.S. Holder:

(1)	fails to provide an accurate taxpayer identification number;

(2)	is notified by the IRS that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or

(3)	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividend payments or other taxable distributions on our common shares by certifying their status on an applicable IRS Form W-8. If a Non-U.S. Holder sells our common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or it otherwise establishes an exemption. If a Non-U.S. Holder sells our common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer’s U.S. federal income tax liability by filing a timely refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury Regulations, Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held in an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, a Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations in respect of our common shares.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., is acting as representative, have severally agreed to purchase from us the following respective number of common shares at a public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Citigroup Global Markets Inc.
DNB Markets, Inc.
BTIG, LLC
Nomura Securities International, Inc.
Clarksons Platou Securities Inc.
Fearnley Securities, Inc.
Kepler Cheuvreux
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common shares offered by this prospectus supplement.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and may offer common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriters may offer and sell the common shares through certain of their affiliates or other registered broker-dealers or selling agents.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to additional common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised.

Our common shares are listed and traded on the NYSE under the symbol “NETI”.

The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are    % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us(1)	$	$	$

(1)	The underwriters will not receive an underwriting discount on the sale of any common shares sold to Scorpio Holdings Limited.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                . We have also agreed to reimburse the underwriters for certain of their expenses, as set forth in the underwriting agreement, including legal fees incurred in the qualification of the offering with FINRA, in an amount up to $20,000, which amount is deemed by FINRA to be underwriting compensation.

We, our executive officers and directors, Scorpio Holding Limited and Scorpio Services Holding Limited have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus without first obtaining the written consent of Citigroup Global Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares;

•	request or demand that we file a registration statement related to the common shares; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. The restrictions described above do not apply to sales, transfers, or other dispositions by our executive officers and directors in an amount up to an aggregate of 400,000 common shares, commencing 30 days after the date of this Prospectus Supplement.

In addition, the underwriting agreement provides that we will not, without first obtaining the written consent of Citigroup Global Markets Inc., waive or consent to any amendment of: (i) the lock-up provisions contained in Section 11 of the share purchase agreement, dated August 5, 2021, between the Company and, inter alios, Marubeni Corporation(the “Seajack SPA”) or (ii) the lock-up provisions contained in Section 4.01 of the shareholders’ agreement, dated August 12, 2021, between the Company, Scorpio Services Holding Limited and the shareholders named in Schedule A thereto (the “Shareholders’ Agreement”). The lock-up provisions of the Seajack SPA and the Shareholders’ Agreement are set forth below:

•	The Seajack SPA lock-up provisions provide that the Sellers and their subsidiaries, including Marubeni Offshore Power Limited, INCJ SJ Investment Limited and MOL Offshore Energy Limited and each of their respective subsidiaries from time to time (collectively, the “Retained Group”), will not, prior to February 8, 2022, directly or indirectly, sell contract to sell, transfer, encumber, grant any option over or otherwise dispose of any of the common shares or preference shares received by the Retained Group in connection with our acquisition of Seajacks (including any common shares resulting from the conversion of any such preference shares) or any interest in such shares, except with our prior written consent or to other members of the Retained Group.

•

The Shareholders’ Agreement lock-up provisions provide that the Sellers will not, prior to February 8, 2022, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract (including any profit or loss sharing arrangement) with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of any common shares except to the other Sellers. The Shareholders’ Agreement lock-up provisions also provide that we may place appropriate legends or stop transfer orders on the common shares held by the Sellers setting forth the restrictions applicable to such common shares.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on an Internet web site maintained by the lead underwriter of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Clarksons Platou Securities AS, Fearnley Securities AS and Kepler Cheuvreux are not broker-dealers registered with the Commission and therefore may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Clarksons Platou Securities AS or Fearnley Securities AS intend to effect sales of the shares in the United States, they will do so only through their respective U.S. registered broker-dealers, Clarksons Platou Securities, Inc. and Fearnley Securities, Inc, to the extent permitted by Rule 15a-6 of the Securities Exchange Act of 1934, as amended.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Seajacks International Limited has received a commitment from DNB Capital LLC, a subsidiary of DNB Bank ASA, and affiliate of DNB Markets, Inc. for a senior secured Green Term Loan and Revolving Credit Facility (the “DNB Credit Facility”) of up to the aggregate of $175.0 million.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area (each a “Relevant State”), no common shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In connection with the offering, Citigroup Global Markets Inc., BTIG, LLC, DNB Markets, Inc. Nomura Securities International, Inc., Clarksons Platou Securities Inc., Fearnley Securities, Inc. and Kepler Cheuvreux are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

No common shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the

United Kingdom at any time: (a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or (c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), provided that no such offer of the common shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the common shares in the United Kingdom within the meaning of the FSMA.

Each person in the United Kingdom who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the common shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The common shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the common shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$	*
NYSE Supplemental Listing Fee	$
FINRA Fee	$
Printing and Engraving Expenses	$
Legal Fees and Expenses	$
Accountants’ Fees and Expenses	$
Miscellaneous Costs	$

Total	$

*	Previously paid.

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Eneti incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Atlantis Investorco Limited as of March 31, 2021 and 2020 and April 1, 2019 and for each of the two years in the period ended March 31, 2021 included in this prospectus supplement and in the Registration Statement have been so included in reliance on the report of BDO LLP, independent accountants, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The discussions contained under the heading “The Offshore Wind Industry” have been reviewed by 4C Offshore Ltd.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed a registration statement on Form F-3 (Registration No. 333-251301), including exhibits and schedules, under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus form parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Further information about our company is available on our website at www.eneti-inc.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is an important part of this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the document listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Commission on March 8, 2021, containing our audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2020 and amended by Form 20-F/A filed with the Commission on April 20, 2021; and

•	Our Reports on Form 6-K, filed with the Commission on January 6, 2021, January 7, 2021, January 11, 2021, January 19, 2021, January 29, 2021, February 2, 2021, February 4, 2021, February 11, 2021, February 16, 2021, February 16, 2021, March 5, 2021, April 1, 2021, April 15, 2021, May 12, 2021, May 18, 2021, May 28, 2021, August 5, 2021, August 12, 2021, August 13, 2021, August 17, 2021, August 31, 2021, September 23, 2021, September 24, 2021, and October 8, 2021.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: +377-9798-5715	150 East 58th Street, New York, NY 10155 Tel: (646) 432-1675

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ATLANTIS INVESTORCO LIMITED

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Atlantis Investorco Limited

Great Yarmouth, United Kingdom

Opinion

We have audited the consolidated financial statements of Atlantis Investorco Limited and its subsidiaries (the “Group”), which comprise the consolidated statements of financial position as of March 31, 2021, 2020 and April 1, 2019, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of March 31, 2021, 2020 and April 1, 2019, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the consolidated financial statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

The consolidated financial statements as of March 31, 2020 and 1 April 2019 and for the year ended March 31, 2020 have been restated to reflect adjustments relating to revenue, direct vessel operating and project costs, foreign exchange (loss)/gain, administrative expenses, finance costs, taxation, right of use assets, contract fulfilment costs, deferred taxation, cash and cash equivalents, trade and other receivables, inventories, trade and other payables, lease liabilities, interest-bearing loans and borrowings, convertible loan notes, other liabilities, contract liabilities, accumulated losses, cash flows from operating activities and cash flows from financing activities as described in Note 29 to the consolidated financial statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO LLP

BDO LLP

London, United Kingdom

October 27, 2021

ATLANTIS INVESTORCO LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

for the years ended 31 March 2021 and 2020

		2021	Restated 2020
	Notes	US$000	US$000
Revenue	3	42,755	53,194
Direct vessel operating and project costs	4	(36,315)	(40,432)

Gross profit		6,440	12,762
Other operating income		22	163
Depreciation of property, plant and equipment and right of use assets	10,11	(30,721)	(33,898)
Amortisation of intangible assets	12	(5,332)	(5,332)
Impairment of long-lived assets	13	(289,125)	—
Foreign exchange gain		809	92
(Loss) / gain on derivative financial instruments	18	(667)	682
Administrative expenses		(11,167)	(10,068)

Operating loss		(329,741)	(35,599)
Finance income	6	1,407	277
Finance costs	6	(21,571)	(22,604)

Loss on ordinary activities before taxation		(349,905)	(57,926)
Taxation	8	15,186	13,991

Loss for the financial year attributable to the equity holders of the parent		(334,719)	(43,935)

Other comprehensive income / (expense):
Effective portion of gain on hedging	18	(41)	(804)
Deferred tax provision for hedging instruments	8	8	202

Other comprehensive loss, net of tax		(33)	(602)

Total comprehensive loss attributable to the equity holders of the parent		(334,752)	(44,537)

The notes form an integral part of these consolidated financial statements.

ATLANTIS INVESTORCO LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

as at 31 March 2021, 2020 and as at 1 April 2019

		2021	Restated 2020	Restated 2019
	Notes	US$000	US$000	US$000
Non-current assets
Property, plant and equipment	10	589,248	700,423	730,085
Right of use assets	11	1,211	2,513	2,596
Intangible assets	12	72,321	133,747	139,079
Goodwill	13	—	144,169	144,169
Contract fulfilment costs	14	220	1,130	2,877
Derivative financial instruments	18	—	1,547	—
Deferred taxation	8	36,103	20,220	5,813

		699,103	1,003,749	1,024,619

Current assets
Cash and cash equivalents	15	6,976	11,893	2,091
Restricted bank balances	15	3,640	9,216	9,733
Trade and other receivables	14	11,481	5,995	14,911
Inventories—spare parts, consumables, and bunkers	7	6,345	6,587	6,757
Contract fulfilment costs	14	18,524	—	—
Derivative financial instruments	18	—	639	2
Corporate income tax—receivable		—	169	50

		46,966	34,499	33,544

Total assets		746,069	1,038,248	1,058,163

ATLANTIS INVESTORCO LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

as at 31 March 2021 and 2020

		2021	Restated 2020	Restated 2019
	Notes	US$000	US$000	US$000
Current liabilities
Trade and other payables	16	21,577	7,333	10,564
Lease liabilities	11	329	289	249
Interest-bearing loans and borrowings	17	281,415	120,973	80,511
Loan from shareholders	24	62,623	—	—
Derivative financial instruments	18	3,290	—	943
Convertible loan notes	19	3,820	3,675	3,529
Corporate income tax—payable	8	696	—	—
Contract liabilities	16	47,139	—	—
Cash settled share awards	20	8,241	8,234	8,227

		429,130	140,504	104,023

Non-current liabilities
Interest-bearing loans and borrowings	17	70,949	281,048	327,040
Loan from shareholders	24	—	5,325	—
Lease liabilities	11	2,128	2,266	2,347
Contract liabilities	16	5,331	30,639	5,414
Derivative financial instruments	18	—	4,768	1,519
Deferred tax liability	8	—	415	—

		78,408	324,461	336,320

Total liabilities		507,538	464,965	440,343

Shareholders’ equity
Share capital	21	595,000	595,000	595,000
Fair value reserve		(2,664)	(2,631)	(2,029)
Accumulated losses		(353,805)	(19,086)	24,849

Total equity		238,531	573,283	617,820

Total liabilities and shareholders’ equity		746,069	1,038,248	1,058,163

The notes form an integral part of these consolidated financial statements.

ATLANTIS INVESTORCO LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

for the years ended 31 March 2021 and 2020

	Share capital	Fair value reserve	Retained earnings/ (accumulated losses)	Total
	US$000	US$000	US$000	US$000
At 1 April 2019, as previously stated	595,000	(2,029)	22,738	615,709
Prior period adjustments (note 29)	—	—	2,111	2,111

At 1 April 2019 Restated	595,000	(2,029)	24,849	617,820
Total comprehensive loss for the year	—	(602)	(43,935)	(44,537)

At 31 March 2020 Restated	595,000	(2,631)	(19,086)	573,283
Total comprehensive loss for the year	—	(33)	(334,719)	(334,752)

At 31 March 2021	595,000	(2,664)	(353,805)	238,531

The notes form an integral part of these consolidated financial statements.

ATLANTIS INVESTORCO LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended 31 March 2021 and 2020

	Notes	2021	Restated 2020
		US$000	US$000
Operating activities
Loss for the financial year		(334,719)	(43,935)
Adjustments for:
Tax benefit		(15,186)	(13,991)
Depreciation of property, plant and equipment and right of use assets	10,11	30,721	33,898
Amortisation of intangible assets	12	5,332	5,332
Impairment of long lived-assets	13	289,125	—
Finance income	6	(1,407)	(277)
Finance costs	6	21,571	22,604
Loss/(gain) on derivative financial instruments	18	667	(682)
Decrease in inventories		242	170
(Increase)/decrease in trade and other receivables		(23,100)	10,740
Increase in trade and other payables		34,610	21,381
Interest paid on operating activities		(56)	(55)
Tax (paid)/received		(239)	5

Cash generated from operating activities		7,561	35,190

Investing activities
Purchases of property, plant and equipment	10	(7,106)	(3,915)
Interest received		81	277

Cash used in investing activities		(7,025)	(3,638)

Financing activities
Drawdown of bank loans		—	17,000
Repayment of bank loans		(49,016)	(24,509)
Restricted bank balances		5,576	517
Drawdown of loan from shareholders	24	53,000	5,000
Loan arrangement fees		(1,275)	—
Interest paid		(13,510)	(19,341)
Principal payment of lease liabilities	11	(228)	(417)

Cash used in financing activities	26	(5,453)	(21,750)

Net change in cash and cash equivalents		(4,917)	9,802
Cash and cash equivalents at 1 April	15	11,893	2,091

Cash and cash equivalents at 31 March	15	6,976	11,893

The notes form an integral part of these consolidated financial statements.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020

1. Accounting policies

Corporate information

Atlantis Investorco Limited (“the Company” or “the parent”) is a company limited by shares incorporated and domiciled in England and Wales. The registered office is located at South Denes Business Park, South Beach Parade, Great Yarmouth, Norfolk, NR30 3QR.

The Company and its subsidiaries (“the Group”) is principally engaged in the ownership, management, and operation of self-propelled jack up vessels servicing the offshore wind and oil and gas industries. Information on the Group’s structure is provided in note 9. Information on other related party relationships of the Group is provided in note 24. The Company is engaged in the ownership of its subsidiaries and is a holding company.

Basis of preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements are prepared on the historical cost basis, adjusted for fair values in relation to the Group’s derivative financial instruments and cash settled shares. The accounting principles set out below, unless stated otherwise, have been applied consistently for all periods presented in the Consolidated Financial Statements.

On 12 August 2021, Atlantis Investorco Limited was acquired by Eneti Inc. (NYSE:NETI) (“Eneti”) whereby Eneti acquired 100% of Atlantis Investorco Limited and its subsidiaries for consideration of 7.5 million of ordinary shares, 0.7 million of preferred shares, US$302,000k of assumed net debt, US$71,000k of redeemable notes issued by Eneti, and US$12,000k of cash (See Note 28 Events after the reporting date). The directors have prepared these non-statutory financial statements for inclusion in a Form 6-K to be submitted by the Company’s proposed parent company, Eneti Inc, to the United States Securities and Exchange Commission (‘SEC’).

These financial statements are presented in US dollars being the currency of the primary economic environment in which the Group operates. All values are rounded to the nearest thousand (US$000), except when otherwise indicated.

The financial statements for each of the years ended 31 March 2021 and 31 March 2020 do not constitute the Company’s statutory accounts within the meaning of Section 434 of the UK Companies Act 2006 for those years.

The Company’s statutory group financial statements under International Financial Reporting Standards as adopted by the European Union for the year ended 31 March 2020 have been filed with the Registrar of Companies. Those statutory accounts have been reported on by the Company’s independent auditors, BDO LLP, under applicable law and the International Standards on Auditing (United Kingdom). The Independent Auditors’ Report of BDO LLP on the Statutory Financial Statements for 2014 was unqualified and did not contain a statement under s498(2) or s498(3) of the Companies Act 2006.

The Company will prepare separate financial statements under the historical cost convention in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 for the year ended 31 March 2021, which will be filed with the UK Registrar of Companies when issued by its directors.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Basis of preparation (continued)

A number of prior period adjustments have been processed in the consolidated financial statements for the year ended 31 March 2020. See Note 29.

The consolidated financial statements of Atlantis Investorco Limited for the years ended 31 March 2021 and 2020 were authorised for issue on 27 October 2021 in accordance with a resolution of the directors.

Going concern

The accompanying consolidated financial statements of the Group have been prepared assuming the Group will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of one year after the date these financial statements are issued, and contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

We have experienced losses over the past years and at the end of the reporting period, current liabilities of the Group exceed current assets by US$382.2 million (2020—US$106.0 million) mostly due to the scheduled repayment date of the Group’s interest-bearing loans and borrowings in November 2021 (note 17).

During the year ended 31 March 2021, the Group incurred a consolidated net loss of US$334.7 million and generated positive cash flows from operating activities of US$7.6 million. As of 31 March 2021, the Group had accumulated losses of US$353.8 million. As of 31 March 2021, we had cash and cash equivalents of US$7.0 million and restricted cash of US$3.6 million.

The directors continue to monitor the impact of Covid-19. Based on the Group’s experience in 2021, the focus of the Group and its customers has shifted towards developing processes to ‘live with’ Covid-19 in 2022 and beyond. For the Group’s projects, Covid-19 has caused the Group some delays and extra costs, but these additional costs have primarily been borne by customers.

In assessing the going concern basis of preparation of the consolidated financial statements for the year ended 31 March 2021, we have taken into consideration detailed cash flow forecasts for the Group, the Group’s forecast compliance with bank covenants, and the continued availability of funding to the Company from banks and shareholders.

We have considered the impact of the COVID-19 pandemic on the Group and the resultant global economic uncertainties and have undertaken a re-assessment of the cash flow forecasts covering a period of at least 12 months from the date these financial statements are issued.

Cash flow forecasts have been prepared through to December 2022 based on a range of scenarios including, but not limited to, committed contracts in place for key vessels, lower than expected levels of utilisation for the Group’s other vessels, the timing of repayment of current borrowing facilities and no further debt or equity funding expected to take place over this period.

Existing charters relating to the Group’s key trading vessels, for at least the coming 12 months, provide certainty relating to committed future revenue streams and cash flows. The Group has a significant order backlog in Asia-Pacific for the years ending 31 March 2022 and 31 March 2023 (note 25).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Going concern (continued)

On 12 August 2021, the Company was acquired by Eneti, a NYSE listed company with the ability to raise new equity capital, refinance and upsize existing credit facilities. At the time of the acquisition, interest-bearing loans, loan from the shareholders, convertible loan notes and cash settled share awards were repaid as part of the total debt repayment amounting to US$342.4 million (notes 17 and 28). Thereafter, the Group has the ability to explore entering into new interest-bearing borrowing facilities on its vessels as the Group’s vessels are now unincumbered. The Group continues to have shareholder guarantees in place for bank loans amounting to US$87.7 million.

Based on the above, the consolidated financial statements have been presented on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing the consolidated financial statements for the year ended 31 March 2021.

Standards issued but not yet effective

A number of new standards and amendments to existing standards have been published which are mandatory, but are not effective for the year ended 31 March 2021:

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current;

•	Amendments to IFRS 3 Business Combinations: Reference to the Conceptual Framework;

•	Amendments to IAS 16 Property, Plant and Equipment: Proceeds before Intended Use;

•	Amendments to IFRS 16 Leases: Covid-19-Related Rent Concessions beyond 30 June 2021;

•	Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets: Onerous Contracts—Costs of Fulfilling a Contract;

•	Annual Improvements to IFRSs (2018-2020 Cycle): Amendments to IFRS 1, IFRS 9, IFRS 16 and IAS 41;

•	Amendments to IAS 8: Definition of Accounting Estimates; and

•	Amendments to IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting policies.

The directors do not anticipate that the adoption of these revised standards and interpretations will have a significant impact on the figures included in the consolidated financial statements in the period of initial application.

Basis of consolidation

Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Basis of consolidation (continued)

De-facto control exists in situations where the company has the practical ability to direct the relevant activities of the investee without holding the majority of the voting rights. In determining whether de-facto control exists the company considers all relevant facts and circumstances, including:

•	The size of the Company’s voting rights relative to both the size and dispersion of other parties who hold voting rights;

•	Substantive potential voting rights held by the company and by other parties;

•	Other contractual arrangements; and

•	Historic patterns in voting attendance.

The consolidated financial statements present the results of the company and its subsidiaries (“the Group”) as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full. The consolidated financial statements incorporate the results of business combinations using the acquisition method. In the statement of financial position, the acquiree’s identifiable assets, liabilities and contingent liabilities are initially recognised at their fair values at the acquisition date. The results of acquired operations are included in the consolidated statement of comprehensive income from the date on which control is obtained. They are deconsolidated from the date on which control ceases.

Foreign currencies

The presentation currency of the Group and functional currency of the Company is US dollars (US$). Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the reporting date. Revenue, costs and non-monetary assets and liabilities are translated at the exchange rates ruling at the dates of transactions. Foreign exchange gains and losses are included in profit or loss.

Revenue

The Group leases out some of its vessels under time charters. Lessors shall classify each lease as an operating lease or a finance lease. A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership of an underlying asset. Otherwise, a lease is classified as an operating lease. At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.

Lease and service revenue

Time charter hire revenues are earned for exclusive use of the services of the vessel by the charterer for an agreed period of time. There is a lease component of the hire and a service component. The lease component relates to the hire revenues which are recorded on a straight-line basis over the term of the charter in accordance with IFRS 16, with due allowance made for periods of off-hire. The service component involves maintenance of the vessel in a good condition together with the deployment of the crew classified as revenue under IFRS 15. The performance obligation in relation to both the service element and lease element are satisfied over the period of the contract, therefore, such revenue is recorded on a straight-line basis.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Revenue (continued)

Mobilisation and demobilisation revenue

The Group may receive fees, on either a fixed lump-sum or variable day rate basis, for the mobilisation. These activities are not considered to be distinct within the context of the contract and therefore the associated revenue is allocated to the overall performance obligation and recognised rateably over the agreed term of the related time charter contract. The Group defers mobilisation and contract preparation fees received, as well as direct and incremental costs associated with the mobilisation of equipment and contract preparation activities as “contract fulfilment costs” and amortise each on a straight-line basis, over the related time charter contract.

Lump-sum fees received for equipment moves (and related costs) as part of demobilisations are recognised when the services relating to a demobilisation are rendered.

Revenue financing components

As noted above, lump sum payments are sometimes received at the outset of a contract for the mobilisation of vessels or modifications required to them. These lump sum payments give rise to contract liabilities with a financing element recognised for those revenues received greater than 12 months ahead of the services being provided (note 16).

Revenues related to reimbursable expenses

The Group generally receives reimbursements from our customers for the purchase of supplies, equipment, and other services provided at their request in accordance with the terms of the contracts. Such reimbursable revenue is variable and subject to uncertainty, as the amounts received and the timing thereof are highly dependent on factors outside of the Group’s influence. Accordingly, reimbursable revenue is fully constrained and not included in the total transaction price until the uncertainty is resolved, which typically occurs when the related costs are incurred on behalf of a customer. The Group and its subsidiaries are generally considered a principal in such transactions and record the associated revenue at the gross amount billed to the customer.

Revenues related to construction supervision

Construction supervision revenues relate to advisory and support services provided to third parties during the design and construction phases of new buildings. Revenue is recognised in accordance with the satisfaction of the performance obligations. Advisory services are recognised in line with the agreed milestones and support services are recognised evenly over the duration of the contract, as set out in the contractual terms.

Contract asset and liability

In certain cases, the measurement of revenue will not be the same as amounts invoiced to a customer. In these circumstances, the Group recognises either a contract asset or a contract liability for the difference between cumulative revenue recognised and cumulative amounts billed for that contract. A contract asset is recognised when the Group’s right to consideration, in exchange for goods or services delivered to the customer, is conditioned on the entity’s future performance. Conversely, where the Group receives a payment for consideration in relation to goods or services to be provided in the future, the amount is recorded as a contract liability.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Revenue (continued)

Contract asset and liability (continued)

Where the Group identifies non-current contract liabilities relating to mobilisation and contract preparation fees received from customers in advance, which are deferred until the commencement of the associated contracts, the Group measures the amount of revenue to recognise on execution of the contracts by calculating a financing component at the interest rate that would have applied had the Group borrowed the funds from its customer.

Taxation

Current tax is provided for at amounts expected to be paid using the tax rates and laws that have been enacted or substantively enacted by the reporting date.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax liabilities are recognised for all taxable temporary differences, except:

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss;

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised, except:

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss;

In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are re-assessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Taxation (continued)

substantively enacted at the reporting date. Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in Other Comprehensive Income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to offset current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the consolidated statement of comprehensive income in the year to which they relate.

Property, plant and equipment

(i)	Vessels

Vessels are stated at cost less accumulated depreciation and any provisions for impairment. For vessels acquired through a business combination, cost represents the fair value of the vessels at acquisition. For vessels constructed by the Group, cost comprises those items set out at (ii) below.

Depreciation is provided on the basis that the book value of the vessel, less any estimated residual value, is written off on a straight-line basis over the remaining useful economic life, taken to be 30 years from the date the vessel is available for its intended use. The residual value is based on management’s estimates of the value of the vessel at the reporting date assuming they were already of an age and condition expected at the end of their useful economic life, usually with reference to expected scrap value.

Vessel related project equipment is capitalised as a component part of the vessel cost and is depreciated on a straight-line basis over useful economic lives ranging from 1 to 7 years. Depreciation commences on commencement of the project.

(ii)	Non-vessel fixed assets

Other fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following useful economic lives:

Office equipment	–	3 to 5 years
Leasehold improvements	–	15 years
Non-vessel related project equipment	–	1 to 7 years

There are certain non-vessel related project equipment that are capitalised and not depreciated until the commencement of the project, with their useful economic lives being determined to be the length of the project as many are project specific.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Goodwill

Goodwill represents the excess of the cost of a business combination over the Group’s interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired.

Cost comprises the fair value of assets given, liabilities assumed and equity instruments issued, plus the amount of any non-controlling interests in the acquiree plus, if the business combination is achieved in stages, the fair value of the existing equity interest in the acquiree. Contingent consideration is included in cost at its acquisition date fair value and, in the case of contingent consideration classified as a financial liability, remeasured subsequently through profit or loss. For business combinations completed on or after 1 January 2010, direct costs of acquisition are recognised immediately as an expense.

Goodwill is capitalised as an intangible asset with any impairment in carrying value being charged to the consolidated statement of comprehensive income. Where the fair value of identifiable assets, liabilities and contingent liabilities exceed the fair value of consideration paid, the excess is credited in full to the consolidated statement of comprehensive income on the acquisition date.

Intangible assets

Intangible assets are recognised at cost, less any amortisation and any impairment losses. The cost of intangible assets acquired is their fair value at the date of acquisition. Each identifiable asset is amortised over its own estimated useful economic life as follows:

Trade name	–	33 years

Useful economic lives are examined on an annual basis and adjustments, where applicable, are made on a prospective basis. Customer contracts are derecognised when the contract is completed.

An intangible asset is derecognised on disposal or when no further future economic benefits are expected from its use. Gains or losses arising on de-recognition are recognised in profit or loss as they arise.

Purchased intangible assets are capitalised at fair value on the date of acquisition if they relate to a business combination and otherwise capitalised at cost, less any amortisation and any impairment losses.

Impairment of non-financial assets (excluding deferred taxes)

Impairment tests on goodwill and other intangible assets with indefinite useful economic lives are undertaken annually at the financial year end. Other non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to sell), the asset is written down accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs for which there are separately identifiable cash flows; its cash generating units (‘CGUs’). Based on the above, the Group has determined at the reporting date that it has one CGU comprising of all the Group’s vessels and related goodwill and intangibles.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Goodwill is allocated on initial recognition to each of the Group’s CGUs that are expected to benefit from a business combination that gives rise to the goodwill.

The assessment of whether there is an indication that an asset is impaired is made with reference to trading results, predicted trading results, market rates, technical and regulatory changes and market values. If any such indication exists, the recoverable amount of the asset or CGU is estimated in order to determine the extent of any impairment loss.

The first step in this process is the determination of the lowest level at which largely independent cash flows are generated, starting from the individual asset level. A cash generating unit (CGU) represents the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows generated from other assets or groups of assets. In identifying whether cash inflows from an asset or group of assets are largely independent, and therefore determining the level CGUs, the Group considers many factors including management’s trading strategies, how management makes decisions about continuing or disposing of the assets, nature and terms of contractual arrangements and actual and predicted employment of the vessels. CGU’s cannot be larger than an individual operating segment. Based on the above, the Group has determined at the reporting date that it has one CGU comprising of all the Group’s vessels and related goodwill and intangibles.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. Fair value less costs to sell is determined as the amount at which assets may be disposed of on a willing seller, willing buyer basis, less directly associated costs of disposal. In estimating fair value, the Group considers recent market transactions for similar assets, and the views of reputable shipbrokers.

If the recoverable amount is less than the carrying amount of the asset or the CGU, the asset is considered impaired and an expense is recognised equal to the amount required to reduce the carrying amount of the vessel or the CGU to its recoverable amount. The expense is recognised in profit or loss.

Management’s impairment assessment as at 31 March 2021 is explained in more detail in note 13.

A previously recognised impairment loss is reversed only if there has been a change in estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised in prior years. Such reversal is recognised in profit or loss. An impairment loss recognised for goodwill is not reversed.

Inventories

Inventories comprise spare parts and consumables to be used on board of the vessels and are recognised in profit or loss when transferred on board of the vessels. Inventories also comprise bunkers (where applicable) and lubricants which are stated at the lower of cost and net realisable value using the first in first out method.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Financial assets

The Group classifies its financial assets into one of the categories discussed below, depending on the purpose for which the asset was acquired. Other than financial assets in a qualifying hedging relationship, the Group’s accounting policy for each category is as follows:

Fair value through profit or loss

This category comprises in-the-money derivatives and out-of-money derivatives where the time value offsets the negative intrinsic value (See “financial liabilities” for out-of-money derivatives classified as liabilities). They are carried in the statement of financial position at fair value with changes in fair value recognised in the consolidated statement of comprehensive income in the (loss)/gain on derivatives financial instruments line in operating activities. Other than derivative financial instruments which are not designated as hedging instruments, the Group does not have any assets held for trading nor does it voluntarily classify any financial assets as being at fair value through profit or loss.

Amortised cost

These assets arise principally from the provision of goods and services to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment.

Impairment provisions for receivables from related parties and loans to related parties are recognised based on a forward-looking expected credit loss model. The methodology used to determine the amount of the provision is based on whether there has been a significant increase in credit risk since initial recognition of the financial asset. For those where the credit risk has not increased significantly since initial recognition of the financial asset, twelve month expected credit losses along with gross interest income are recognised. For those for which credit risk has increased significantly, lifetime expected credit losses along with the gross interest income are recognised. For those that are determined to be credit impaired, lifetime expected credit losses along with interest income on a net basis are recognised.

Cash and cash equivalents includes short-term highly liquid investments readily convertible into known amounts of cash but excludes restricted amounts held in the Group’s bank accounts. They are normally represented by bank deposits with an original maturity of less than three months.

Financial liabilities

The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was acquired. Other than financial liabilities in a qualifying hedging relationship (see hedge accounting below), the Group’s accounting policy for each category is as follows:

Fair value through profit or loss

This category comprises out-of-the-money derivatives where the time value does not offset the negative intrinsic value (see “financial assets” for in-the-money derivatives and out-of-money derivatives where the time

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Financial liabilities (continued)

Fair value through profit or loss (continued)

value offsets the negative intrinsic value). They are carried in the consolidated statement of financial position at fair value with changes in fair value recognised in the consolidated statement of comprehensive income in the (loss)/gain on derivatives financial instruments line in operating activities.

The Group does not hold or issue derivative instruments for speculative purposes, but for hedging purposes. Other than these derivative financial instruments, the Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss

Other financial liabilities include the following items:

Trade and other payables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method.

Interest-bearing loans, borrowings and overdrafts are initially measured at fair value (proceeds received, net of direct issue costs), and are subsequently measured at amortised cost, using the effective interest rate method.

Hedge accounting

The Group uses interest rate swaps and forward currency contracts to hedge exposures to interest rate and foreign exchange rate movements which are normally designated in cash flow hedges. The group applies IFRS 9 when accounting for hedging. Changes in the fair value of the derivative financial instruments that are designated, and effective hedges of future cash flows, are recognised in other comprehensive income and the ineffective portion is recognised immediately in profit or loss in the statement of comprehensive income through (loss)/gain on derivative financial instruments included in operating activities.

The forward currency contract hedges the foreign currency risk due to spot rate fluctuations associated with the receipt of firm contracted Euro denominated income.

The interest rate swap hedges the interest rate risk arising on the variable interest payable on certain interest-bearing loan and borrowings, hedged with a fixed interest rate swap.

Hedge ineffectiveness on these contracts and swaps, being the extent to which the change in fair value of future expected cash flows of the hedging instrument not offsetting those of the hedged item, may occur as a result of a major change in credit risk of the counterparty of any forward contracts entered into, or a significant change in the hedged item itself.

Fair value of financial instruments

The Group measures financial instruments, such as derivatives, at fair value at each reporting date. Also, fair values of financial instruments measured at amortised cost are disclosed in note 22. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Fair value of financial instruments (continued)

participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

In the principal market for the asset or liability, or

In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible to the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities;

Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and

Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognised in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between Levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Derecognition of financial assets and liabilities

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss. A liability is generally derecognised when the contract that gives rise to it is settled, sold, cancelled or expires.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Derecognition of financial assets and liabilities (continued)

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as derecognition of the original liability and the recognition of a new liability, such that the difference in the respective carrying amounts together with any costs or fees incurred are recognised in profit or loss. If the modification is not substantial, the difference between: (1) the carrying amount of the liability before the modification; and (2) the present value of the cash flows after modification is recognised in profit or loss as a gain or loss on loan modification.

Offsetting of financial assets and liabilities

Financial assets and financial liabilities are offset and the net amount reported in the Statement of Financial Position if and only if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Leases—Group as lessee

The Group leases various offices from third parties.

Leases are recognised as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Group. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•	variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable by the Group under residual value guarantees;

•	the exercise price of a purchase option if the Group is reasonably certain to exercise that option; and

•	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the Group, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security, and conditions.

To determine the incremental borrowing rate, the Group:

•	where possible, uses recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions since third party financing was received;

•	uses a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by the Group, which does not have recent third party financing; and

•	makes adjustments specific to the lease, e.g. term, country, currency and security.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Leases—Group as lessee (continued)

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

the amount of the initial measurement of lease liability;

any lease payments made at or before the commencement date less any lease incentives received;

any initial direct costs; and

restoration costs.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases of equipment and vehicles and all leases of low-value assets are recognised on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise office and IT equipment.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of property, plant and equipment that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective assets. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that the Group incurs in connection with the borrowing of funds.

Convertible loan notes

The proceeds received on issue of the Group’s convertible loan notes are allocated into their liability and equity components. The amount initially attributed to the debt component equals the discounted cash flows using a market rate of interest that would be payable on a similar debt instrument that does not include an option to convert. Subsequently, the debt component is accounted for as a financial liability measured at amortised cost until extinguished on conversion or maturity of the bond. The remainder of the proceeds is allocated to the conversion option and is recognised in the “Convertible debt option reserve” within shareholders’ equity, net of income tax effects.

Share-based payments

Employees (including senior executives) of the Group receive remuneration in the form of equity shares which are settled in cash (cash settled transactions).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

1. Accounting policies (continued)

Cash-settled share awards

The cost of cash-settled transactions is measured initially at fair value at the grant date using an annualised consolidated EBITDA, further details of which are given in Note 20. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. At each reporting date until the end of the vesting period, the fair value of the liability is remeasured, with any changes in fair value recognised in profit or loss for the year.

Provisions

The Group has recognised provisions for liabilities of uncertain timing or amount including those for onerous leases, warranty claims, leasehold dilapidations and legal disputes. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date, discounted at a pre-tax rate reflecting current market assessments of the time value of money and risks specific to the liability. In the case of leasehold dilapidations, the provision takes into account the potential that the properties in question may be sublet for some or all of the remaining lease term.

Share capital

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Group’s ordinary shares are classified as equity instruments.

Dividends

Dividends are recognised when they become legally payable. In the case of interim dividends to equity shareholders, this is when declared by the directors. In the case of final dividends, this is when approved by the shareholders at the Annual General Meeting.

2. Critical accounting estimates and judgements

In the application of the Group’s accounting policies, management is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from estimates. The following summarises the judgements, estimates and assumptions that may cause amounts recognised or disclosed to change in following reporting periods:

Non-current asset impairment testing—critical judgement and estimation

The Group reviews its goodwill, intangibles, and other non-current assets if indicators exist for impairment at each reporting date. At the reporting date, it was determined that the outbreak and prolonged impact of Covid-19 since March 2020 had reduced the utilisation of vessels in employment across the sector which was an indicator that an impairment may be required.

The assessment of impairment indicators requires judgement to be exercised and changes in circumstances means such judgements may not be borne out over time. In order to assess if impairment exists, management

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

2. Critical accounting estimates and judgements (continued)

Non-current asset impairment testing—critical judgement and estimation (continued)

estimates discounted future cash flows, residual values and the remaining economic lives of assets, a suitable discount rate and recoverable amounts based on comparable market transactions. Market factors affecting expected future revenue, utilisation rates, operating expenses and residual values may affect the discounted future cash flows. Actual outcomes may differ from the estimates and judgements made which could result in potential impairment losses recognised in future periods. Further details are set out in note 13.

Classification of revenue—critical judgment

The time charter revenues of the Group’s shipping operations contain both lease revenue and revenue from contracts with customers. The Group uses judgement in determining the amount of revenue classified as lease revenue and the amount classified as revenue from contracts with customers based on observable bareboat charter rates, the level of operating costs incurred by the vessel and the level of operating costs that would be expected based on industry benchmarks. This judgment determines whether the income should be accounted for under IFRS 15 as revenue based on the fulfilment of performance obligations, or as lease income under IFRS 16.

Intangible asset useful economic life—critical estimate

The Group amortises its trade name over a useful economic life of 33 years. The ‘Seajacks’ trade name is deemed to be transferable between the subsidiary vessel operating entities and management consider that the 33 years is reflective of the benefit that will be derived to the Group, which is also aligned with the remaining useful economic life of the Group’s vessels that existed at the time of acquiring the trade name.

Deferred tax assets—critical judgement and estimation

The Company and certain subsidiaries in the Group recognised deferred tax assets in relation to tax losses incurred in current and past years. The Group reviewed the carrying amount of deferred tax assets at the reporting date and assessed if sufficient taxable profits will be available to allow all of the deferred tax asset to be utilised. To assess the availability of future taxable profits, management estimates future revenues and costs, capital allowances and tax planning opportunities. The Group critically reviews supporting evidence for recognition of deferred tax assets and assesses the probability of future profits that will be generated, including from confirmed contracts, resulting in projected taxable profits over the next three years (note 25). Changes in tax laws, applicable tax rates (note 28) and market factors affecting expected future revenue and operating expenses may impact the future profitability and actual outcome may differ from the estimates and judgements made which could result in part of the deferred tax asset to remain unutilised.

Largely due to the significant committed orders, the Group and subsidiaries have positively concluded that the recognition of deferred tax assets for the years ended 31 March 2021 and 2020 is suitable.

Management also assessed the availability of tax deductions on the amortisation of intangible assets transferred between two of the wholly owned subsidiaries and concluded that any transfer of assets within the group entities does not change the Group’s tax position and hence is likely to have no tax impact on the already available tax deductions.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

3. Revenue

Revenue analysis by activity:

	2021	Restated 2020
	US$000	US$000
Lease income	18,050	23,949
Construction supervision income	14,005	—
Service income	10,700	29,245

	42,755	53,194

Service income relates to catering and other similar costs incurred and recharged to the charterers and provision of vessel management services as part of the time charter arrangement.

Geographical analysis—revenues:

	2021	Restated 2020
	US$000	US$000
United Kingdom	26,054	21,094
Germany	—	12,623
Taiwan	—	16,823
Belgium	1,577	2,654
USA	14,005	—
Japan	1,119	—

	42,755	53,194

All of the amounts in the table relate to continuing operations.

During the year, revenue recorded from two major customers contributing more than 10% revenue each were US$24,138k and US$14,005k (2020—four major customers contributing more than 10% each were US$16,822k, US$8,690k, US$7,753k and US$5,455k).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

4. Direct vessel operating and project costs

Direct vessel operating and project costs comprises of

	2021	Restated 2020
	US$000	US$000
Crew cost	16,160	16,450
Maintenance cost	8,490	4,355
Operating costs	4,964	4,447
Fuel and other consumptions	2,513	5,579
Catering	1,535	3,296
Other project costs	1,705	5,028
Insurance	948	1,277

	36,315	40,432

5. Staff and crew costs

	2021	2020
	US$000	US$000
Wages and salaries	7,456	5,551
Social security costs	808	512
Pension contributions	275	261
Offshore crew costs	16,160	16,450
Other staff costs	184	120

	24,883	22,894

	2021	2020
	US$000	US$000
Staff costs are included in:
Direct vessel operating and project costs	16,160	16,450
Administrative expenses	8,723	6,444

	24,883	22,894

The average monthly number of persons employed by the Group during the year was:

	2021	2020
	No.	No.
Management	3	3
Operations	43	38
Administration	34	36
Offshore crew	150	150

	230	227

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

5. Staff and crew costs (continued)

Staff costs also include amounts paid to key management personnel amounting to US$2,373k (2020—US$1,464k), of which US$704k (2020—US$448k) was paid to a company controlled by a member of key management, as per note 24.

Key management personnel remuneration is made up of the following:

	2021	2020
	US$000	US$000
Wages and salaries	2,107	1,270
Social security costs	187	116
Pension contributions	79	78

	2,373	1,464

6. Finance income and costs

	2021	2020
	US$000	US$000
Finance income:
Interest income	81	277
Gain on loan modifications (note 17)	1,326	—

	1,407	277

	2021	Restated 2020
	US$000	US$000
Finance costs:
Interest expense on financial liabilities measured at amortised cost	19,221	20,756
Interest expense on convertible loan notes	145	146
Interest expense on lease liabilities	130	138
Interest expense on non-current contract liabilities	1,366	591
Other interest and finance charges	709	973

	21,571	22,604

7. Inventories

	2021	Restated 2020
	US$000	US$000
Bunker fuel	1,101	644
Spare parts and consumables	5,244	5,943

	6,345	6,587

The value of inventories recognised in direct vessel operating cost of sales in the period amounts to US$3,763k (2020—US$2,050k).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

8. Income tax

Tax on loss on ordinary activities:

	2021	Restated 2020
	US$000	US$000
Current income tax:
Foreign taxation	624	28
Current tax on losses for the year	—	16
Adjustment in respect of prior year	481	(1,402)

Total current income tax	1,105	(1,358)
Deferred tax:
Current year	(16,051)	(12,326)
Adjustment in respect of prior years	(240)	(1,471)
Effects of change in tax rates	—	1,164

	(16,291)	(12,633)

Tax benefit in the Statement of Comprehensive Income (note 8(b))	(15,186)	(13,991)

Tax benefit in the statement of other comprehensive income	(8)	(202)

(b) Reconciliation of the total tax benefit

The tax benefit in the Statement of Comprehensive Income for the year is lower as (2020—higher than) the standard rate of corporation tax in the UK of 19% (2020—19%). The differences are explained below:

	2021	Restated 2020
	US$000	US$000
Loss on ordinary activities before taxation	(349,905)	(57,926)

Multiplied by UK standard rate of corporation tax of 19% (2020—19%)	(66,482)	(11,006)
Effects of:
Disallowable expenses	49	126
Income not taxable	(4,550)	(1,477)
Adjustment in respect of prior years	241	(2,873)
Effects of rate change	—	1,115
Unrecognised deferred tax	54,909	107
Foreign tax	647	17

Total tax benefit in the Statement of Comprehensive Income (note 8 (a))	(15,186)	(13,991)

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

8. Income tax (continued)

(c) Deferred tax

US$000
At 1 April 2019 Restated	5,806
Short-term timing differences—prior year	1,471
Short-term timing differences—current year	12,326
Short term timing differences—other comprehensive income	202

At 31 March 2020 Restated	19,805
Short-term timing differences—prior year	240
Short-term timing differences—current year	16,051
Short term timing differences—other comprehensive income	7

At 31 March 2021	36,103

	2021	Restated 2020
	US$000	US$000
Shown as:
Deferred tax asset—non-current	36,103	20,220
Deferred tax liability—non-current	—	(415)

	36,103	19,805

	2021	Restated 2020
	US$000	US$000
The deferred tax asset is arising from:
Temporary trading differences	14	5
Derivative financial instruments	625	491
Tax losses carried forward	28,407	16,031
Loan relationships	6,985	3,635
Other	72	58

	36,103	20,220

The main rate of corporation tax has remained consistent at 19% from 1 April 2019. The Finance Act 2016 included a reduction in the main rate of UK corporation tax from 19% to 17% from 1 April 2020. However, in the UK budget on 11 March 2020, it was announced that the cut in the tax rate to 17% now will not occur and the UK Corporation Tax Rate will instead remain at 19%.

Unrecognised deferred tax assets arising from taxable losses as a result of the impairment of intangible and tangible assets exist, with a value of US$27,542k at 31 March 2021 (2020—US$ Nil). A permanent difference arises due to the impairment of goodwill at 31 March 2021.

A corporate tax payable of US$696k arose on income from foreign operations (2020—US$Nil).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

9. Investments

Subsidiaries as at 31 March 2021 are set out below. All of the subsidiaries are wholly owned.

Company name	Registered office	% of voting rights
Parent company
Atlantis Investorco Limited	*4	100%
Indirect ownership
Atlantis Equityco Limited	*4	100%
Atlantis Midco Limited*1	*4	100%
Seajacks International Limited*2	*4	100%
Seajacks 1 Limited*3	*4	100%
Seajacks 2 Limited*3	*4	100%
Seajacks 3 Limited*3	*4	100%
Seajacks 4 Limited*3	*4	100%
Seajacks 5 Limited*3	*4	100%
Seajacks UK Limited*3	*4	100%
Seajacks Crewing Services Limited*3	*4	100%
Seajacks Merman Marine Limited*3	*5	100%
Seajacks Japan LLC*3	*6	100%
Seajacks 3 Japan LLC*3	*6	100%
Seajacks Installation Service Limited*3	*4	100%

*1	Owned indirectly via Atlantis Equityco Limited
*2	Owned indirectly via Atlantis Midco Limited
*3	Owned indirectly via Seajacks International Limited. The shares in Seajacks 1 Limited, Seajacks 2 Limited, Seajacks 3 Limited, Seajacks 4 Limited and Seajacks 5 Limited are pledged as security against the Group’s bank loans (note 17).
*4	South Denes Business Park, South Beach Parade, Great Yarmouth, Norfolk, NR30 3QR
*5	Seajacks Merman Marine Ltd, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton, HM Ex, Bermuda
*6	10th Floor Stork Building, 3-2-6 Nihonbashi Hongokucho, Chuo-ku, Tokyo, 103-0021, Japan

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

10. Property, plant and equipment

	Vessels	Non-vessel fixed assets	Total
	US$000	US$000	US$000
Cost:
At 1 April 2019	887,883	11,786	899,669
Additions	203	3,712	3,915
Disposals	—	(653)	(653)

At 31 March 2020	888,086	14,845	902,931
Additions	2,412	4,694	7,106

At 31 March 2021	890,498	19,539	910,037

Depreciation and impairment:
At 1 April 2019	(159,146)	(10,438)	(169,584)
Charge for the year	(29,905)	(3,672)	(33,577)
Disposals	—	653	653

At 31 March 2020	(189,051)	(13,457)	(202,508)
Charge for the year	(29,911)	(448)	(30,359)
Impairment	(85,461)	(2,461)	(87,922)

At 31 March 2021	(304,423)	(16,366)	(320,789)

Net book value:
At 31 March 2021	586,075	3,173	589,248

At 31 March 2020	699,035	1,388	700,423

At 1 April 2019	728,737	1,348	730,085

Impairment of property, plant and equipment is considered together with goodwill impairment assessment (note 13).

The vessels are pledged as security against the Group’s bank loans (note 17).

The Group has incurred accelerated depreciation of US$Nil (2020—US$2,935k) relating to bespoke integral sea fastenings which were capitalised for use on projects in Taiwan. Due to imminent contracted work outside of Taiwan for the relating vessel, and to which the sea fastenings were not required, the remaining useful economic life of the sea fastenings was amended and the cost was fully deprecated in the year.

Capitalised borrowing costs

Borrowing costs amounting to US$2,964k (2020—US$2,964k) have been capitalised to date in the carrying amount of property, plant and equipment. There are no borrowing costs capitalised during the year.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

11. Right of use assets and lease liabilities

Right of use assets	Property leases	Total
	US$000	US$000
Cost:
At 1 April 2019	2,596	2,596
Additions	238	238

At 1 April 2020	2,834	2,834
Additions	—	—

At 31 March 2021	2,834	2,834

Depreciation and impairment:
At 1 April 2019	—	—
Charge for the year	(321)	(321)

At 1 April 2020	(321)	(321)
Charge for the year	(362)	(362)
Impairment	(940)	(940)

At 31 March 2021	(1,623)	(1,623)

Net book value:
At 31 March 2021	1,211	1,211

At 31 March 2020	2,513	2,513

At 1 April 2019	2,596	2,596

	2021	2020
	US$000	US$000
Lease liabilities
Current	329	289
Non-current	2,128	2,266

	2,457	2,555

	2021	2020
	US$000	US$000
Lease liabilities
At 1 April 2020	2,555	2,596
Interest expense	130	138
Additions	—	238
Lease payments	(228)	(417)

At 31 March 2021	2,457	2,555

Impairment of right of use assets has been considered together with the goodwill impairment assessment (note 13).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

12. Intangible assets

Trade Name
US$000
Cost:
At 1 April 2019, 31 March 2020, 31 March 2021	175,959

Amortisation and impairment:
At 1 April 2019	(36,880)
Charge for the year	(5,332)

At 31 March 2020	(42,212)
Charge for the year	(5,332)
Impairment	(56,094)

At 31 March 2021	(103,638)

Net book value:
At 31 March 2021	72,321

At 31 March 2020	133,747

At 1 April 2019	139,079

Impairment of intangible assets is considered together with goodwill impairment assessment (note 13).

13. Goodwill

Total
US$000
Cost:

At 1 April 2019, 31 March 2020, 31 March 2021	144,169

Impairment:
At 1 April 2019	—
Charge for the year	—

At 1 April 2020	—
Charge for the year	(144,169)

At 31 March 2021	(144,169)

Net book value:
At 31 March 2021	—

At 31 March 2020	144,169

At 1 April 2019	144,169

The Group’s goodwill is tested for impairment annually. This together with impairment factors identified by the Group during the years ended 31 March 2021 and 2020 has meant that the Group has carried out an impairment assessment against the carrying value of the cash generating unit with a combined carrying value of US$921,863k (2020—US$981,982k), using value in use calculations.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

13. Goodwill (continued)

Forecast cash flows, used to determine value in use, represent pre-tax projections over the remaining life of the Group’s vessels, based on financial forecasts approved by senior management, excluding significant capital expenditure that would enhance the scale of the business which is not already contracted. The Group has already secured significant contract coverage in Asia-Pacific for the years ending 31 March 2022 and 2023.

The outbreak and prolonged impact of Covid-19 since March 2020 has reduced the utilisation of vessels in employment across the sector and this has been reflected in the projections for the Group’s three smaller vessels for the next 12 to 18 months from 31 March 2021. These factors were not so known or prevalent in the previous year. In the medium-term, the Group has forecasted a recovery in both rates earned and utilisation of its three smaller vessels over the next two years. For its two larger vessels, the Group has forecasted a significant earnings improvement for the coming 18—24 months after the end of the reporting period due to the committed contracts in place (note 25). In doing so management has considered the current order backlog for the vessels and contracts under negotiation at the time of preparing these financial statements and overall market expectation. For the period beyond 24 months, the Group has no order backlog, but expects an increase both in demand and supply, which primarily for 2025 and beyond is expected to imply favourable market conditions.

The discount rate was estimated based on a market derived weighted average cost of capital, calculated based on the market projected average cost of debt over the remaining life of the Group’s vessels and a market cost of equity derived using the capital asset pricing model assuming a long term equity risk premium and an appropriate equity beta. The pre-tax discount rate applied to future cash flows was 12.5% (2020—7.8%). The increase in the discount rate used as at 31 March 2021 compared to 31 March 2020 reflects the timing of maturity of the secured bank facilities and shareholder guaranteed bank loans, scheduled for November 2021 (note 17) and the uncertainty relating to management’s assessment of the Group ability to successfully secure a refinancing of all the bank facilities, whilst factoring in the financial support that may be required by its shareholders. Furthermore, the Group has considered and incorporated additional business risk factors relating to the its changing strategy, which includes more focus on the fast growing and developing offshore wind turbine installation sector and in particular, in the Asia- Pacific region.

Based on the assessment performed, management determined a value in use of US$632.7 million at 31 March 2021 (2020—US$1.3 billion) resulting in an impairment to property, plant and equipment, intangible assets, goodwill, right of use assets amounting to US$289,125k for the year ended 31 March 2021 (2020—Headroom of US$299,000k). The impairment of long-lived assets charged to profit and loss for the year ended 31 March 2021 has initially been allocated to impair goodwill down to US$Nil, and then across other applicable assets on a pro-rata basis, other than for vessels, which have been impaired down to the fair value less costs to sell, as supported by independent broker valuations, as follows:

	2021	2020
	US$000	US$000
Property, plant and equipment—Vessels	85,461	—
Property, plant and equipment—Other assets	2,461	—
Right of use assets	940	—
Intangible assets	56,094	—
Goodwill	144,169	—

	289,125	—

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

13. Goodwill (continued)

The calculation of the value in use is most sensitive to the discount rate and the revenue and utilisation projections used to determine the cash flows. A 1% increase in the pre-tax discount rate, and all other matters remaining the same, would increase the above-mentioned impairment charge by US$25,244k for the year ended 31 March 2021 (2020—US$Nil).

Forecast rates and utilisation are estimated based on past experience, the Group’s contracted employment, and expectations as to future market rates the vessels may earn. A 10% decrease in the forecast rates estimated, and all other matters remaining the same, would increase the impairment charge by US$152,000k for the year ended 31 March 2021 (2020—US$Nil). Furthermore, if a 5% decrease in the utilisation forecasts is also incorporated into the value in use calculations, on top of the decrease in the forecast rates noted above, this would result in an additional impairment charge amounting to US$57,000k for the year ended 31 March 2021 (2020—US$Nil).

14. Trade and other receivables and contract fulfilment cost assets

	2021	Restated 2020
	US$000	US$000
Current
Trade receivables	2,700	3,502
Prepayments	1,761	1,129
Contract assets	3,911	220
VAT and other receivables	3,109	1,144

	11,481	5,995

All trade receivables in respect of charter contracts with duration of 6 months or more are secured against the Group’s bank loans (note 17).

Trade receivables are normally due within 30 days from the date the invoice is issued. Trade receivables are considered past due based on their respective credit periods. All balances were deemed fully recoverable at the reporting date.

Contract assets comprises contract income relating to consultancy services and crewing recharges of which performance obligations have been completed ahead of billing.

The ageing analysis of trade is as follows:

	Expected credit Losses	2021	Restated 2020
		US$000	US$000
Not due	0%	2,589	3,501
Past due but not impaired 0—30 days	0%	1	—
Past due 31—60 days	10%	110	—
Past due 61—90 days	50%	—	1

		2,700	3,502

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

14. Trade and other receivables and contract fulfilment cost assets (continued)

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above which approximate their fair value at the reporting date. The Group does not hold any collateral as security.

The expected credit losses are considered insignificant as most of the trade receivables current and have been recovered subsequent to the year end.

	2021	Restated 2020
	US$000	US$000
Non-current
Contract fulfilment costs	220	1,130

	2021	Restated 2020
	US$000	US$000
Current
Contract fulfilment costs	18,524	—

Contract fulfilment costs relate to expenditures incurred on the mobilisation of a vessel and contract preparation which are not considered to be distinct performance obligations within the context of the contract. These are capitalised and deferred till the start of time-chartering activities during the year ending 31 March 2022 when the Group will be eligible to commence recognising revenue and expense related costs on the contracts.

15. Cash and cash equivalents

	2021	Restated 2020
	US$000	US$000
Cash at bank and short term cash deposits	6,976	11,893

Restricted bank balances for the Group and Company amounting to US$3,640k (2020—US$9,216k) are held in escrow and held as security against the Group’s bank loans and to fulfil debt servicing costs (note 17). All restricted bank balances are not included in the Group’s cash and cash equivalents noted above at the financial report date. All restricted bank balances were released subsequent to the reporting date (note 28).

16. Trade and other payables and contract liabilities

	2021	Restated 2020
	US$000	US$000
Current
Trade payables	11,981	2,634
Accruals	7,606	3,424
Taxation and social security	820	444
Other liabilities	1,170	831

	21,577	7,333

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

16. Trade and other payables and contract liabilities (continued)

	2021	Restated 2020
	US$000	US$000
Contract liabilities	47,139	—

	2021	Restated 2020
	US$000	US$000
Non-current
Contract liabilities	5,331	30,639

Contract liabilities relate to mobilisation and contract preparation fees received from customers in advance which are deferred till the commencement of the associated contracts. The advances accrue interest using the Group’s incremental borrowing rate of 4.5% per annum.

17. Interest-bearing loans and borrowings

	2021	Restated 2020
	US$000	US$000
Current
Secured bank loans	193,724	120,973
Shareholder guaranteed bank loan	87,691	—

	281,415	120,973
Non-Current
Bank loans
Secured bank loans	70,949	193,296
Shareholder guaranteed bank loan	—	87,752

	70,949	281,048

Total interest bearing loans and borrowings	352,364	402,021

Secured bank loans

SJ1-4 Facility: The syndicated term loan facility of US$275,000k was drawn down on 26 February 2015 and is due for repayment in full by November 2021. The bank loan carries fixed interest rate at 2.45% plus 3-month US$ LIBOR (2020: 2.15% plus 3-month US$ LIBOR) per annum.

SJ-5 Facility (commercial): The syndicated term loan facility of US$50,200k was drawn down in November 2015 and is due for repayment in full by November 2021. The bank loan carries fixed interest rate at 2.45% plus 3-month US$ LIBOR (2020: 2.15% plus 3-month US$ LIBOR) per annum.

SJ-5 Facility (K-Sure): The syndicated term loan facility of US$125,500k was drawn down in November 2015 and is due for repayment in full by March 2025. The bank loan carries fixed interest rate at 1.75% plus 3-month US$ LIBOR (2020: 1.75% plus 3-month US$ LIBOR) per annum.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

17. Interest-bearing loans and borrowings (continued)

Secured bank loans (continued)

Revolving Loan Facility: The Group has a short-term revolving loan facility of US$50,000k which was drawn down in full on 17 July 2019. The facility carries fixed interest rate at 2.45% plus 3-month US$ LIBOR (2020: 2.15% plus 3-month US$ LIBOR) per annum.

In August 2020, the Group and the Lenders contracted a Loan Amendment Agreement, which amended the quarterly repayment schedule for the SJ1-4 and SJ5 facilities for 5 quarters starting in August 2020 and increased the fixed interest rates on the majority of the loans (see above). In addition to this amendment, the Group also made a one-off repayment across the facilities and incurred loan arrangement costs of US$1,275k (2019—US$Nil). The Loan Amendment Agreement did not result in a derecognition of the financial liability as it was not a substantial modification. A gain of US$1,326k was recognised in profit and loss with a corresponding decrease in the liability at the date of modification during the year ended 31 March 2021.

At the reporting date, the bank loans are secured against, inter alia, the share capital of certain of the Company’s subsidiaries (note 9), the vessel component of tangible fixed assets (note 10), certain earnings and trade and other receivables from the operation of vessels (note 14) and certain cash and cash equivalents (note 15).

Subsequent to the reporting date, the loans were fully settled (note 28).

Shareholder guaranteed bank loan

The Group has a bank loan guaranteed from the shareholders amounting to US$87,650k (2020—US$87,650k). The loan is bearing an interest of 0.88% plus 3-month US$ LIBOR per annum (2020—3-month US$ LIBOR plus 0.88%) and is unsecured. The maturity of the loan from the lenders at 31 March 2021 is repayable between 30 September 2021 and 30 November 2021. Certain amounts have been rescheduled for repayment to September 2022 subsequent to the reporting date (note 28).

18. Derivative financial instruments

The fair value of the Group’s derivative financial instruments is as follows:

	Non Hedging instruments	Hedging instruments
	Foreign currency contracts	Foreign currency contracts	Interest rate swap	Total
	US$000	US$000	US$000	US$000
At 1 April 2020 Restated	667	1,519	(4,768)	(2,582)
Recognised in profit or loss	(667)	—	—	(667)
Effective portion recognised in other comprehensive income	—	(2,584)	2,543	(41)

At 31 March 2021	—	(1,065)	(2,225)	(3,290)

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

18. Derivative financial instruments (continued)

	Non Hedging instruments	Hedging instruments
	Foreign currency contracts	Foreign currency contracts	Interest rate swap	Total
	US$000	US$000	US$000	US$000
At 1 April 2019 Restated	(15)	—	(2,445)	(2,460)
Recognised in profit or loss	682	—	—	682
Effective portion recognised in other comprehensive income	—	1,519	(2,323)	(804)

At 31 March 2020 Restated	667	1,519	(4,768)	(2,582)

	2021	Restated 2020
	US$000	US$000
Shown as:
Current assets	—	639
Non-current assets	—	1,547
Current liabilities	(3,290)	—
Non-current liabilities	—	(4,768)

	(3,290)	(2,582)

The Group has entered into foreign exchange swap contracts with the intention to hedge the foreign exchange risk of expected revenue and expenses. Notional amounts are as provided in note 22.

The Group’s interest bearing financial liabilities are exposed to the risks associated with fluctuations in prevailing levels of market interest rates on its financial position and cash flows.

In accordance with the terms of the loan agreements and its strategy of protecting itself from fluctuations in interest rates, the Group has entered into interest rate swap and interest rate cap contracts for certain term loans which fix the interest rate payable (note 17). In addition, loans from related parties have fixed rates of interest

The derivative financial instruments were settled subsequent to the reporting date (note 28).

19. Convertible loan notes

In prior periods, the Group issued 9,579,000 loan notes with a par value of US$1 each to key management as part of the consideration due on the acquisition of the Seajacks group (PIK notes). The loan notes are fixed at an interest rate of 5% per annum and are repayable in tranches over a vesting period of at least three years. Interest accretion for the year ended 31 March 2021 totals US$145k (2020—US$146k), with a total balance accrued as at 31 March 2021 of US$956k (2020—US$811k).

The loan note holders have the right to request the Company to repay the loan note at par value or convert to ordinary shares on each vesting. The conversion price is fixed at the par value plus an interest rate of 10% compounding annually. The fair value of the conversion option at inception and at the reporting date was not considered to be significant and therefore has not been recognised. There were no repayments in the current year.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

19. Convertible loan notes (continued)

	2021	Restated 2020
	US$000	US$000
Current portion	3,820	3,675

	3,820	3,675

The convertible loan notes were settled subsequent to the reporting date (note 28).

20. Cash settled share awards

Cash settled shares awards issued to key management and employees are recognised at the estimated future exercise value at the reporting date taking account of the period over which any incremental value vests.

The Group believes that its success depends to a high degree on the future performance of the key management team and also recognises the importance of ensuring that all key employees are incentivised and identify closely with the profitability of the Group.

In May 2012, consideration amounting to a fair value of US$19,217k due to key management on the acquisition of the Seajacks group during the 2013 financial year was reinvested in a mixture of A ordinary shares, B ordinary shares, C ordinary shares and D ordinary shares.

The A ordinary shares issued to key management and employees have put options that vest in three equal tranches every year after the date of issue being May 2013, May 2014 and May 2015. The exercise price is computed using an EBITDA exit multiple formula. Management exercised and repaid the put option twice. In FY 2013 management exercised their first option to sell back to the Company 6,468,571 A ordinary shares. In FY15 management exercised their second option to sell back to the Company 6,490,355 A ordinary shares. In December 2016, 670,292 A shares were repaid at the value of US$346,643 plus US$175,000 deferred payment which carries variable interest.

The value at the reporting is calculated using the annualised Group EBITDA and recognised over the vesting period in profit or loss. At the reporting date this value has been calculated US$8,204k (2020—US$8,204k) and an income of US$Nil (2020—US$Nil) has been recognised in profit and loss for the movement in the value, which takes account of the vesting period.

Interest accretion in the year was US$7k for the year ended 31 March 2021 (2020—US$7k). Total interest accrued as at the reporting date was US$37k (2020—US$30k).

The B ordinary, B1, B2, B3 ordinary, C ordinary and D ordinary shares (together referred to as “sweet equity shares”) have put options that vest between 2017 and 2020 if the Group internal rate of return exceeds 15%.

The exercise price is based on a formula using the internal rate of return. The fair value of these shares was recognised over the vesting period.

The cash settled share awards were settled subsequent to the reporting date (note 28).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

21. Share Capital

		2021		2020
	No.	US$000	No.	US$000
Allotted, called up, issued and fully paid
Ordinary shares of US$1 each	595,000,016	595,000	595,000,016	595,000

The issued shares are fully paid, are of the same class and have the same voting rights. The ordinary shares were issued at par for cash consideration.

22. Financial instruments

Financial risk management

The Group, through its activities is exposed to a variety of financial risks, market risk (including interest rate risk and currency risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group’s board of directors meets on a regular basis to monitor and manage the Group’s sensitivity to financial risk. The Group makes use of interest rate swaps, interest rate caps and forward currency contracts to moderate certain risk exposures to fluctuations in interest rates and exchange rates.

Categories of financial instruments

The categories of the Group’s financial instruments are as follows:

	Fair value through profit or loss		Amortised cost		Fair value through other comprehensive income
	2021	Restated 2020	2021	Restated 2020	2021	Restated 2020
	US$000	US$000	US$000	US$000	US$000	US$000
Financial assets
Cash and cash equivalents	—	—	6,976	11,893	—	—
Restricted bank balances	—	—	3,640	9,216	—	—
Trade and other receivables	—	—	9,720	4,866	—	—
Derivative forward instruments	—	667	—	—	—	1,519

	—	667	20,336	25,975	—	1,519

Financial liabilities
Trade and other payables	—	—	21,577	7,333	—	—
Lease liabilities	—	—	2,457	2,555	—	—
Convertible loan notes	—	—	3,820	3,675	—	—
Cash settled share awards	—	—	8,241	8,234	—	—
Interest-bearing loans and borrowings	—	—	352,364	402,021	—	—
Loan from shareholders	—	—	62,623	5,325	—	—
Interest rate swaps	—	—	—	—	3,290	4,768

	—	—	451,082	429,143	3,290	4,768

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

22. Financial instruments (continued)

Categories of financial instruments (continued)

The following methods and assumptions were used to estimate the fair values both for the Group and the Company:

The fair value of cash and cash equivalents, trade and other receivables and trade and other payables approximates to their carrying amounts due to the short-term maturities of these instruments.

The fair value of term loans is computed assuming there is no parent undertaking guarantee. The revolving credit facility is short term in nature, therefore, the carrying amount is assumed to approximate the fair value. A cash flow projection approach has been used with reference to observed market returns and accords to Level 2 in the fair value hierarchy.

The derivative financial instruments are not traded in an active market; hence their fair value is determined by using discounted cash flow valuation techniques. These valuation techniques maximise the use of observable market data where available, including credit quality of counterparties, foreign exchange spot and forward rates and interest rate curves, and rely as little as possible on entity specific estimates (i.e. they are at Level 2 in the hierarchy).

Fair value of fixed rate liabilities amounting to US$3,820k (2020—US$3,675k) is estimated to approximate their carrying amounts due to their short-term maturities.

Material differences are identified only for the following borrowings:

	2021	2021	Restated 2020	Restated 2020
	Carrying amount	Fair value	Carrying amount	Fair value
	US$000	US$000	US$000	US$000
Interest-bearing loans and borrowings	352,364	342,429	402,021	389,032
Loan from shareholders	62,623	62,623	5,325	5,325

	414,987	405,052	407,346	394,357

Interest rate risk

The Group’s interest-bearing financial assets and liabilities exposes it to risks associated with the effects of fluctuations in the prevailing levels of market interest rates on their financial position and cash flows.

The Group is subject to interest rates on their bank loan, the shareholders loan and PIK notes issued by their parent undertaking.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

22. Financial instruments (continued)

Interest rate risk (continued)

Loans

As set out in note 17, the Group entered into loans with a syndicate of banks and key shareholders. The loans currently outstanding comprise the following facilities:

	Notional		Balance as of 31 March 2021		Balance as of 31 March 2020
SJ 1-4 Facility	US$	275,000,000	US$	107,422,000	US$	141,797,000
Revolving Facility	US$	50,000,000	US$	50,000,000	US$	50,000,000
SJ 5 Facility	US$	175,700,000	US$	111,643,000	US$	126,284,000
Shareholders Guaranteed Bank Loan	US$	87,650,000	US$	87,650,000	US$	87,650,000
Shareholders Loan	US$	58,000,000	US$	58,000,000	US$	5,000,000

Interest on the loans is charged as US$ LIBOR plus a margin as set out in note 17. During the year the Group drew down US$Nil (2020—US$17,000k) from the Revolving Facility and US$53,000k (2020—US$5,000k) from the shareholders loan facility.

The Group used an interest rate swap to manage its exposure to interest rate movements on one of the loans and entered into a contract to fix the interest rate for 45% (2020—50%) of the total loan facilities. At the end of the reporting period the interest swap had a notional value of US$97,891k (2020—US$134,041k) with fixed US$ LIBOR payments at a per annum rate of 3.0765% for SJ1-4 Facility and 3.0935% for SJ5 Facility (2020—3.0765% for SJ1-4 Facility and 3.0935% for SJ5 Facility) for periods of settlement between November 2018 and November 2021. The fair value of the interest rate swap at 31 March 2021 is a liability of US$2,225k (2020—US$4,768k). The interest rate swap was designated as a hedge at inception and the effectiveness of the hedge was tested successfully at inception and at each reporting date. The movement in the fair value of the swap during the year was therefore recognised in other comprehensive income.

As of 31 March 2021, should interest rates have increased or decreased by 50 basis points with all other variables remaining constant, it is estimated that the decrease or increase in profits would amount to US$856k (2020—US$828k), and fair value movements in other comprehensive income would amount to US$489k (2020—US$762k).

Shareholder Guaranteed Bank Loan—The Group has entered into an intra-group loan with its key shareholders. The notional value of the loan amounts to US$87,650k (2020—US$87,650k), of which $43,825k is subject to an interest rate of 3-month US$ LIBOR plus 0.88% (2020—US$ LIBOR plus 0.88%) and $43,825k is subject to an interest rate of 3-month US$ LIBOR plus 0.8% (2020—US$ LIBOR plus 0.8%). As of 31 March 2021, should interest rates have increased or decreased by 50 basis points with all other variables remaining constant, it is estimated that the decrease or increase in profits would amount to US$438k (2020—US$438k).

Shareholders Loan—The Group has entered into a loan from its key shareholders undertaking amounting to US$58,000k (2020—US$5,000k). This loan is bearing interest of 10% per annum and is repayable by 30 November 2021. This interest is charged quarterly but is not subject to payment and is compounded to the outstanding loan amount at the end of each quarter. As of March 2021, the interest amount amounted to US$4,623k (2020—US$325k).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

22. Financial instruments (continued)

Interest rate risk (continued)

Loans (continued)

PIK notes—The Group also has PIK notes amounting US$3,820k (2020—US$3,675k) payable to key management personnel which is subject to fixed interest rate of 5% p.a., hence is not subject to volatility to changes in interest rates.

For details of loans and facilities settled post year end, please see note 28.

The Group’s Chief Financial Officer and the Treasurer monitor the sensitivity to interest rates on a regular basis and report to the Board.

Currency risk

The value of monetary assets and liabilities denominated in foreign currencies will fluctuate due to changes in foreign exchange rates. The Group is subject to currency risk on its foreign currency balances, receivables, payables and foreign currency revenue contracts and also its expenses, the primary currencies to which the Group is exposed to currency risk are the Euro (EUR) and British Pound (GBP).

During the year, the Group recognised a foreign exchange gain of US$809k (2020—gain of US$92k) which arose on transactions in EUR and GBP, the retranslation of monetary assets and liabilities and forward currency contracts which are not designated as cash flow hedges.

Below is a summary of the Group’s trade receivables, cash balances and trade payables in foreign currencies:

	2021	2021	2020	2020
	GBP denominated in	EUR denominated in	GBP denominated in	EUR denominated in
	US$000	US$000	US$000	US$000
Trade Receivables	5	437	—	2,617
Cash and Cash Equivalents	2,821	2,139	1,867	2,788
Trade Payables	(2,686)	(5,576)	(314)	(1,155)

A ten per cent strengthening of the US$ against GBP would result in a decrease of profit by US$14k (2020—US$175k). A ten per cent strengthening of the US$ against the Euro would result in a decrease of profit by US$300k (2020—US$424k). Management monitor the exposure to currency risk on a regular basis and partially mitigate the risk by using foreign currency contracts. The fair value of the foreign currency contracts is shown in note 18.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

22. Financial instruments (continued)

Currency risk (continued)

The Group had the following forward rate contracts:

	Hedge Accounting	Notional Value	Fixed Rate	Maturity
Currency
2021
EUR/US$	Applied	€40,400,000	1.1514	November 2021

2020
US$/GBP£	Not Applied	$14,235,552	1.1863	March 2020
EUR/US$	Applied	€40,400,000	1.1514	November 2021

Adoption of hedge accounting is determined at the inception of the contracts and is reviewed on each reporting date. At the reporting date, had the exchange rates between the USD and GBP and EUR increased / decreased by 10%, the impact on the Group’s results from the forward contracts would be an increase or decrease of US$4,748k (2020—US$4,652k) in other comprehensive income and US$Nil (2020—US$1,424k) to profit or loss. The instruments were settled subsequent to the financial reporting date (note 28).

Credit risk

The Group services the offshore industry by time chartering (leasing) its vessels to third party charterers and by entering into construction contracts. The Group takes on exposure to credit risk, which is the risk that a counterparty will be unable to pay amounts in full when due. Management mitigate this risk by, to the extent possible, only chartering the vessels to blue chip companies, obtaining payment security where possible and conducting comprehensive credit reviews of counterparties with payment terms limited to 30 days, to the extent commercially attainable. Concentration of credit risk exists to the extent that 94% (2020—99%) of cash and cash equivalents together with restricted bank balances are held with two (2020—two) financial institutions with credit ratings according to S&P of A and A+ (2020: A and AA-).

Concentration of credit risk also exists to the extent that amounts of US$1,578k (2020—US$2,434k) which represent 58% (2020—77%) of trade and other receivables are due from two (2020—one) counterparties. The amounts have been recovered subsequent to the reporting date.

Liquidity risk

The Group’s finance department monitors the liquidity position by preparing cash-flow forecasts including performing covenant testing on a forecast basis, maintaining adequate reserves and borrowing facilities to ensure sufficient funds are available. The Group is exposed to risks relating to the current economic environment but its cash and cash equivalents, bank loans and charter coverage are adequate for the Group to meet its obligations and finance its operations.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

22. Financial instruments (continued)

Liquidity risk (continued)

The following table sets out the contractual maturities (representing undiscounted contractual cash flows) of financial liabilities:

At 31 March 2021:	Within 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows
	US$000	US$000	US$000	US$000	US$000
Non-derivatives:
Trade and other payables	21,577	—	—	—	21,577
Lease liabilities	444	476	1,411	532	2,863
Convertible loan notes	3,820	—	—	—	3,820
Cash settled share awards	8,241	—	—	—	8,241
Interest-bearing loans and borrowings	287,706	11,827	65,621	—	365,154
Loan from shareholders	62,623	—	—	—	62,623

	384,411	12,303	67,032	532	464,278

Derivatives:
Trading derivatives	2,225	—	—	—	2,225
Gross settled (foreign currency forwards—cash flow hedges)
(Inflow)	—	—	—	—	—
Outflow	1,065	—	—	—	1,065

	3,290	—	—	—	3,290

At 31 March 2020 (restated):	Within 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows
	US$000	US$000	US$000	US$000	US$000
Non-derivatives:
Trade and other payables	7,333	—	—	—	7,333
Lease liabilities	401	401	1,314	868	2,984
Convertible loan notes	3,675	—	—	—	3,675
Cash settled share awards	8,234	—	—	—	8,234
Interest-bearing loans and borrowings	83,153	279,525	65,037	—	427,715
Loan from shareholders	—	5,325	—	—	5,325

	102,796	285,251	66,351	868	455,266

Derivatives:
Trading derivatives	—	4,768	—	—	4,768

	—	4,768	—	—	4,768

23. Capital management

The capital management of the Group includes all components of equity and the bank loans. Total equity at 31 March 2021 was US$238,531k (2020—Restated US$573,283k) and the value drawn down of secured bank loans was US$269,065k (2020—US$318,081k).

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

23. Capital management (continued)

As at 31 March 2021, the Group and Company had drawn down the remaining revolving facility. Finally, the Group is in receipt of two other loan facilities of US$87,650k (2020—US$87,650k) and US$58,000k (2020—US$5,000k).

The Group’s objectives when managing capital are:

to safeguard the Group’s ability to continue as a going concern;

to enhance the ability of the Group to reinvest in future projects by sustaining a strong financial position; and

to provide an adequate return to its shareholders.

The board reviews the capital management of the Group regularly. It is the Group’s policy to always maintain a level of equity which enables the Group to borrow at competitive rates and to provide adequate collateral for bank financing, thus maintaining access to capital markets and keep borrowing costs under control. As part of this review, management make adjustments to it in the light of changes in economic conditions and the risk characteristics relating to the Group’s activities.

The Group has bank covenants which need to be met for interest bearing loans and borrowings. The Group monitors its compliance with these covenants on an ongoing basis. The Group entered into loan Amendment Agreements (note 17) which resulted in relief of all covenants until maturity.

Share capital

Share capital represents the issued and fully paid up equity share capital of the Company.

Retained Earnings/Accumulated losses

Accumulated losses represent the cumulative total comprehensive expense attributable to the Group.

Fair value reserve

The fair value reserve represents the cumulative gains and losses arising on hedging instruments used by the Group to manage interest rate and foreign currency risk.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

24. Related party transactions

Related parties represent shareholders, directors and key management personnel of the Group and entities controlled, jointly controlled or significantly influenced by such parties. In addition to matters referred to in notes 5, 17 and 20, significant balances and transactions with related parties are as follows:

Loan from shareholders:

	2021	Restated 2020
	US$000	US$000
Current
Loan from shareholders	62,623	—

	62,623	—
Non-Current
Loan from shareholders	—	5,325

	62,623	5,325

Total loan from shareholders	62,623	5,325

The Group has a loan facility from its key shareholders up to US$121,000k. As of 31 March 2021 the Group had drawn down US$58,000k (2020—US$5,000k) and together with accrued interest as at 31 March 2021 of US$4,623k (2020—US$325k) all amounts are repayable on 30 November 2021. The facility carries fixed interest rate at 10% (2020: 10%) per annum and is unsecured. Subsequent to the reporting date, a further US$17,000k was drawn down and then the total loan was settled in full (note 28).

Transactions:

	2021	Restated 2020
	US$000	US$000
Finance costs relating to loan from related party
Interest expense on convertible loan notes held by management (note 19)	(145)	(146)
Interest expense on contingent loan notes (note 20)	(7)	(7)
Interest expense on shareholders loans	(4,623)	(325)

Other costs
Service charges paid to group undertakings	(506)	(528)
Bond costs paid to group undertakings	—	(2)

During the year, the Group paid consultancy fees amounting to US$704k (2020—US$448k) to ScanCorp, one of the executive officers of the Group is a director and controlling shareholder of ScanCorp. The balance due to ScanCorp at 31 March 2021 is US$39k (2020—US$36k).

One of the subsidiaries incurred rental costs of US$16k (2020—US$18k) charged for a property from a related party of a director for the purposes of housing staff temporarily. This is deemed to be a reasonable transaction in the course of the Group’s business.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

24. Related party transactions (continued)

A related party of one of the directors incurred remuneration costs of US$81k (2020—US$69k) as a staff member of the Group.

25. Unsatisfied performance obligations and lease income commitments

The Group has a number of unfulfilled performance obligations and lease income commitments. As at the reporting date, the significant commitments were:

At 31 March 2021	Lease income commitment	Unfulfilled performance obligations	Total
	US$000	US$000	US$000
Within one year	80,323	107,513	187,836
Between one and two years	39,898	53,403	93,301

	120,221	160,916	281,137

At 31 March 2020	Lease income commitment	Unfulfilled performance obligations	Total
	US$000	US$000	US$000
Within one year	3,072	4,112	7,184
Between one and two years	78,094	104,529	182,623
Between two and five years	24,257	32,468	56,725

	105,423	141,109	246,532

26. Reconciliation of borrowings

		Restated 1 April 2020	Cash flow	Other non cash	31 March 2021
	Notes	US$000	US$000	US$000	US$000
Revolving loan facility	17	50,107	(1,739)	1,701	50,069
Interest bearing loans	17	264,162	(57,286)	7,728	214,604
Shareholder guaranteed bank loan	17	87,752	(1,477)	1,416	87,691

Total interest-bearing loans		402,021	(60,502)	10,845	352,364
Loan from shareholders	24	5,325	52,794	4,504	62,623
Convertible loan notes	19	3,675	—	145	3,820
Derivative financial instruments	18	4,768	(3,093)	1,615	3,290
Lease liabilities	11	2,555	(228)	130	2,457

Total liabilities		418,344	(11,029)	17,239	424,554

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

26. Reconciliation of borrowings (continued)

		Restated 1 April 2019	Cash flow	Other non cash	Restated 31 March 2020
	Notes	US$000	US$000	US$000	US$000
Revolving loan facility	17	32,782	14,976	2,349	50,107
Interest bearing loans	17	286,981	(37,059)	14,240	264,162
Shareholder guaranteed bank loan	17	87,788	(3,080)	3,044	87,752

Total interest-bearing loans		407,551	(25,163)	19,633	402,021
Loan from shareholders	24	—	4,513	812	5,325
Convertible loan notes	19	3,529	—	146	3,675
Derivative financial instruments	18	2,462	(1,200)	3,506	4,768
Lease liabilities	11	2,596	(417)	376	2,555

Total liabilities		416,138	(22,267)	24,473	418,344

27. Insurance claims

The Group’s vessels may from time to time, be involved in vessel incidents and claims arising from suits and complaints, in the ordinary course of our business. Although matters are defended vigorously, it is not possible to predict with certainty the outcome or timing of any matter. The Group has suitable insurance policies in place that the directors believe are reasonable and prudent. It is expected that these claims would be covered by insurances, subject to customary deductible amounts. However, there may be instances where insurance policies in place may not be applicable, sufficient or insurers may not remain solvent, which may have a material adverse effect on the financial position, results or liquidity of the Group.

28. Events after the reporting date

Merger with Eneti Inc.

On 5 August 2021, Eneti Inc. (NYSE: NETI) (“Eneti”), Marubeni Corporation, INCJ Ltd and Mitsui OSK Lines Ltd. entered into a definitive agreement under which Eneti would acquire 100% of Atlantis Investorco Limited and its subsidiaries for consideration of 7.5 million of ordinary shares, 0.7 million of preferred shares, US$302,000k of assumed net debt, US$71,000k of redeemable notes issued by Eneti, and US$12,000k of cash to settle convertible notes and PIK notes referred to in notes 19 and 20. The transaction was completed on 12 August 2021.

Upon completion of the transaction, the Group’s existing secured debt of approximately US$269,000k and all derivative instruments were repaid, US$71,000k of subordinated redeemable notes with a final maturity of 31 March 2023 and bearing interest at 5.5% until 31 December 2021 and 8.0% afterwards were issued by Eneti to settle the loan from shareholders (note 17), and US$40.0 million was drawn down by the Group on a new US$60,000k senior secured non-amortising revolving credit facility from ING Bank N.V. The revolving credit facility, which includes sub-limits for performance bonds, and is subject to other conditions for full availability, has a final maturity of August 2022 and bears interest at LIBOR plus a margin of 2.45% per annum. The US$12,060k of cash noted above was used to settle to settle the convertible loan notes and PIK notes. All financial derivatives have also been settled.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

28. Events after the reporting date (continued)

Merger with Eneti Inc. (continued)

Eneti has become a counter guarantor on the shareholder guaranteed bank loan. Repayment terms for US$19,000k of the shareholder guaranteed bank loan have been extended and this portion is now repayable on 30 September 2022.

Formosa 2 Termination

On 18 April 2021, the Group received written notification from their client to exercise their right to terminate the Formosa 2 offshore wind farm charter party agreement. As a result of the termination, the Group charged the client a termination fee for the full firm contract amount of US$74,300k (approx. €61,100k). The Group had an obligation to reimburse the client 60% of any replacement work income generated through the overlap period up until 25 August 2021. On 27 June 2021, the Group secured replacement work for the same vessel until 13 December 2021 on a day rate of US$125,000. This resulted in a compensation payment of US$4,500k. (approx. €3,700k.) due back to the client. This amount was deducted from the final settlement amount which was settled on 10 August 2021.

UK Corporation tax rate

In the Spring Budget 2021, the UK Government announced that from 1 April 2023 the corporation tax rate will increase to 25%. As at 31 March 2021, the proposal to increase the rate to 25% had not been substantively enacted, substantive enactment occurred on 24 May 2021, therefore, its effects are not included in these consolidated financial statements. However, it is likely that the overall effect of the change, had it been substantively enacted by the balance sheet date, would be to increase the tax credit by US$5,615k for the year ended 31 March 2021 and to increase the deferred tax asset by US$11,401k as at 31 March 2021.

29. Prior period adjustments

Restatement of previously issued financial statements for the year ended 31 March 2020

The directors and management have concluded that the Group would restate its historical financial statements for the year ended 31 March 2020. Management has assessed its accounting policies as well as the presentation and accounting for certain transactions in the consolidated financial statements and has concluded that it was necessary to restate previously issued financial statements for the correction of errors and certain other reclassifications in accordance with IAS 8—Accounting Policies, Changes in Accounting Estimates and Errors. Consequently, the prior year financial statements have been restated. The following tables summarise the impact of the prior year adjustment on the consolidated statement of other comprehensive income, the consolidated balance sheet, the consolidated statement of changes in equity, and the consolidated statement of cash flows.

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Comprehensive Income for the year ended 31 March 2020

	As previously stated Year ended 31 March 2020	Adjustments	As restated Year ended 31 March 2020
	US$000	US$000	US$000
Revenue*9	53,738	(544)	53,194
Direct vessel operating and project costs*1, 2, 9	(40,625)	193	(40,432)

Gross profit	13,113	(351)	12,762
Other operating income	163	—	163
Depreciation of property, plant and equipment	(33,577)	—	(33,577)
Depreciation and impairment of right of use assets	(321)	—	(321)
Amortisation and impairment of intangibles	(5,332)	—	(5,332)
Foreign exchange (loss)/gain*4, 6	(76)	168	92
Gain on derivative financial instruments	682	—	682
Administrative expenses*5	(10,260)	192	(10,068)

Operating loss	(35,608)	9	(35,599)
Finance income	277	—	277
Finance costs*3, 4	(22,386)	(218)	(22,604)

Loss on ordinary activities before taxation	(57,717)	(209)	(57,926)
Taxation benefit*1, 2, 3, 4, 5, 8	13,938	53	13,991

Loss for the financial year attributable to the equity holders of the parent	(43,779)	(156)	(43,935)

Other comprehensive income / (expense):
Effective portion of gain on hedging	(804)	—	(804)
Deferred tax provision for hedging instruments	202	—	202

Other comprehensive loss, net of tax	(602)	—	(602)

Total comprehensive loss attributable to the equity holders of the parent	(44,381)	(156)	(44,537)

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Financial Position as at 31 March 2020

	As previously stated 31 March 2020	Adjustments	As restated 31 March 2020
	US$000	US$000	US$000
Non-current assets
Property, plant and equipment	700,423	—	700,423
Right of use assets	2,513	—	2,513
Intangible assets	133,747	—	133,747
Goodwill	144,169	—	144,169
Contract fulfilment costs*5	835	295	1,130
Derivative financial instruments	1,547	—	1,547
Deferred taxation*1,2, 3, 4, 5	20,664	(444)	20,220

	1,003,898	(149)	1,003,749

Current assets
Cash and cash equivalents	11,892	1	11,893
Restricted bank balances	9,216	—	9,216
Trade and other receivables*1, 5, 6, 7	5,383	612	5,995
Inventories—spare parts, consumables, and bunkers*1, 2	6,100	487	6,587
Derivative financial instruments	639	—	639
Corporate income tax—receivable	169	—	169

	33,399	1,100	34,499

Total assets	1,037,297	951	1,038,248

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Financial Position as at 31 March 2020 (continued)

	As previously stated 31 March 2020	Adjustments	As restated 31 March 2020
	US$000	US$000	US$000
Current liabilities
Trade and other payables*3, 5, 7	10,373	(3,040)	7,333
Lease liabilities	289	—	289
Interest-bearing loans and borrowings*3	122,300	(1,327)	120,973
Convertible loan notes*7	2,864	811	3,675
Cash settled share awards*7	8,204	30	8,234

	144,030	(3,526)	140,504

Non-current liabilities
Interest-bearing loans and borrowings*3	279,289	1,759	281,048
Loan from shareholders	5,325	—	5,325
Lease liabilities	2,266	—	2,266
Contract liabilities*4, 7	29,876	763	30,639
Derivative financial instruments	4,768	—	4,768
Deferred tax liability	415	—	415

	321,939	2,522	324,461

Total liabilities	465,969	(1,004)	464,965

Shareholders’ equity
Share capital	595,000	—	595,000
Fair value reserve	(2,631)	—	(2,631)
Accumulated losses*1, 2, 3, 4, 5, 6	(21,041)	1,955	(19,086)

Total equity	571,328	1,955	573,283

Total liabilities and shareholders’ equity	1,037,297	951	1,038,248

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Cash Flows for the year ended 31 March 2020

	As previously stated 31 March 2020	Adjustments	As restated 31 March 2020
	US$000	US$000	US$000
Operating activities
Loss for the financial year*1, 2, 3, 4, 5, 6, 8	(43,779)	(156)	(43,935)
Adjustments for:
Tax benefit*1, 2, 3, 4, 5, 8	(13,938)	(53)	(13,991)
Depreciation of property, plant and equipment and right of use assets	33,898	—	33,898
Amortisation of intangible assets	5,332	—	5,332
Finance income	(277)	—	(277)
Finance costs*3, 4	22,386	218	22,604
Gain on derivative financial instruments	(682)	—	(682)
Decrease in inventories*1, 2	177	(7)	170
(Increase)/decrease in trade and other receivables*1, 3, 5, 6, 7, 11	11,001	(261)	10,740
Increase in trade and other payables*1, 3, 5, 6, 7, 9, 11	20,092	1,289	21,381
Interest paid on operating activities*11	—	(55)	(55)
Tax received	5	—	5

Cash generated from operating activities	34,215	975	35,190

Investing activities
Purchases of property, plant and equipment	(3,915)	—	(3,915)
Interest received	277	—	277

Cash used in investing activities	(3,638)	—	(3,638)

Financing activities
Drawdown of bank loan	17,000	—	17,000
Repayment of bank loan	(24,508)	(1)	(24,509)
Restricted bank balances*10	—	517	517
Drawdown of loan from shareholders	5,000	—	5,000
Interest paid*11	(18,368)	(973)	(19,341)
Principal payment of lease liabilities	(417)	—	(417)

Cash used in financing activities	(21,293)	(457)	(21,750)

Net change in cash and cash equivalents*10	9,284	518	9,802
Cash and cash equivalents at 1 April*10	11,824	(9,733)	2,091

Cash and cash equivalents at 31 March	21,108	(9,215)	11,893

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Financial Position as at 1 April 2019

	As previously stated 1 April 2019	Adjustments	As restated 1 April 2019
	US$000	US$000	US$000
Non-current assets
Property, plant and equipment	730,085	—	730,085
Right of use assets*12	—	2,596	2,596
Intangible assets	139,079	—	139,079
Goodwill	144,169	—	144,169
Contract fulfilment costs	2,877		2,877
Deferred taxation*1, 2, 3, 4, 5, 8	6,192	(379)	5,813

	1,022,402	2,217	1,024,619

Current assets
Cash and cash equivalents*10	11,824	(9,733)	2,091
Restricted bank balances*10	—	9,733	9,733
Trade and other receivables*1	14,383	528	14,911
Inventories—spare parts, consumables, and bunkers*1, 2	6,277	480	6,757
Derivative financial instruments	2	—	2
Corporate income tax—receivable	50	—	50

	32,536	1,008	33,544

Total assets	1,054,938	3,225	1,058,163

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Financial Position as at 1 April 2019 (continued)

	As previously stated 1 April 2019	Adjustments	As restated 1 April 2019
	US$000	US$000	US$000
Current liabilities
Trade and other payables*3, 5, 7	13,584	(3,020)	10,564
Lease liabilities*12	—	249	249
Interest-bearing loans and borrowings*3	82,508	(1,997)	80,511
Derivative financial instruments	943	—	943
Convertible loan notes*7	2,864	665	3,529
Cash settled share awards*7	8,204	23	8,227

	108,103	(4,080)	104,023

Non-current liabilities
Interest-bearing loans and borrowings*3	324,160	2,880	327,040
Lease liabilities*12	—	2,347	2,347
Contract liabilities*4	5,447	(33)	5,414
Derivative financial instruments	1,519	—	1,519

	331,126	5,194	336,320

Total liabilities	439,229	1,114	440,343

Shareholders’ equity
Share capital	595,000	—	595,000
Fair value reserve	(2,029)	—	(2,029)
Retained earnings*1, 2, 3, 5, 8	22,738	2,111	24,849

Total equity	615,709	2,111	617,820

Total liabilities and shareholders’ equity	1,054,938	3,225	1,058,163

The consolidated financial statements for the year ended 31 March 2020 are restated for the correction or reclassification of the following items:

1.	Correcting the recognition of bunkers on board vessels relating to its operations, including when vessels are placed on charter, in accordance with IAS2, rather than expensing bunkers through profit and loss when incurred. The impact of this adjustment as at 31 March 2020 is to increase inventories by US$644k (2019—US$894k), increase trade and other receivables by US$171k (2019—US$528k), decrease deferred taxation by US$155k (2019—US$270k), with a corresponding increase to equity as at 31 March 2020 by US$660k (2019—US1,152k). For the year ended 31 March 2020, direct vessel operating and project costs have increased by US$607k with an increase to the income tax benefit by US$115k through profit and loss.

2.

Correcting the overstatement of inventory valuation relating to certain spare parts held by the Group at the financial reporting date. The impact of this adjustment as at 31 March 2020 is to decrease inventories by US$158k (2019—US$414k), increase deferred taxation by US$30k (2019—US$79k), with a corresponding decrease to equity as at 31 March 2020 by US$128k (2019—US$335k). For the year ended 31 March 2020,

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Financial Position as at 1 April 2019 (continued)

direct vessel operating and project costs have decreased by US$256k with a decrease to the income tax benefit by US$49k through profit and loss.

3.	Correcting the recognition of prior period loan modifications arising from the refinancing of interest- bearing loans and borrowings in accordance with IFRS9 and the subsequent revised amortised cost calculations. This has resulted in the reclassification of amounts between current liabilities and non-current liabilities at the financial reporting date together with the reclassification of accrued interest which had previously been included in trade and other payables. The impact of these adjustments as at 31 March 2020 is to decrease trade and other payables by US$1,440k (2019—US$1,515k), decrease current borrowings by US$1,327k (2020—US$1,997k), increase non-current borrowing by US$1,759k (2019—US$2,880k), decrease deferred taxation by US$191k (2019—US$120k), with a corresponding increase to equity as at 31 March 2020 by US$815k (2019—US$512k). For the year ended 31 March 2020, finance costs have decreased by US$374k with a decrease to the income tax benefit by US$71k through profit and loss.

4.	Correcting the recognition of contract liabilities in accordance with IFRS15. This relates to advances received from customers for mobilisation costs relating to contracts that will commence after the financial reporting date. The impact of this adjustment as at 31 March 2020 is to increase contract liabilities by US$450k (2019—Decrease by US$33k), increase deferred taxation by US$85k (2019—Decrease by US$7k), with a corresponding decrease to equity as at 31 March 2020 by US$365k (2019—Increase by US$26k). For the year ended 31 March 2020, finance costs have increased by US$592k with a decrease to foreign exchange by US$109k and an increase to the income tax benefit by US$92k through profit and loss.

5.	Correcting overprovided logged invoice vouchers that have been matched and excess accruals released through administrative expenses through profit and loss together with the subsequent reclassification of amounts between trade and other receivables, trade and other payables and contract fulfilment costs at the financial reporting date. The impact of this adjustment at 31 March 2020 is to increase contract fulfilment costs by US$295k (2019—US$Nil), increase trade and other receivables by US$107k (2019—US$Nil), decrease deferred taxation by US$213k (2019—US$155k), decrease trade and other payables by US$721k (2019—Decrease by US$817k) with a corresponding increase to equity as at 31 March 2020 by US$911k (2019—US$661k). For the year ended 31 March 2020, administrative costs have decreased by US$192k with an increase to the income tax benefit by US$58k through profit and loss.

6.	Correcting the retranslation of trade and other receivables denominated in foreign currencies at the financial reporting date. The impact of this adjustment as at 31 March 2020 is to increase trade and other receivables by US$60k (2019—US$Nil) with a corresponding increase to equity as at 31 March 2020 by US$60k (2019—US$Nil). For the year ended 31 March 2020, foreign exchange has decreased by US$60k through profit and loss.

7.	Correcting the presentation of items included the consolidated statement of financial position relating to accrued interest attributed to convertible loan notes and cash settled share awards that were previously included in trade and other payables and the reclassification of trade receivable balances that were incorrectly included in trade and other payables. Furthermore, to correct the reclassification of contract liabilities that were previously classified in trade and other payables. The impact of these adjustments as at 31 March 2020 is as follows:

a.	to decrease trade and other payables by US$841k (2019—US$688k), increase convertible loan notes by US$811k (2019—US$665k) and increase cash settled share awards by US$30k (2019—US$23k);

ATLANTIS INVESTORCO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the years ended 31 March 2021 and 2020 (continued)

29. Prior period adjustments (continued)

Consolidated Statement of Financial Position as at 1 April 2019 (continued)

b.	to increase trade and other receivables by US$273K (2019—US$Nil) and increase trade and other payables by US$273k (2019—US$Nil); and

c.	to decrease trade and other payables by US$313k (2019—US$Nil) and increase contract liabilities by US$313k (2019—US$Nil).

8.	Correcting the allocation of deferred taxation that was not recorded by the Group at the time as at 31 March 2019. The impact of this adjustment as at 31 March 2020 is to increase deferred taxation by US$Nil (2019—Increase by US$92k) with a corresponding increase to equity at 31 March 2019 by US$92k. For the year ended 31 March 2020, the income tax benefit has decreased by US$92k through profit and loss.

9.	Correcting the presentation of construction supervision revenues and corresponding direct vessel operating and projects costs in the consolidated statement of income. The impact of this adjustment for the year ended 31 March 2020 is to decrease revenue by US$544k with a corresponding decrease to direct vessel operating and projects costs.

10.	Correcting the reclassification of restricted bank balances as at 31 March 2021, 2020 and 2019 out of cash and cash equivalents and into current assets in the consolidated statements of financial position, which is then reflected in the consolidated statement of cash flows (note 15).

11.	Correcting the reclassification of interest payments during the year ended 31 March 2020 on interest bearing loans amounting to US$973k which were incorrectly allocated to trade and other payables in the consolidated statement of cash flows. Furthermore, as a result of the above-mentioned items, it is also noted that there are changes made to the consolidated statement of cash flows for the year ended 31 March 2020 due to amending the nature of reconciling items included in cash generated from operating activities.

12.	Adding certain disclosures required by IFRS, including the adoption of IFRS16, with effect from 1 April 2019.

30.    Ultimate parent undertaking and controlling party

The Group’s immediate parent undertaking is Eneti (Bermuda) Limited incorporated in Bermuda.

The smallest and largest group for which consolidated financial statements have been prepared is Eneti Inc. The consolidated financial statements of Eneti Inc. are available to download from their website www.eneti-inc.com.

PROSPECTUS

$500,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Rights, Purchase Contracts, and Units

and

3,107,751 of our Common Shares

Offered by the Selling Shareholders

SCORPIO BULKERS INC.

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities,

(4) our warrants,

(5) our rights,

(6) our purchase contracts, and

(7) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $500,000,000.

In addition, the Selling Shareholders named in this prospectus or their respective donees, pledgees, transferees, designees, distributees, or other successors in interest may sell, in one or more offerings pursuant to this prospectus, up to an aggregate of 3,107,751 of our common shares that were previously acquired as further described herein. The Selling Shareholders or their respective donees, pledgees, transferees, designees, distributees or other successors in interest may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares are described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “SALT.”

The securities to be sold under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” on page 9 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor the Selling Shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Shareholders will make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, rights, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. In addition, the Selling Shareholders may sell in one or more offerings pursuant to this prospectus up to an aggregate of 3,107,751 of our common shares, as described in this prospectus. This prospectus provides you with a general description of the securities we or the Selling Shareholders may offer. We will provide updated information if required whenever we or the Selling Shareholders offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement do not and will not contain all the information provided in the registration statement that we filed with the Commission. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Scorpio Bulkers Inc. and all of its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries. The term “Selling Shareholders” refers to the shareholders described in the section entitled “Selling Shareholders,” on page 17.

We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” in this prospectus are to the lawful currency of the United States of America.

The term “Scorpio Pools” refers to the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, which are spot market-oriented pools of similarly sized vessels operated by companies affiliated with us.

On April 7, 2020, we effected a one-for-ten reverse stock split. All share and per share information throughout this prospectus has been retroactively adjusted to reflect the reverse stock split. The par value was not adjusted as a result of the reverse stock split.

Our Company

We are an international shipping company that owns and operates the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes. We have recently sold eight vessels and contracted to sell fifteen additional vessels, all of which are expected to close in the first half of 2021. Assuming completion of these vessel sales, our operating fleet will consist of 31 vessels, of which 26 are wholly-owned or finance leased drybulk vessels, with an average age of 4.92 years as of December 10, 2020, and five are time chartered-in drybulk vessels, which we refer to collectively as our “Operating Fleet.” A number of the vessels in our Operating Fleet are currently employed in the Scorpio Pools. Our Operating Fleet will have a total carrying capacity of approximately 1.8 million dwt and all of the vessels in our Operating Fleet have carrying capacities of greater than 60,000 dwt.

In addition, in August 2020, we signed a letter of intent to enter into a shipbuilding contract with Daewoo Shipbuilding and Marine Engineering Inc. to build a wind turbine installation vessel (“WTIV”) which is expected to be delivered in 2023, with options to construct three further similar vessels. Our purchase of the WTIV is subject to the negotiation and execution of definitive documentation.

Our common shares are listed for trading on the New York Stock Exchange, or NYSE, under the symbol “SALT.”

Employment of Our Fleet

We typically operate our vessels in spot market-oriented commercial pools, in the spot market or, under certain circumstances, on time charters.

Spot Market-Oriented Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners with similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market but may also arrange time charter agreements. The size and scope of these pools enable them to enhance vessel utilization rates for pool vessels by securing backhaul voyages, which is when cargo is transported on the return leg of a journey, and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market, while providing a higher level of service offerings to customers.

As of the date of this prospectus, a number of the vessels in our Operating Fleet are employed in one of the Scorpio Pools, which exposes us to fluctuations in spot market charter rates. Our vessels participate in the Scorpio Pools under the same contractual terms and conditions as the third party vessels in the pool. Each pool aggregates the revenues and expenses of all of the pool participants and distributes the net earnings calculated on (i) the number of pool points for the vessel, which are based on vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics, and (ii) the number of days the vessel operated in the period. Scorpio Commercial Management S.A.M., or SCM, a Monaco corporation controlled by the Lolli-Ghetti family of which our co-founder, Chairman and Chief Executive Officer is a member, as is our Vice President, is responsible for the administration of the pool and the commercial management of the participating vessels, including marketing the pool, negotiating charters, including voyage charters, short duration time charters and COAs, conducting pool operations, including the distribution of pool cash earnings, and managing bunker (fuel oil) purchases, port charges and administrative services for the vessels. SCM, as operator of the Scorpio Pools, charges $300 a day for each vessel, whether owned by us or chartered-in, plus a 1.75% commission on the gross revenues per charter fixture. See “—Management of Our Vessels” below.

The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis.

Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the volatility and seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. We opportunistically employ vessels under time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit when the spot market rates increase.

Management of Our Vessels

In 2016, we agreed to amend our master agreement, or the Master Agreement, with SCM and Scorpio Ship Management S.A.M., or SSM, and our administrative services agreement, or the Administrative Services Agreement, with Scorpio Services Holding Limited, or SSH (both entities controlled by the Lolli-Ghetti family), under a deed of amendment, or the Deed of Amendment. Pursuant to the terms of the Deed of Amendment, on December 9, 2016, we entered into definitive documentation to memorialize the agreed amendments to the Master Agreement, or the Amended and Restated Master Agreement. The Amended and Restated Master Agreement and the Administrative Services Agreement as amended by the Deed of Amendment, or the Amended Administrative Services Agreement, are effective as from September 29, 2016.

In December 2017, we agreed to amend the Amended and Restated Master Agreement to amend and restate the technical management agreement thereunder subject to bank consents being obtained (where required), which were subsequently obtained. On February 22, 2018, we entered into definitive documentation to memorialize the agreed amendments to the Amended and Restated Master Agreement under a deed of amendment, or the Amendment Agreement. The Amended and Restated Master Agreement as amended by the Amendment Agreement, or the Revised Master Agreement, is effective as from January 1, 2018.

Set forth below is a description of the other material terms of the Revised Master Agreement and the Amended Administrative Services Agreement.

Commercial and Technical Management—Revised Master Agreement

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to the Revised Master Agreement, which may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with its terms. In the event of the sale of one or more vessels, a notice period of three months’ and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change of control, including a sale of substantially all vessels under management, in which case a payment equal to 24 months of management fees will apply. Additional drybulk vessels that we may charter-in or acquire in the future are expected to be managed under the Revised Master Agreement or on substantially similar terms as the Revised Master Agreement.

SCM’s commercial management services include securing employment for our vessels in the spot market or on time charters. SCM also manages the Scorpio Pools (spot market-oriented vessel pools) including the Scorpio Ultramax Pool, the Scorpio Kamsarmax Pool and the currently inactive Scorpio Capesize Pool in which a number of our owned, finance leased and time chartered-in vessels are employed and from which a significant portion of our revenue is generated. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Ultramax Pool and Scorpio Kamsarmax Pool participants, including us and third-party owners of similar vessels, pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM’s technical management services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We pay SSM an annual fee of $160,000 plus charges for certain itemized services per vessel to provide technical management services for each of our owned or finance leased vessels. In addition, representatives of SSM, including certain subcontractors, previously provided us with construction supervisory services while our vessels were being constructed in shipyards. For these services, we compensated SSM between $200,000 and $500,000 per vessel. Representatives of SSM, including certain subcontractors, provide supervisory services during drydocking, for which they are compensated.

Administrative Services—Amended Administrative Services Agreement

In 2016, we entered into the Amended Administrative Services Agreement with SSH for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services for which we reimburse SSH for the direct and indirect expenses incurred while providing such services. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio group of companies, or Scorpio.

SSH also arranges vessel sales and purchases for us, including newbuildings, for which, in respect of construction contracts executed prior to September 2016, when the Administrative Services Agreement was amended, we previously paid SSH a fee, payable in our common shares. The amount of common shares payable was determined by dividing $250,000 by the market value of our common shares based on the volume weighted average price of our common shares over the 30-trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. As of the date of this prospectus, we issued an aggregate of 18,072 common shares to SSH in connection with the deliveries of newbuilding vessels.

In addition, SSH has agreed with us not to own any drybulk carriers greater than 30,000 dwt for so long as the Amended Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH upon 12 months’ notice or by us with 24 months’ notice.

Corporate Structure

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is 377 9798 5715. We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

Summary of Risk Factors

The summary below provides an overview of many of the risks we face, and a more detailed discussion of such risks and others we face is set forth in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, and under the caption “Risk Factors” in this prospectus, collectively, the Risk Factors Discussion. Additional risks, beyond those summarized below or discussed in the Risk Factors Discussion or elsewhere in this prospectus and the documents incorporated by reference herein, may also materially and adversely impact our business operations or financial results.

Industry Specific Risk Factors

•

Charterhire rates for drybulk vessels are volatile, which has in the past and may in the future adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

•	Global economic conditions may continue to negatively impact the drybulk shipping industry.

•

If economic conditions throughout the world decline, particularly in China and the rest of the Asia-Pacific region, this could negatively affect our results of operations, financial condition, cash flows and ability to obtain financing, and may adversely affect the market price of our common shares.

•

The fair market values of our vessels have declined and may decline further, which could cause us to breach certain financial covenants in our credit facilities, or result in an impairment charge, and we may incur a loss if we sell vessels following a decline in their market value.

•

A reduction in charter rates and other market deterioration may require us to record impairment charges related to our long-lived assets (our vessels) and such charges may be large and have a material impact on our consolidated financial statements.

•	We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

•	An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates, which may limit our ability to operate our drybulk carriers profitably.

•	Outbreaks of epidemic and pandemic diseases, including COVID-19, and governmental responses thereto could adversely affect our business.

•	World events, including terrorist attacks and political conflicts, could affect our results of operations and financial condition.

•

If our vessels call on ports located in countries that are subject to restrictions, sanctions, or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governments, it could lead to monetary fines or adversely affect our reputation and the market for our shares of common stock and their trading price.

•	Our operating results are subject to seasonal fluctuations, which could affect our operating results.

•

We are subject to international safety regulations and requirements imposed by our classification societies and the failure to comply with these regulations and requirements may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

•	The price of fuel, or bunkers, may affect our profits.

•

We operate drybulk vessels worldwide and as a result, our business has inherent operational risks, which may reduce our revenue or increase our expenses, and we may not be adequately covered by insurance.

•	Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, contract terminations and an adverse effect on our business.

Company Specific Risk Factors and Risks Relating to our Common Shares

•	We cannot assure you that our available liquidity will be sufficient to meet our ongoing capital and operating needs.

•

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

•

We are dependent on spot market-oriented pools and spot charters and currently low spot charter rates, or any further decrease in spot charter rates in the future will result in significant operating losses.

•	We cannot assure you that our Board of Directors will continue to declare dividends.

•

Operating secondhand vessels exposes us to increased operating costs which may adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

•	The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

•

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

•	We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

•	We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

•

Our costs of operating as a public company are significant, and our management is required to devote substantial time to complying with public company regulations. We cannot assure you that our internal controls and procedures over financial reporting will be sufficient.

•

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management, and the international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

•	We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.

•	U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to our U.S. shareholders.

•	Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

•

We are exposed to volatility in the London Interbank Offered Rate, or LIBOR, and have entered into derivative contracts, which can result in higher than market interest rates and charges against our income.

•

We are leveraged, which could significantly limit our ability to execute our business strategy and we may be unable to comply with our covenants in our credit facilities that impose operating and financial restrictions on us, which could result in a default under the terms of these agreements.

•	We are dependent on our managers and their ability to hire and retain key personnel, and there may be conflicts of interest between us and our managers that may not be resolved in our favor.

•	Our officers do not devote all of their time to our business, which may hinder our ability to operate successfully.

•	The market price of shares of Scorpio Tankers, in which we have a significant investment, has fluctuated widely and may continue to fluctuate widely in the future.

•	The market price of our common shares has fluctuated widely and may fluctuate widely in the future, or there may be no continuing public market for you to resell our common shares.

•

Anti-takeover provisions in our organizational documents could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current Board of Directors, which could adversely affect the market price of our common shares.

The Securities We or the Selling Shareholders May Offer

We may use this prospectus to offer, through one or more offerings, up to $500,000,000 of our common shares, preferred shares, debt securities, warrants, rights, purchase contracts, and units. We may also offer securities of the types aforementioned that are convertible or exchangeable into one or more of the securities aforementioned. A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In addition, the Selling Shareholders identified herein may sell in one or more offerings pursuant to this prospectus up to an aggregate of 3,107,751 of our common shares that were previously acquired as further described herein. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Scorpio Bulkers Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection therewith. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•

statements about planned, pending or recent acquisitions, changes to our business or business strategy, and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	the strength of world economies;

•	the length and severity of the recent novel coronavirus (COVID-19) outbreak, including its impact on the demand for seaborne transportation of bulk goods;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the supply of drybulk vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;

•	general drybulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	compliance with, and liabilities under, governmental, tax, environmental and safety laws and regulations;

•	changes in the value of our vessels;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to successfully employ our vessels;

•

our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments or other equity investments in which we invest;

•	potential conflicts of interest involving members of our board and senior management and our significant shareholders;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;

•	vessel breakdowns and instances of off-hire; and

•	drybulk shipping market trends, charter rates and factors affecting supply and demand.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, current and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities by us offered by this prospectus as set forth in the applicable prospectus supplement.

We will not receive any proceeds from sales of our common shares by the Selling Shareholders.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information relating to our capitalization.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by us pursuant to this prospectus in one or more offerings, including on any stock exchange, quotation service, market or other trading facility on which our securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise. In addition, the Selling Shareholders, which as used herein includes donees, pledgees, transferees, designees, distributees, or other successors in interest, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, distribution, dividend, or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the common shares offered by the Selling Shareholders pursuant to this prospectus, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

We may sell some or all of our securities offered by us pursuant to this prospectus, and the Selling Shareholders may sell, transfer or otherwise dispose of some or all of our common shares offered by the Selling Shareholders pursuant to this prospectus, through:

•	a distribution by way of a dividend or otherwise to our existing shareholders or existing shareholders of the Selling Shareholders;

•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	broker-dealers, who may agree with us or the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	public or privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

trading plans entered into by us or the Selling Shareholders pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans;

•	any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

We, with respect to the securities offered by us pursuant to this prospectus, and the Selling Shareholders, with respect to the common shares owned by them, may, from time to time, pledge or grant a security interest in some or all such securities or common shares, respectively, and, if we or the Selling Shareholders default in the performance of our secured obligations, the pledgees or secured parties may offer and sell the securities or common shares, as the case may be, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling shareholders to include the donee, pledgee, transferee, designee, distributee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholders also may transfer the common shares owned by them in other circumstances, in which case the donees, transferees, pledgees, designees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities we may, and in connection with the common shares owned by them, the Selling Shareholders may, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities or common shares in the course of hedging the positions they assume. We or the Selling Shareholders may also sell our securities or common shares short and deliver these securities or common shares to close out our or their short positions, or loan or pledge the securities or common shares to broker-dealers that in turn may sell these securities or common shares. We or the Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities or common shares offered by this prospectus, which securities or common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.

The aggregate proceeds to the Selling Shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our securities may be deemed by the Commission to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may therefore be underwriting discounts and commissions under the Securities Act. A selling shareholder who is deemed by the Commission to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Shareholders, or will inform them, that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholders in the market and to the activities of the Selling Shareholders and their respective affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the public offering price of the securities, the names of any underwriters, dealers or agents and any applicable discounts or commission.

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and executive officers, of which we are aware as of December 10, 2020.

Name	No. of Shares		% Owned (1)
Scorpio Holdings Limited	3,107,751	(2)	26.7%
GRM Investments Ltd.	1,825,643	(3)	15.7%
Evermore Global Advisors, LLC *	580,041	(4)	5.0%
Directors and executive officers as a group	902,707	(5)	7.8%

(1)	Calculated based on 11,635,109 common shares outstanding as of December 10, 2020.
(2)

This information is derived from the Schedule 13D/A filed with the Commission on November 27, 2020 by Scorpio Holdings Limited, Scorpio Services Holding Limited, and Ms. Annalisa Lolli-Ghetti. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of Scorpio Holdings Limited. Emanuele Lauro, our Chairman and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Holdings Limited, respectively.

(3)	This information is derived from the Schedule 13G/A filed with the Commission on June 12, 2020.
(4)	This information is derived from the Schedule 13G/A filed with the Commission on January 30, 2020 and has been adjusted to reflect the one-for-ten reverse stock split, effective April 7, 2020.
(5)	Assuming the full exercise of call options on 73,000 common shares.
*	Includes common shares held by funds managed thereby.

As of December 10, 2020, we had 119 shareholders of record, 39 of which were located in the United States and held an aggregate of 11,293,320 of our common shares, representing 97.1% of our outstanding common shares as of that date. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 10,931,810 of our common shares as of December 10, 2020. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

SELLING SHAREHOLDERS

This prospectus relates to, among other things, the proposed sale from time to time of up to an aggregate of 3,107,751 of our common shares (as used in this section, the “Selling Shareholder Shares”) previously acquired by the Selling Shareholders named in the table below. We have filed the registration statement of which this prospectus forms a part, among other reasons, in order to permit the Selling Shareholders to offer the Selling Shareholder Shares for resale or transfer from time to time as set forth above in “Plan of Distribution.”

Scorpio Holdings Limited, a related party to us and member of Scorpio, directly acquired 465,917 of the Selling Shareholder Shares by way of dividend from Scorpio Assets SALT Limited, an indirect wholly-owned subsidiary of Scorpio Holdings Limited and member of Scorpio. In addition, Scorpio Holdings Limited may be deemed to be the beneficial owner of the 2,641,834 Selling Shareholder Shares held directly by Scorpio Services Holding Limited, a related party to us and member of Scorpio, which were acquired by Scorpio Services Holding Limited in open market transactions, transactions directly with us, and as consideration for services provided by Scorpio Services Holding Limited.

The following table sets forth certain information regarding the Selling Shareholders and their beneficial ownership of our common shares. The table is based upon information provided by the Selling Shareholders. The table assumes that all the shares being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus, and as a result the actual number of shares that will be held by the Selling Shareholders upon termination of the offering may exceed the minimum number set forth in the table.

Name of Selling Shareholder	Common Shares Beneficially Owned Before Offering (1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Scorpio Holdings Limited (3)	3,107,751	26.7%	3,107,751	0	0%
Scorpio Services Holding Limited (4)	2,641,834	22.7%	2,641,834	0	0%

(1)

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has voting and investment power with respect to all common shares shown as beneficially owned by it.

(2)	Based on 11,635,109 common shares outstanding as of December 10, 2020.
(3)

Scorpio Holdings Limited, is a related party to us and member of Scorpio. Scorpio Holdings Limited may be deemed to be the beneficial owner of the 2,641,834 common shares held by Scorpio Services Holding Limited. In addition, Scorpio Holdings Limited owns 465,917 common shares directly. For more information about our relationship with Scorpio Holdings Limited, please see our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020.

(4)

Scorpio Services Holding Limited is a related party to us and member of Scorpio. Scorpio Services Holding Limited owns 2,641,834 common shares directly. For more information about our relationship with Scorpio Services Holding Limited, please see our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation, as amended (“amended and restated articles of incorporation”), and amended and restated bylaws. Copies of our amended and restated articles of incorporation and amended and restated bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 31,875,000 common shares, par value $0.01 per share, of which 11,635,109 common shares were issued and outstanding as of December 10, 2020 (excluding 1,609,056 treasury shares), and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Share History

In November 2017, in connection with the purchase of three Ultramax vessels, we issued warrants to purchase approximately 160,000 common shares at an exercise price of $81.00 per share to an unaffiliated third party as part of the total consideration paid. The warrants were exercised and we issued the shares in January 2018.

On December 29, 2017, in connection with our purchase of one 2015-built Ultramax vessel, we issued 91,080 common shares, par value $0.01 per share, to the parent of the seller.

On April 7, 2020, our board of directors effected a one-for-ten reverse stock split of our common shares, par value $0.01 per share, and a reduction in the total number of authorized common shares to 31,875,000 shares. The reverse stock split reduced the number of outstanding common shares from approximately 72.5 million shares to approximately 7.2 million shares. Our shareholders approved the reverse stock split and change in authorized common shares at our annual general meeting of shareholders held on April 3, 2020.

In June 2020, we issued approximately 4.7 million common shares, par value $0.01 per share, at $18.46 per share in an underwritten public offering (which includes the exercise in full of the underwriters’ option to purchase additional shares). We received approximately $82.3 million of net proceeds from the issuance. SSH, a Selling Shareholder, purchased 950,000 common shares in the offering at the public offering price.

During the period from January 1, 2020 through December 10, 2020, we issued an aggregate of 425,000 restricted shares to certain of our directors, officers, and employees and SSH employees pursuant to our Equity Incentive Plan, which are subject to certain vesting restrictions. For additional information regarding our Equity Incentive Plan and issuances of common shares thereunder, please see our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020, which is incorporated by reference herein.

In January 2019, our Board of Directors authorized a Securities Repurchase Program to purchase up to an aggregate of $50.0 million of our securities (the “Program”). During the period from October 1, 2020 through December 10, 2020, we repurchased approximately 0.8 million of our common shares under the Program for an aggregate purchase price of approximately $11.3 million (or at an average purchase price of $15.01 per repurchased share), funded from available cash resources. Approximately $38.7 million remains available for further repurchases under the Program.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our amended and restated bylaws require our board of directors to consist of at least one member. Our board of directors currently consists of eight members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each director elected holds office for a three year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal, or the earlier termination of his or her term of office.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation and amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

•

any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•

any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•

any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•

at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of our initial public offering;

•

a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder;

and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•

the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a report under the Exchange Act, that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. We refer to any applicable prospectus supplement, amendment to the registration statement and/or Exchange Act reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are each referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement or a supplemental indenture, if any, relating to such series.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued and that each indenture will provide that debt securities may be issued in one or more series.

We expect that the subsequent filings related to a series of offered debt securities will describe the following terms of the series:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•

any period or periods during which, and the price or prices at which, we will have the option to or be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to such redemption or repurchase;

•	any optional or mandatory sinking fund provisions;

•	any conversion or exchangeability provisions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to the applicable subsequent filings for the particular terms and provisions of the debt securities offered by any prospectus supplement.

Senior Debt Securities

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsubordinated debt.

Subordinated Debt Securities

We may issue subordinated debt securities under a subordinated debt indenture. These subordinated debt securities would rank subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable prospectus supplement.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.

Additionally, certain changes under each indenture will not require the consent of any holders. These types of changes are generally limited to clarifications of ambiguities, omissions, defects and inconsistencies in each indenture and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under each indenture, such as adding security, covenants, additional events of default or successor trustees.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually, after debt securities are issued under that indenture, with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of each indenture will provide us with the right to omit complying with specified covenants and specified events of default described in a subsequent filing upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that to exercise this right we will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Form of Debt Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC’s nominee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. We expect that such terms will include, where applicable:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either a senior indenture or subordinated indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares, rights or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units. We expect that such terms will include, among others:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, common shares and/or rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAX CONSIDERATIONS

Our Annual Report on Form 20-F filed with the Commission on April 2, 2020, as updated by annual and other reports and documents that we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income and Marshall Islands tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income and Marshall Islands tax considerations relating to the securities covered by such prospectus supplement.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$60,019
FINRA fees	$		*

Legal fees and expenses	$		*

Accounting fees and expenses	$		*

NYSE Supplemental Listing Fee	$		*

Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus forms a part.

SELECTED FINANCIAL DATA

On April 7, 2020, our board of directors effected a one-for-ten reverse stock split of our common shares. On a pre-split basis, we had 72,482,958, 71,217,258 and 74,902,364 common shares outstanding at December 31, 2019, 2018 and 2017, respectively, and on a post-split basis we had 7,248,180, 7,121,726, and 7,490,236 common shares outstanding at December 31, 2019, 2018 and 2017, respectively. The following selected financial data is based on common stock and per share data from our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on April 2, 2020, as retrospectively adjusted to reflect the reverse stock split.

	Year Ended December 31,
	2019	2018	2017
Dollars in thousands, except per share data
Consolidated Statement of Operations Data:
Total vessel revenue	$224,579	$242,502	$162,205
Net income (loss)	$44,654	$(12,698)	$(59,726)
Basic weighted average shares outstanding	6,809	7,183	7,179
Diluted weighted average shares outstanding	6,953	7,183	7,179
Basic earnings (loss) per share	$6.56	$(1.77)	$(8.32)
Diluted earnings (loss) per share	$6.42	$(1.77)	$(8.32)

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements of the Company and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Scorpio Tankers Inc. incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit given on the authority of said firm as experts in auditing and accounting.

The industry-related discussions contained in the section “Item 4. Information on the Company—B. Business Overview—Industry and Market Conditions” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•

Our Report on Form 6-K filed with the Commission on December 11, 2020 containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2020;

•

Our Report on Form 6-K filed with the Commission on each of September 29, 2020, October  2, 2020, October  9, 2020, October  14, 2020, October  16, 2020, October  21, 2020, October  23, 2020, October  29, 2020, November  2, 2020, November  17, 2020, November  27, 2020, November  27, 2020, November  30, 2020, December  1, 2020, December  9, 2020, December  9, 2020, and December 11, 2020, in each case, excluding any commentary of management contained therein.

•

Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on December 10, 2013, including any subsequent amendments or reports filed for the purpose of updating such description

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the Selling Shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

377 9798 5715

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

$200 Million of Common Shares

Eneti Inc.

PROSPECTUS  SUPPLEMENT

                    , 2021

Joint Book-Runners

Citigroup	DNB Markets	BTIG	Nomura

Co-Managers

Clarksons Platou Securities	Fearnley Securities	Kepler Cheuvreux